Exhibit 10.2

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT
Dated as of February 11, 2022
by and between
PARLEX 18 FINCO, LLC,
as Seller,
and
MUFG BANK, LTD., NEW YORK BRANCH,
as Buyer

TABLE OF CONTENTS

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ANNEXES and EXHIBITS
ANNEX I        Names and Addresses for Communications between Parties
ANNEX II        Wire Instructions
EXHIBIT A        Form of Transaction Request
EXHIBIT B        Form of Confirmation
EXHIBIT C        Authorized Representatives of Seller
EXHIBIT D        Underwriting/Due Diligence Checklist
EXHIBIT E        Form of Compliance Certificate
EXHIBIT F        Form of Power of Attorney
EXHIBIT G(A)    Representations and Warranties Regarding Individual Purchased Assets                 Consisting of a Whole Loan
EXHIBIT G(B)    Representations and Warranties Regarding Individual Purchased Assets                 Consisting of a Senior Interest
EXHIBIT G(C)    Representations and Warranties Regarding Individual Purchased Assets                 Consisting of a Mezzanine Loan
EXHIBIT H        Organizational Chart
EXHIBIT I        Form of Redirection Letter
EXHIBIT J        Form of Bailee Letter

EXHIBIT K        Prohibited Transferees

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MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of February 11, 2022, is made by and between PARLEX 18 FINCO, LLC, a Delaware limited liability company, as Seller, and MUFG BANK, LTD., NEW YORK BRANCH, a Japanese banking corporation acting through its New York Branch, as Buyer. Seller and Buyer (each a “Party”) hereby agree as follows.
1.APPLICABILITY
Subject to the terms and conditions of the Program Documents, from time to time during the Availability Period and at the request of Seller, the Parties may enter into transactions (each a “Transaction”) in which Seller agrees to sell, transfer and assign to Buyer certain Eligible Assets and all related rights in and interests related to such Eligible Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Eligible Assets, with a simultaneous agreement by Buyer to transfer to Seller and Seller to repurchase such Eligible Assets in a repurchase transaction at a date not later than the applicable Repurchase Date for such Eligible Assets, against the transfer of funds by Seller representing the Repurchase Price for such Eligible Assets.
2.DEFINITIONS
“1933 Act” shall mean the Securities Act of 1933, as amended.
“1934 Act” shall have the meaning specified in Section 24(a) of this Agreement.
“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.
“Accepted Servicing Practices” shall have the meaning given to such term (or any similar or substitute term) in the related Servicing Agreement.
“Account Bank” shall mean PNC Bank, National Association, or any successor Account Bank appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).
“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Agreement” shall mean this Master Repurchase Agreement and Securities Contract, dated as of February 11, 2022, by and between Seller and Buyer, including any applicable annexes, exhibits and schedules hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Alternative Rate” shall have the meaning specified in the Fee Letter.
“Alternative Rate Transaction” shall mean, with respect to any Pricing Rate Period, any Transaction with respect to which the Pricing Rate for such Pricing Rate Period is determined with reference to the Alternative Rate.
“Alternative Spread” shall have the meaning assigned to such term in the Fee Letter.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the PATRIOT Act; Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transaction Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Applicable Spread” shall have the meaning assigned to such term in the Fee Letter.
“Appraisal” shall mean a FIRREA-compliant appraisal of the related Mortgaged Property from an Independent Appraiser addressed to Seller or Buyer (and if not addressed to Buyer, such Appraisal shall include reliance language running to the benefit of the addressee’s successors and/or assigns), and reasonably satisfactory to Buyer.
“Appraised Value” shall mean the as-is value of the underlying Mortgaged Property relating to a Purchased Asset, as determined by Buyer based on the most recent Appraisal delivered by Seller or obtained by Buyer pursuant to the terms of this Agreement.
“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.
“Assignee” shall have the meaning specified in Section 19(c) of this Agreement.
“Assignment of Leases” shall mean, with respect to any Mortgaged Property, an assignment of leases under the related Mortgage, or a separate assignment of leases, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases.
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.
“Authorized Representative of Seller” shall mean each of the natural persons listed on Exhibit C, as such Exhibit C may be updated by Seller by written notice to Buyer.
“Availability Period” shall mean the one year period from the Closing Date to the first anniversary of the Closing Date (as such period may be extended pursuant to Section 3(d) of this Agreement).
“Availability Period Extension Conditions” shall have the meaning specified in Section 3(d) of this Agreement.
“Bailee” shall mean Ropes & Gray LLP or any other law firm reasonably acceptable to Buyer that has delivered at Seller’s request a Bailee Letter with respect to any Purchased Asset.
“Bailee Letter” shall mean a letter from Seller and acknowledged by Bailee and Buyer substantially in the form attached hereto as Exhibit J, pursuant to which the Bailee (i) agrees to issue a Bailee Trust Receipt upon taking possession of the Purchased Asset Documents identified in such Bailee Letter, (ii) confirms that it is holding the Purchased Asset Documents as bailee for the benefit of Buyer under the terms of such Bailee Letter, and (iii) agrees that it shall deliver such Purchased Asset Documents to the Custodian, or as otherwise directed by Buyer in writing, by not later than the fifth (5th) Business Day following the Purchase Date for the related Purchased Asset.
“Bailee Trust Receipt” shall mean a trust receipt issued by Bailee to Buyer in accordance with and substantially in the form contained in Exhibit J confirming the Bailee’s possession of the Purchased Asset Documents listed thereon.
“Bankruptcy Code” shall mean Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.
“Benchmark” shall mean, initially, Term SOFR; provided that if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark or with respect to any Transaction, as applicable, then “Benchmark” shall mean, with respect to such then-current Benchmark or with respect to any applicable Transaction, as applicable, the related Benchmark Replacement. Notwithstanding the foregoing, if any setting of any Benchmark as provided above would result in such Benchmark setting being less than the applicable Benchmark Floor, such setting of such Benchmark shall instead be deemed to be such Benchmark Floor.
“Benchmark Floor” shall mean the greater of (a) 0.00% and (b) such higher amount as may be specified with respect to any Transaction in the related Confirmation.
“Benchmark Replacement” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the sum of (a) the alternate benchmark rate that has been selected by Buyer giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for U.S. dollar-denominated commercial mortgage loan repurchase facilities or other similar agreements at such time and (b) the Benchmark Replacement Adjustment; provided, that such Unadjusted Benchmark Replacement is consistent with the benchmark rate selected by Buyer in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right. Notwithstanding the foregoing, if any setting of the Benchmark Replacement as provided above would result in such Benchmark Replacement setting being less than the applicable Benchmark Floor, such setting of the Benchmark Replacement shall instead be deemed to be such Benchmark Floor.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark under the terms of this Agreement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to, but in no event greater than the spread adjustment or method for calculation in effect under, (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated commercial mortgage loan repurchase facilities at such time; provided, that such Benchmark Replacement Adjustment is consistent with the spread adjustment or method for calculating or determining such spread adjustment selected by Buyer for replacement of such Benchmark with the related Unadjusted Benchmark Replacement in its other commercial mortgage loan repurchase facilities with similarly situated counterparties and wherein Buyer has a similar contractual right.
“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark or Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Pricing Rate Period”, “Pricing Rate Determination Date”, “Reference Time”, “SOFR Based Transaction”, “Term SOFR” and any similar defined term in this Agreement, provisions with respect to timing and frequency of determining rates and making payments of interest or price differential, timing of transaction requests, future advance requests, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, the formula for calculating any benchmark rate (including, without limitation, SOFR and Term SOFR), the formula, methodology or convention for applying the successor Benchmark Floor to any benchmark rate (including, without limitation, SOFR and Term SOFR) and other technical, administrative or operational matters) that Buyer decides, after consultation with Seller, may be appropriate to reflect the adoption and implementation of such Benchmark or Benchmark Replacement, as applicable, and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Benchmark or Benchmark Replacement, as applicable, exists, in such other manner of administration as Buyer decides, after consultation with Seller, is reasonably necessary in connection with the administration of this Agreement and the other Program Documents).
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or
(2)in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative or to be non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” shall mean, with respect to any applicable Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or
(3)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) during which Buyer determines in good faith that (a) adequate and reasonable means do not exist for ascertaining such Benchmark (including, without limitation, if the Benchmark (or the published component used in the calculation thereof) is Term SOFR, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) it is unlawful to accrue Price Differential based on such Benchmark or to otherwise use such Benchmark to determine the applicable Price Differential due for any Pricing Rate Period.
“Beneficial Ownership Rule” shall mean 31 C.F.R. § 1010.230.
“BHC Act Affiliate” shall mean, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.
“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day in which the New York Stock Exchange or the Federal Reserve Bank of New York or banks in the States of New York, Kansas or Minnesota are authorized or obligated by law, regulation or executive order to be closed.
“Buyer” shall mean MUFG Bank, Ltd., New York Branch, or any successor or permitted assign.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person that is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Change in Law” shall have the meaning assigned to such term in Section 3(i) of this Agreement.
“Change of Control” shall mean the occurrence of any of the following events:
(i)Guarantor, without the prior written approval of Buyer, ceases to own and Control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller or Pledgor,
(ii)Pledgor, without the prior written approval of Buyer, ceases to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Seller,
(iii)with respect to Guarantor, a transfer of all or substantially all of Guarantor’s assets (other than any securitization transaction or any repurchase or similar transactions in the ordinary course of Guarantor’s business),
(iv) the consummation of a merger or consolidation of the Guarantor with or into another entity or any other reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were holders of such Capital Stock in the Guarantor immediately prior to such merger, consolidation or other reorganization; or
(v) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors of more than twenty percent (20%), other than Controlled Affiliates, related funds of The Blackstone Group L.P. or to the extent such interests are obtained through a public market offering or secondary market trading.
“Closing Date” shall mean the date first written above.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Collateral” shall mean all of the property pledged pursuant to Sections 6(a) and 6(d) of this Agreement.
“Confirmation” shall have the meaning specified in Section 3(b) of this Agreement.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Control” shall mean, with respect to any Person, the direct or indirect power to direct or cause the direction of the management and policies of such Person, including investment decisions, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Credit Risk Asset” shall mean, at any time, any Purchased Asset as to which Buyer shall have concluded in its commercially reasonable discretion that a material default under the related Purchased Asset Documents is impending and shall have notified Seller that Buyer has arrived at such conclusion; provided, that (x) Buyer shall consult with Seller prior to arriving at a conclusion that a material default under the related Purchased Asset Documents is impending and (y) notwithstanding the foregoing, any Non-Performing Asset as to which the Market Value is less than par shall not be eligible to be designated as a Credit Risk Asset.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of February 11, 2022, by and among Custodian, Seller and Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Custodian” shall mean U.S. Bank National Association, or any successor Custodian appointed by Buyer with the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” shall have the meaning assigned to such term in the Fee Letter.
“Default Rights” shall have the meaning assigned to such term in Section 34(b) of this Agreement.
“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
“Diligence Material” shall mean, collectively, (i) the Underwriting/Due Diligence Package furnished by or on behalf of Seller to Buyer and (ii) any other diligence materials delivered by or on behalf of Seller to Buyer in connection with Buyer’s review of any New Asset, whether pursuant to a Supplemental Due Diligence List or otherwise.
“Diversity Threshold Condition” shall mean, on any date of determination commencing on the first anniversary of the Closing Date and thereafter, the condition that shall be deemed to have occurred and be continuing at any time fewer than four (4) Purchased Assets are then subject to Transactions.
“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Due Diligence Representations” shall mean the following representations and warranties set forth on Exhibit G: (A)(12), (A)(13), (A)(15), (A)(16), (A)(26), (A)(27), (A)(35)(f), (A)(36), (A)(37), (A)(39), (A)(42) (with respect to the last sentence only), (B)(7), (B)(9), (C)(8), (C)(9),

(C)(11), (C)(12), (C)(20), (C)(21), (C)(27)(f), (C)(28), (C)(29), (C)(31) and (C)(34) (with respect to the last sentence only).
“Early Repurchase Date” shall have the meaning specified in Section 3(c)(ii) of this Agreement.
“Effective Purchase Price Percentage” shall mean, on any date of determination, with respect to each Purchased Asset, the quotient of (x) the outstanding Purchase Price of such Purchased Asset divided by (y) the Market Value of such Purchased Asset.
“Eligibility Requirements” shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $650,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning (including indirectly through REMIC bonds and/or securitizations) commercial real estate loans or interests therein (including, without limitation, A-notes, B-notes, participations and mezzanine loans with respect to commercial real estate) or owning and operating commercial properties.
“Eligible Asset” shall have the meaning specified in the Fee Letter.
“Eligible Assignee” shall mean (a) any Person which (i) is a Qualified Transferee and (ii) is not (A) a Prohibited Transferee, (B) a Mortgagor or (C) an Affiliate of a Mortgagor.
“Eligible Held Asset” shall have the meaning assigned to such term in Section 13(a) of this Agreement.
“Eligible Participation Interest” shall mean an interest in a performing Whole Loan as identified by Seller to Buyer from time to time
(a)which, if the majority economic interest in the Whole Loan is a Purchased Asset, represents a controlling position in such Purchased Asset as reasonably determined by Buyer,
(b)as to which the companion participation interest which is not a Purchased Asset is owned by an Affiliate of Guarantor and is serviced by the Servicer,
(c)which is senior to or pari passu with all other interests in such Purchased Asset,
(d)which is issued pursuant to a participation agreement acceptable to Buyer in its sole and absolute discretion exercised in good faith and is represented by a physical participation certificate which is held by Custodian pursuant to the Custodial Agreement, and
(e)which vests the holders thereof with approval or veto rights over customary major decisions concerning such Whole Loan acceptable to Buyer;
provided, that notwithstanding the failure of a Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Purchase Price adjustments as Buyer may require, designate in writing any such non-conforming Purchased Asset as an Eligible Participation Interest, which designation (1) may include a temporary or permanent waiver of one or more Eligible Participation Interest requirements, and (2) shall not be deemed a waiver of the requirement that all other Purchased Assets must be Eligible Assets (including any Purchased Assets that are similar or identical to the Purchased Asset subject to the waiver).

Once an Eligible Participation Interest is proposed by Seller and determined to be acceptable for a Transaction by Buyer and becomes a Purchased Asset that is a Senior Interest on a Purchase Date, such Purchased Asset shall be treated as a Purchased Asset for all purposes of this Agreement and shall be subject to all provisions of this Agreement related to Purchased Assets in the same manner as all other Purchased Assets.
“Environmental Condition” shall have the meaning specified in Exhibit G.
“Environmental Law” shall mean, any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Seller is a member.
“ESA” shall have the meaning specified in Exhibit G.
“Event of Default” shall have the meaning specified in Section 14(a) of this Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to the Transactions pursuant to a law in effect on the date on which Buyer (A) acquires an interest in the Transactions or (B) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 30 of this Agreement, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its lending office, (iii) Taxes attributable to Buyer’s failure to comply with Section 30(e) of this Agreement, (iv) any U.S. federal withholding Taxes imposed under FATCA and (v) U.S. federal backup withholding Taxes.

“Facility Amount” shall have the meaning assigned to such term in the Fee Letter.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code.
“FDIA” shall have the meaning specified in Section 23(c) of this Agreement.
“FDICIA” shall have the meaning specified in Section 23(d) of this Agreement.
“Fee Letter” shall mean the Fee Letter, dated as of the date hereof, between Buyer and Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“Fitch” shall mean Fitch Ratings, Inc. or its successor in interest.
“Foreign Buyer” shall mean Buyer or any permitted assignee of Buyer that is not a U.S. Buyer.
“Fundamental Representations” shall mean all representations and warranties set forth on Exhibit G which are not Due Diligence Representations.
“Future Funding” shall mean any additional advance under a Future Funding Eligible Asset that is funded by Seller.
“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(i).
“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(i).
“Future Funding Eligible Asset” shall mean any Eligible Asset with respect to which less than the full principal amount is funded at origination and Seller is obligated, subject to the satisfaction of certain conditions precedent under the related Purchased Asset Documents, to make additional advances to the Mortgagor and which is identified as a “Future Funding Eligible Asset” in the related Confirmation. For the avoidance of doubt, Seller shall at all times prior to Buyer’s exercise of remedies in respect of such Future Funding Eligible Asset pursuant to Section 14(b) remain solely liable for any additional advances required to be made in connection with any Future Funding Eligible Asset vis-à-vis the Mortgagor and Buyer shall be under no obligation vis-à-vis the Mortgagor to make any additional advances under a Future Funding Eligible Asset until such exercise of remedies which results in Buyer or an Affiliate being the record holder of the Purchased Asset.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Government Lists” shall mean (a) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of OFAC that Buyer notifies Seller in writing is now included in “Government Lists,” (c) any similar lists maintained by (i) the United States Department of State, (ii) the United States Department of Commerce, (iii) any other U.S. Governmental Authority, or (iv) the European Parliament or the Council of the European Union (to the extent publicly available) or (d) any similar lists maintained pursuant to any Executive Order of the President of the United States of America that Buyer notifies Seller in writing is now included in “Government Lists.”
“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, board, bureau, commission, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Ground Lease” shall mean a ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property, together with any estoppels, waivers or other agreements executed and delivered by the ground lessor in favor of the lender under the related Purchased Asset.
“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.
“Guaranty” shall mean the Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Hazardous Material” shall mean any substance defined, listed, or regulated as a “hazardous substance,” “toxic substance,” “hazardous waste,” “dangerous preparation” or “dangerous substance” or any other term of similar import under any Environmental Law.
“Income” shall mean with respect to any Purchased Asset, all of the following (in each case to the extent due and payable to Seller under the Purchased Asset Documents and with respect to the entire par amount of the related Whole Loan, Mezzanine Loan or Senior Interest, as applicable, represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Purchased Asset): all Principal Payments, interest payments and all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, interest payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Purchased Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Purchased Asset Documents.
“Indemnified Amounts” shall have the meaning specified in Section 27 of this Agreement.
“Indemnified Parties” shall have the meaning specified in Section 27 of this Agreement.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller or Guarantor under any Program Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Independent Appraiser” shall mean an independent professional real estate appraiser who is a MAI Designated member in good standing of the Appraisal Institute, and, if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five years experience in the subject property type.
“Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Global Securitization Services LLC, Stewart Management Company, Wilmington Trust Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company that provides professional independent managers and other corporate services in the ordinary course of its business and which is reasonably approved by Buyer, is not an Affiliate of Seller, and has never been, and will not while serving as Independent Manager be, any of the following:
(i)    a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of Seller or any of Seller’s equityholders or Affiliates (other than as an independent manager, director or non-economic “springing” member of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a special purpose bankruptcy remote entity);
(ii)    a creditor, supplier or service provider (including provider of professional services) to Seller or any of Seller’s equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers or independent directors and other corporate services and that also provides lien search and other similar services to Seller or any of its equityholders or Affiliates in the ordinary course of business);
(iii)    a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or
(iv)    a Person that Controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the independent manager or independent director of a “special purpose entity” affiliated with Seller shall not be disqualified from serving as the Independent Manager of Seller;

provided that the fees that such natural person earns from serving as an independent manager or independent director of such Affiliates of Seller in any given year constitute, in the aggregate, less than five percent (5%) of such individual’s annual income for that year. The same natural persons may not serve as the Independent Manager of Seller and, at the same time, serve as an independent director or independent manager of an equityholder or member of Seller, unless such individual is a professional Independent Manager and such individual otherwise complies with the requirements of the previous sentence.
“Insolvency Event” shall mean, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain undismissed, unstayed and in effect for a period of sixty (60) days, (ii) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (iii) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (iv) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (v) the making by such Person of any general assignment for the benefit of creditors, (vi) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (vii) the failure by such Person generally to pay its debts as they become due, or (viii) the taking of action by such Person in furtherance of any of the foregoing.
“Insolvency Laws” shall mean, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.
“Insurance Rating Requirements” shall have the meaning specified in Exhibit G.
“Knowledge” shall mean, whenever in this Agreement or any of the Program Documents, or in any document or certificate executed on behalf of any Person pursuant to the Program Documents, reference is made to the knowledge of any such Person (whether by use of the words “knowledge” or “know”), as of any date of determination, the then-current actual (as distinguished from imputed or constructive) knowledge of (i) Katharine Keenan, Michael Henry, Robert Sitman or their respective replacements or (ii) any asset manager at The Blackstone Group L.P., or any employee with a title equivalent or more senior to that of “principal” within The Blackstone Group L.P., in each case, responsible for the origination or acquisition, as applicable, underwriting, servicing or sale of the relevant Purchased Asset.
“Last Endorsee” shall have the meaning specified in Section 7(b)(i) of this Agreement.
“Lead Participant” shall have the meaning specified in Exhibit G.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Seller, any Purchased Asset or any Mortgaged Property or any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialman’s and other similar liens and encumbrances.
“Manager Affiliate Information” shall mean information that (i) relates to any Purchased Asset with respect to which the related Mortgagor or any of its beneficial owners is an Affiliate of BXMT Advisors, L.L.C., a Delaware limited liability company (or any successor investment manager of Guarantor that is Controlled by The Blackstone Group Inc.), and (ii) Seller or Guarantor obtains as a result of its affiliation with such Mortgagor or beneficial owner prior to the provision thereof to the lenders under the related Purchased Loan Documents in accordance with the terms thereof.
“Margin Excess” shall mean, on any date, with respect to any Purchased Asset (other than a Non-Performing Asset or a Significantly Impaired Asset), the positive difference between (a) the product of (i) the Purchase Price Percentage of such Purchased Asset multiplied by (ii) the Market Value of such Purchased Asset, and (b) the outstanding Purchase Price of such Purchased Asset.
“Margin Excess Advance” shall have the meaning specified in Article 3(e)(ii).
“Margin Excess Request” shall have the meaning specified in Article 3(e)(ii).
“Market Material Adverse Change” shall mean any of the following: (i) a general suspension of trading on major stock exchanges, (ii) as Buyer may determine in its sole and absolute discretion, the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (iii) a repeal of §§ 362(b) or 555 of the Bankruptcy Code, or (iv) a material adverse modification of (a) the definition of “securities contract” as contemplated by § 741 of the Bankruptcy Code, (b) the “safe harbor” or other provisions of §§ 362(b), 546(e), 555 or 561 of the Bankruptcy Code, or (c) any defined terms used in such sections of the Bankruptcy Code that would alter the scope or meaning of such sections.
“Market Value” shall have the meaning specified in the Fee Letter.
“Material Adverse Change” shall mean a material adverse change in or to (i) the property, business, operations or financial condition of Seller, Guarantor and Pledgor, considered as a whole, (ii) the ability of Seller, Guarantor, or Pledgor to perform its obligations under any of the Program Documents to which it is a party, (iii) the validity, legality or enforceability of any Program Document, Purchased Asset Document, Purchased Asset or security interest granted hereunder or thereunder, (iv) the rights and remedies of Buyer or any Indemnified Party under any Program Document, Purchased Asset Document or Purchased Asset or (v) the perfection or priority of any Lien granted under any Program Document or Purchased Asset Document.
“Material Modification” shall mean any material extension, amendment, waiver, termination, rescission, cancellation, release or other material modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset or Purchased Asset Document that:
(i)    reduces the principal amount of the Purchased Asset in question other than (1) with respect to a dollar-for-dollar principal payment or (2) reductions of principal to the extent of deferred, accrued or capitalized interest added to principal which additional amount subsequently reduced was not taken into account by Buyer in determining the related Purchase Price,
(ii)    increases the principal amount of a Purchased Asset other than (a) increases which are derived from accrual or capitalization of deferred interest which is added to principal or protective advances or (b) increases resulting from future fundings made pursuant to the Purchased Asset Documents,
(iii)    modifies the amount or timing of any regularly scheduled payments of principal and non-contingent interest of the Purchased Asset in question, provided, however, that Seller may, without the consent of Buyer change the scheduled payment date of a Purchased Asset within any given calendar month,
(iv)    changes the frequency of scheduled payments of principal and interest in respect of a Purchased Asset,
(v)    subordinates the lien priority of the Purchased Asset in question or the payment priority of the Purchased Asset in question other than subordinations required under the then existing terms and conditions of the Purchased Asset in question (provided, however, the foregoing shall not preclude the execution and delivery of subordination, nondisturbance and attornment agreements with tenants, subordination to tenant leases, easements, servitudes, plats of subdivision and condominium declarations, conditions, covenants and restrictions and similar instruments which in the commercially reasonable judgment of Seller do not materially adversely affect the rights and interest of the holder of the Purchased Asset in question),
(vi)    releases any collateral for the Purchased Asset in question other than releases required under the then existing Purchased Asset Documents or releases in connection with eminent domain or under threat of eminent domain,
(vii)    waives, amends or modifies any cash management or reserve account requirements of the Purchased Asset other than changes required under the then existing Purchased Asset Documents,
(viii)    waives any due-on-sale or due-on-encumbrance provisions of the Purchased Asset in question other than waivers required to be given under the then existing Purchased Asset Documents, or
(ix)    waives, amends or modifies the underlying insurance requirements of the Purchased Asset;
provided, however, that this definition of “Material Modification” shall not include any of the foregoing actions: (a) to the extent that the relevant action relates to the amendment or correction of a manifest or typographical error or is of an administrative nature; (b) that is required by law; (c) that Seller is required to take pursuant to the terms of the Purchased Asset Documents or (d) to the extent that such actions are taken by Seller in connection with a Replenishment.
“Maximum Purchase Price” shall have the meaning specified in the Fee Letter.
“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.

“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Whole Loan which is a Purchased Asset.
“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.
“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.
“Moody’s” shall mean Moody’s Investors Service, Inc., or its successor in interest.
“Mortgage” shall mean the mortgage, deed of trust, deed to secure debt or other similar instrument, creating a valid and enforceable first lien on or a first priority ownership interest in the Mortgaged Property.
“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.
“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note.
“Mortgagee” shall mean the record holder of a Mortgage Note secured by a Mortgage.
“Mortgagor” shall mean the obligor on a Mortgage Note and/or the grantor of the related Mortgage.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and which is covered by Title IV of ERISA.
“New Asset” shall mean an Eligible Asset that Seller proposes to sell to Buyer pursuant to a Transaction.
“Non-Controlling Participation Interest” shall mean an interest in any Whole Loan as proposed by Seller for purchase by Buyer in a Transaction hereunder from time to time which does not represent an Eligible Participation Interest in such Whole Loan, as reasonably determined by Buyer.
“Non-Performing Asset” shall mean any Purchased Asset (i) for which a monetary event of default under the related Purchased Asset Documents beyond any applicable notice or cure period (or, in the case of payments due at maturity, one (1) Business Day beyond any applicable notice or cure period) has occurred and is continuing, (ii)  for which a material non-monetary event of default under the related Purchased Asset Documents beyond any applicable notice or cure period has occurred and is continuing, or (iii) as to whose Mortgagor or guarantor an Insolvency Event has occurred and is continuing.
“OFAC” shall mean the Office of Foreign Assets Control of the United States Treasury Department.
“OFAC Laws” shall mean any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, the International Emergency Economic

Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC) and any similar laws, regulations or orders of the European Union, Her Majesty’s Treasury or the Federal Republic of Germany.
“OFAC Regulations” shall have the meaning specified in Exhibit G.
“Other Connection Taxes” shall mean with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Program Document, or sold or assigned an interest in any Transaction or Program Document).
“Other Participation Interests” shall have the meaning specified in Exhibit G.
“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document or Purchased Asset Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Participant” shall have the meaning specified in Section 19(b)(i) of this Agreement.
“Participant Register” shall have the meaning specified in Section 19(b)(ii) of this Agreement.
“Participation Agreement” shall have the meaning specified in Exhibit G.
“Party” shall have the meaning assigned to it in the opening paragraph of this Agreement.
“Pass-Through LTV” shall have the meaning specified in the Fee Letter.
“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Patriot Act Offense” shall mean any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism or (ii) the Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
“Permitted Encumbrances” shall have the meaning specified in Exhibit G.
“Permitted Liens” shall mean any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (i) Liens for state, municipal, local or other local taxes not yet due and payable, not overdue for more than thirty (30) days or being contested in good faith by appropriate proceedings, (ii) Liens imposed by any Requirement of Law, such as materialman’s, mechanics’, carriers’, workman’s, repairman’s and similar Liens, arising in the ordinary course of business securing obligations that are not overdue for more than, or which have been bonded or otherwise removed of record within, thirty (30) days after Seller receives notice or otherwise obtains Knowledge of the filing of the same, (iii) Liens granted pursuant to or by the Program Documents and (iv) Liens disclosed in any Requested Exceptions Report.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.
“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five (5) year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five (5) year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.
“Plan Party” shall have the meaning specified in Section 22 of this Agreement.
“Pledge Agreement” shall mean the Pledge and Security Agreement, dated as of the date hereof, by Pledgor for the benefit of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Pledgor” shall mean 42-16 Partners, LLC, a Delaware limited liability company.
“PML” shall have the meaning specified in Exhibit G.
“Price Differential” shall mean, with respect to any Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate to the outstanding Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) such date of determination (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).
“Pricing Rate” shall mean for each Pricing Rate Period with respect to any Transaction, an annual rate stated in the related Confirmation and equal to the Benchmark plus the Applicable Spread, for such Pricing Rate Period for such Transaction and shall be subject to adjustment and/or conversion as provided in Sections 3(g), 3(i) and 3(j) of this Agreement; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.
“Pricing Rate Determination Date” shall mean, (a) with respect to any SOFR Based Transaction, the SOFR Based Pricing Rate Determination Date and (b) with respect to any Transaction that is not a SOFR Based Transaction, the date on which the Pricing Rate is to be set, as determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.
“Pricing Rate Period” shall mean, (a) in the case of the first Pricing Rate Period with respect to any Transaction, the period commencing on and including the Purchase Date for such Transaction and ending on and excluding the following Remittance Date and, (b) in the case of any subsequent Pricing Rate Period, the period commencing on and including such Remittance Date and ending on and excluding the following Remittance Date; provided, however, that in no event shall any Pricing Rate Period end subsequent to the Repurchase Date.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received by Account Bank or Buyer in respect thereof and applied as principal toward the Purchase Price of such Purchased Asset pursuant to Section 5.
“Program Documents” shall mean, collectively, this Agreement, the Guaranty, the Fee Letter, the Pledge Agreement, the Repo Collection Account Control Agreement, the Custodial Agreement, the Servicing Agreement, the Redirection Letter (if any), and all Confirmations executed pursuant to this Agreement in connection with specific Transactions.
“Prohibited Transferee” shall have the meaning specified on Exhibit K.
“Purchase Agreement” shall mean each sale and/or contribution agreement pursuant to which the related originator transfers Eligible Assets to Seller.
“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which such Purchased Asset is to be transferred by Seller to Buyer.
“Purchase Price” shall mean, with respect to any Purchased Asset:
(i)    as of the Purchase Date for such Purchased Asset, an amount equal to (A) the lesser of (x) the Market Value for the related Mortgaged Property and (y) the outstanding principal balance of such Purchased Asset multiplied by (B) the related Purchase Price Percentage; and
(ii)    as of any other date, the amount described in the preceding clause (i) (A) reduced by (x) any amount of Purchase Price Margin Deficit transferred to Buyer pursuant to Section 4 with respect to such Purchased Asset, (y) other Principal Payments remitted to the Repo Collection Account and applied in reduction of the Purchase Price of such Purchased Asset by Buyer pursuant to Section 5 and (z) any other payments made by or on behalf of Seller or otherwise applied by Buyer in reduction of the outstanding Purchase Price, in each case before or as of such determination date with respect to such Purchased Asset and (B) increased by the amount of any Future Funding Advance Draws made by Seller pursuant to Section 3(e)(i) any Margin Excess Advances made by Buyer pursuant to Section 3(e)(ii).
“Purchase Price Margin Call” shall have the meaning specified in Section 4(a) of this Agreement.
“Purchase Price Margin Deficit” shall mean on any Business Day with respect to any Purchased Asset subject to a Transaction then outstanding, an amount equal the positive difference, if any, between (i) the Purchase Price for such Purchased Asset and (ii) the Market Value for such Purchased Asset multiplied by the related Purchase Price Percentage.
“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.
“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) for inclusion in the Purchased Asset File for such Purchased Asset pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Asset Schedule” shall have the meaning assigned to such term in the Custodial Agreement.
“Purchased Asset(s)” shall mean (i) with respect to any Transaction, the Eligible Asset or Eligible Assets sold by Seller to Buyer in such Transaction and not repurchased by Seller and (ii) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer and not repurchased by Seller and any additional collateral delivered by Seller to Buyer pursuant to this Agreement, in each case together with all Purchased Asset Documents, Servicing Agreements, Servicing Records, Servicing Rights, insurance relating to any such Eligible Asset, and collection and escrow accounts relating to any such Eligible Asset.
“Qualified Servicing Expenses” shall mean, with respect to any Servicer that is not an Affiliate of Seller, (i) the Servicing Fee and (ii) any expenses payable to such Servicer that are expressly provided for in the related Servicing Agreement, including any such amounts constituting Servicer Income and that are netted by such Servicer out of collections pursuant to such Servicing Agreement.
“Qualified Transferee” shall mean (i) Buyer and any entity Controlled by, Controlling or under common Control with Buyer, or (ii) any one or more of the following:
    (A)    a real estate investment trust, bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan; provided that any such Person satisfies the Eligibility Requirements;
    (B)    an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended; provided that any such Person satisfies the Eligibility Requirements;
    (C)    an institution substantially similar to any of the entities described in clauses (ii)(A), (ii)(B) or (ii)(E) of this definition that satisfies the Eligibility Requirements;
    (D)    any entity Controlled by, Controlling or under common Control with, any of the entities described in clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(E) of this definition;
    (E)    an investment fund, limited liability company, limited partnership or general partnership where an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C) or (ii)(D) of this definition, acts as the general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such investment fund, limited liability company, limited partnership, general partnership or entity are owned, directly or indirectly, by one or more of the following: a Qualified Transferee, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended, and/or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (ii)(E) satisfy the financial tests in clause (i) of the definition of Eligibility Requirements; or

    (F)    any entity that is otherwise a Qualified Transferee under clauses (ii)(A), (ii)(B), (ii)(C), (ii)(D) or (ii)(E) of this definition that is acting in an agency capacity for a syndicate of lenders, provided more than fifty percent (50%) of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Transferees.
For purposes of this definition of “Qualified Transferee” only, “Control” shall mean, when used with respect to any specific Person, the ownership, directly or indirectly, in the aggregate of more than twenty percent (20%) of the beneficial ownership interest of such Person and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled by,” “Controlling” and “under common Control with” shall have the respective correlative meaning thereto.
“Rate Election Notice” shall mean the written notice of the election by Buyer, in its sole discretion, to declare that a “Benchmark Transition Event” shall occur, which Rate Election Notice shall designate the affected Benchmark, the applicable Benchmark Replacement Date and the Benchmark Replacement.
“Redirection Letter” shall mean an irrevocable redirection letter in the form attached as Exhibit I to this Agreement instructing Mortgagor, Servicer or any other Person to pay all amounts payable under the related Purchased Asset to the Repo Collection Account, which Buyer may send to each Mortgagor with respect to each Purchased Asset subject to a Transaction after the occurrence and continuance of an Event of Default.
“Reference Time” shall mean, with respect to any setting of the then-current Benchmark for each Pricing Rate Period, (a) if such Benchmark is Term SOFR, 3:00 p.m. (New York city) time on the SOFR Based Pricing Rate Determination Date and (b) if such Benchmark is not Term SOFR, then the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.
“Related Purchased Asset” shall mean (i) with respect to any Mezzanine Loan which is a Purchased Asset, the related Whole Loan and (ii) with respect to any Whole Loan which is a Purchased Asset, the related Mezzanine Loan (if any).
“Register” shall have the meaning specified in Section 19(e) of this Agreement.
“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Release Price” shall mean, with respect to any Purchased Asset as of the related Repurchase Date, an amount equal to the portion of the Repurchase Price calculated pursuant to clause (i) of the definition thereof.
“REMIC” shall mean a real estate mortgage investment conduit, within the meaning of Section 860D(a) of the Code.
“REMIC Provisions” shall mean the provisions of United States federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through Section 860G of subchapter M of Chapter 1 of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date” shall mean, for each calendar month during the term of this Agreement, the seventeenth (17th) day of such month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as is mutually agreed to by Seller and Buyer.
“Replenishment” shall mean any reallocation pursuant to the related securitization documents of all or any portion of the principal balance of a Purchased Asset which is an Eligible Participation Interest to any other senior pari passu participation interest in the Whole Loan related to such Purchased Asset which other participation interest is included in a securitization transaction.
“Repo Collection Account” shall mean a segregated non-interest bearing account, in the name of Seller, for the benefit of Buyer, established by Buyer at Account Bank, bearing account number 1094659627.
“Repo Collection Account Control Agreement” shall mean the deposit account control agreement, dated as of the date hereof, among Account Bank, Seller and Buyer relating to the Repo Collection Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Repurchase Date” shall mean, with respect to each Purchased Asset, the earliest to occur of (i) the maturity date (or any comparable term) as such term is used and defined in the related Purchased Asset Documents (as the same may be extended from time to time in accordance with the terms of the Purchased Asset Documents and this Agreement), (ii) any Early Repurchase Date or Accelerated Repurchase Date, (iii) the Business Day that is five (5) Business Days following written notice from Buyer requiring the repurchase of a Purchased Asset that is not an Eligible Asset in accordance with Section 3(c)(i) of this Agreement, unless such Purchased Asset is not an Eligible Asset due to the failure to satisfy clause (iii) of the definition of “Eligible Asset”, in which case the Repurchase Date shall be ten (10) Business Days following written notice from Buyer and (iv) the date on which Seller is to repurchase such Purchased Asset as specified in the related Confirmation.
“Repurchase Obligations” shall mean all obligations of Seller to pay the Repurchase Price of each Purchased Asset on the Repurchase Date with respect to such Purchased Asset and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Program Documents, whether now existing or hereafter arising, and all interest and fees that accrue under the Program Documents after the commencement by or against Seller, Guarantor, Pledgor or any Affiliate of Seller, Guarantor or Pledgor of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).
“Repurchase Price” shall mean, with respect to any Purchased Asset, as of any date, an amount equal to the sum of (i) the outstanding Purchase Price as of such date, (ii) the accrued and unpaid Price Differential for such Purchased Asset as of such date and (iii) any accrued and unpaid fees and expenses and indemnity amounts and any other amounts then due from Seller to Buyer, each as of the date of such determination under this Agreement. For the avoidance of doubt, in the event that the Repurchase Price is deposited into the Repo Collection Account, Price Differential shall continue to accrue for purposes of calculating the Repurchase Price up to the date the Buyer receives payment of the Repurchase Price in Buyer’s account.
“Requested Exceptions Report” shall mean, with respect to any proposed Purchased Asset, a list delivered to Buyer as part of the Due Diligence Package containing any and all exceptions to the representations and warranties and any other Eligible Asset criteria contained in this Agreement applicable to such proposed Purchased Asset (or that will be applicable to such proposed Purchased Asset if it becomes a Purchased Asset).
“Required Insurance Amount” shall have the meaning specified in Exhibit G.
“Requirement of Law” shall mean any law, treaty, ordinance, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a division of The McGraw Hill Companies, Inc., a New York corporation, or any successor thereto.
“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.
“Sanctioned Person” shall mean, at any time, (i) any Person currently the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (ii) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (i) above; (iii) that is operating, organized or resident in a Sanctioned Country; (iv) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (v) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country, or (c) a Person resident in a Sanctioned Country, to the extent the target of a sanctions program administered by OFAC.
“Sanctions” shall have the meaning set forth in Section 10(y).
“SEC” shall have the meaning specified in Section 24(a) of this Agreement.
“SEL” shall have the meaning specified in Exhibit G.
“Seller” shall mean Parlex 18 Finco, LLC a Delaware limited liability company.
“Senior Interest” shall mean (a) a senior or pari passu participation interest in a Whole Loan (including Eligible Participation Interests but not including Non-Controlling Participation Interests) (i) that is evidenced by a Senior Interest Note, (ii) that represents an undivided interest in part of the underlying Whole Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Whole Loan which lasts for the same length of time as such Whole Loan, and (iv) as to which there is no guaranty of payments to the holder of the Senior Interest Note or other form of credit support for such payments, or (b) an “A note” in an “A/B structure” in a Whole Loan.

“Senior Interest Note” shall mean (a) the original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of Seller in such form as is acceptable to Buyer in its discretion), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if Seller cannot obtain the original, then a certified copy thereof).

“Servicer” shall mean Midland Loan Services, a Division of PNC Bank, National Association, or any other Servicer mutually agreed upon by Buyer and Seller.

“Servicer Income” shall mean any Income that a Servicer, under the express terms of the Servicing Agreement to which it is a party, is entitled to receive and retain for its own account and is not required to pay over to Seller or Buyer, including, without limitation, any accrued fees due and payable to a Servicer.
“Servicing Agreement” shall mean, with respect to any Servicer, the Servicing Agreement providing for the servicing of Purchased Assets by and among Buyer, Seller and such Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Servicing Fee” shall have the meaning assigned to such term (or any similar or substitute term) in the applicable Servicing Agreement.
“Servicing Records” shall have the meaning specified in Section 29(b) of this Agreement.
“Servicing Rights” shall mean all of Seller’s right, title and interest in and to any and all of the following: (a) any and all rights of Seller to service, collect and or direct Servicer’s actions and decisions with respect to, the Purchased Assets or to appoint (or terminate the appointment of) any third party as servicer of the Purchased Assets; (b) any payments to or monies received by or payable to Seller or any other Person as compensation for servicing the Purchased Assets; (c) any late fees, penalties or similar payments with respect to the Purchased Assets; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of Seller (individually or as servicer) thereunder (including all rights to set the compensation of any third-party servicer); (e) the rights to collect and maintain escrow payments or other similar payments with respect to the Purchased Assets and any amounts actually collected by Seller or any third-party servicer with respect thereto; (f) the rights, if any, to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets; and (g) all rights of Seller to give directions with respect to the management and distribution of any collections, escrow accounts, reserve accounts or other similar payments or accounts in connection with the Purchased Assets, and, in each case, all obligations related or incidental thereto, in each case, subject to the requirements and limitations set forth in the related Servicing Agreement.
“Significantly Impaired Asset” shall mean a Purchased Asset that continues to be a Non-Performing Asset for one hundred eighty (180) or more consecutive days.
“Single-Purpose Entity” shall have the meaning specified in Exhibit G.
“SIPA” shall have the meaning specified in Section 24(a) of this Agreement.
“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Based Pricing Rate Determination Date” shall mean, (a) in the case of the first Pricing Rate Period for any Purchased Asset, two (2) U.S. Government Securities Business Days prior to the related Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) U.S. Government Securities Business Days preceding the first day of such Pricing Rate Period.
“SOFR Based Transaction” shall mean any Transaction for which the Benchmark (or the published component used in the calculation thereof) designated in the related Transaction (or as a result of the occurrence of a Benchmark Transition Event, and the related Benchmark Replacement Date) is Term SOFR.
“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which at least a majority of the shares of stock or other ownership interests having by the terms thereof ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.
“Sponsor Diligence” shall have the meaning specified in Exhibit G.
“Standard Qualifications” shall have the meaning specified in Exhibit G.
“Supplemental Due Diligence List” shall mean, with respect to any New Asset, information or deliveries concerning the New Asset that Buyer shall reasonably request in addition to the Underwriting/Due Diligence Package.
“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which the Collateral is located) survey of a Mortgaged Property prepared by a registered independent surveyor or engineer and in form and content satisfactory to Buyer as of the Purchase Date and the company issuing the Title Policy for such Mortgaged Property.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, the forward-looking term rate based on SOFR with a tenor of one month (the “Term SOFR Reference Rate”) which, with respect to the setting of such rate with respect to each Pricing Rate Period, shall be the Term SOFR Reference Rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) published by the Term SOFR Administrator as of the related Reference Time; provided, however, that if, as of the such Reference Time, the Term SOFR Reference Rate has not been published by the Term SOFR Administrator then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to the related SOFR Based Pricing Rate Determination Date. Notwithstanding the foregoing, if any setting of Term SOFR as provided above would result in such setting being less than the applicable Benchmark Floor, such setting of Term SOFR shall instead be deemed to be such Benchmark Floor.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its reasonable discretion.
“Third Party Participant” shall have the meaning specified in Exhibit G.
“Tier One Step Down Condition” shall mean, on any date of determination, the condition that shall be deemed to have occurred and be continuing at any time more than thirty percent (30%) and up to fifty percent (50%) of the Maximum Purchase Price of the Purchased Assets is attributable to Credit Risk Assets.
“Tier Two Step Down” shall mean application of Income pursuant to Section 5(e)(B).
“Tier Two Step Down Condition” shall mean, on any date of determination, the condition that shall be deemed to have occurred and be continuing at any time more than fifty percent (50%) of the Maximum Purchase Price of the Purchased Assets is attributable to Credit Risk Assets.
“Title Exceptions” shall have the meaning specified in Exhibit G.
“Title Policy” shall have the meaning specified in Exhibit G.
“Transaction” shall have the meaning specified in Section 1 of this Agreement.
“Transaction Conditions Precedent” shall have the meaning specified in Section 3(b) of this Agreement.
“Transaction Request” shall have the meaning specified in Section 3(a) of this Agreement.
“Treasury Regulations” shall have the meaning specified in Exhibit G.
“TRIPRA” shall have the meaning specified in Exhibit G.
“Trust Receipt” shall have the meaning specified in the Custodial Agreement.
“UCC” shall have the meaning specified in Section 6(b) of this Agreement.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Underlying Purchased Asset Reserves” shall mean, with respect to any Purchased Asset, the escrows, reserve funds or other similar amounts properly retained in accounts maintained by Servicer of such Purchased Asset unless and until such funds are, pursuant to the terms of the related Purchased Asset Documents, released or otherwise available to Seller (but not if such funds are used for the purpose for which they were maintained, or if such funds are released to the related Mortgagor in accordance with the relevant Purchased Asset Documents).

“Underwriting/Due Diligence Package” shall mean, with respect to any New Asset, all of the information necessary for Buyer to perform its underwriting and due diligence with respect to any Eligible Asset in a timely fashion. Such information shall include, without limitation, the materials listed on Exhibit D to the extent such materials are applicable to such New Asset and in Seller’s possession or obtainable with de minimis expense.
“U.S. Buyer” shall mean Buyer or any assignee of Buyer that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 30(e)(ii)(B)(III) of this Agreement.
“Whole Loan” shall mean a floating rate whole mortgage loan approved by Buyer in its sole and absolute discretion, that requires current monthly payments.
“Zoning Regulations” shall have the meaning specified in Exhibit G.
3.INITIATION; CONFIRMATION; TERMINATION; FEES; EXTENSIONS
(a)On any day during the Availability Period and as agreed to by Buyer, and subject to the terms and conditions set forth in this Agreement (including, without limitation, the Transaction Conditions Precedent), pursuant to a written request in the form of Exhibit A at the initiation of Seller (each, a “Transaction Request”), Buyer may agree to enter into Transactions. Buyer (as well as its counsel and any third-party due diligence provider) shall have the right to review all Eligible Assets proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such Eligible Assets (including the related Mortgaged Properties and/or with respect to a Senior Interest or Mezzanine Loan, the related Whole Loan) as Buyer determines in its sole and absolute discretion, which due diligence investigation Buyer shall endeavor to complete within ten (10) Business Days of Buyer’s receipt from Seller of all of the following: a Transaction Request, the complete Underwriting/Due Diligence Package, any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List and such other information as may be requested by Buyer with respect to any Transaction. Buyer shall determine in its sole and absolute discretion whether or not it is willing to purchase any or all of the proposed Eligible Assets, and if so, on what terms and conditions (including, without limitation, whether to accept a proposed Eligible Asset as a Future Funding Asset). It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of representations and warranties made by Seller and on the completeness and accuracy of the information contained in the applicable Underwriting/Due Diligence Package and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List, and any incompleteness or inaccuracies in the related Underwriting/Due Diligence Package or any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset(s) from Seller notwithstanding such incompleteness and inaccuracies. Seller shall at all times prior to Buyer’s exercise of remedies in respect of such Future Funding Eligible Asset pursuant to Section 14(b) remain solely liable for any additional advances required to be made in connection with any Future Funding Eligible Asset vis-à-vis the Mortgagor and Buyer shall be under no obligation vis-à-vis the Mortgagor to make any additional advances under a Future Funding Eligible Asset until such exercise of remedies which results in Buyer or an Affiliate being the record holder of the Purchased Asset.
(b)Upon agreeing to enter into a Transaction hereunder, Buyer shall promptly deliver to Seller a written confirmation (in electronic form) in the form of Exhibit B of each Transaction (a “Confirmation”), and provided each of the Transaction Conditions Precedent shall have been satisfied at or prior to the closing of the Transaction as determined by Buyer in its sole and absolute discretion (or affirmatively waived in writing by Buyer, including as set forth in the Confirmation, if any), Buyer shall pay the Purchase Price for such Transaction to Seller by wire transfer of immediately available funds in Dollars in accordance with Section 7(a).
Buyer’s approval of the purchase of an Eligible Asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation. Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible. If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail. The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Purchased Asset shall in no way affect any rights Buyer may have under the Program Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Purchased Asset is not an Eligible Asset.
No Transaction shall be entered into if (i) any Default or Event of Default exists or would exist as a result of such Transaction, (ii) the Purchase Date would be after the end of the Availability Period, (iii) after giving effect to such Transaction, the aggregate Purchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Facility Amount or (iv) any Transaction Conditions Precedent have not been satisfied or waived by Buyer. If at any time the aggregate outstanding Purchase Price exceeds the Facility Amount, Seller shall within three (3) Business Days following Seller’s receipt of written notice from Buyer thereof pay to Buyer an amount necessary to reduce such aggregate outstanding Purchase Price to an amount equal to or less than the Facility Amount (it being understood and agreed that no Exit Fee shall be due or payable in connection with any such payment).
With respect to any Transaction, the Pricing Rate shall be determined initially on the Pricing Rate Determination Date applicable to the first Pricing Rate Period for such Transaction, and shall be reset on each Pricing Rate Determination Date for the succeeding Pricing Rate Period for such Transaction. Buyer or its agent shall determine the Pricing Rate in accordance with the terms of this Agreement on each Pricing Rate Determination Date for the related Pricing Rate Period and notify Seller of such rate for such period on such Pricing Rate Determination Date.
For purposes of this Section 3(b), the “Transaction Conditions Precedent” shall be deemed to have been satisfied with respect to any proposed Transaction if:
(A)Buyer has received all documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may reasonably require (including those listed in the related Confirmation, if any);
(B)no Default or Event of Default in each case under this Agreement shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;
(C)Seller shall have delivered to Buyer all information which Seller believes to be reasonably necessary for Buyer to make an informed business decision with respect to the purchase of such Eligible Asset and Seller shall have certified to Buyer (which can be made via a representation in the related Confirmation) that Seller has no Knowledge of any material information concerning such Eligible Asset which is not reflected in the related Diligence Material or otherwise disclosed to Buyer in writing;
(D)other than Due Diligence Representations with respect to Purchased Assets not subject to the proposed Transaction, the representations and warranties made by each of Seller, Guarantor and Pledgor in the Program Documents to which it is a party shall be true and correct in all material respects as of the Purchase Date for such Transaction (except to the extent such representations and warranties are made as of a particular date and as modified by any Requested Exceptions Report);
(E)with respect to each Eligible Asset proposed to be sold to Buyer in such Transaction, Buyer shall have received: (1) a Transaction Request, (2) a Trust Receipt (or a Bailee Trust Receipt, if applicable) and all other items required to be delivered to Buyer under the Custodial Agreement or Bailee Letter (as applicable), (3) if the originator is an Affiliate of Seller which is not a wholly-owned Subsidiary of Guarantor, a true sale opinion from outside counsel in form and substance reasonably acceptable to Buyer with respect to the transfer of such Purchased Asset to Seller from such Affiliate, (4) a copy of the related Purchase Agreement (if applicable), (5) an Appraisal completed no more than three (3) months prior to the related Purchase Date and (6) the Underwriting/Due Diligence Package (including a copy of Seller’s internal investment committee memo related to such Eligible Asset and any supplemental information furnished by Seller to Buyer pursuant to any Supplemental Due Diligence List);
(F)Servicer has received copies of the Purchased Asset File and any other documents required to be delivered under the Servicing Agreement;
(G)no Market Material Adverse Change shall have occurred;
(H)Seller has paid all fees and expenses then due and payable to Buyer under the Program Documents;
(I)Seller shall have provided for all Underlying Purchased Asset Reserves to be held by Servicer and shall have satisfactorily pledged all Underlying Purchased Asset Reserves relating to such Eligible Asset to Buyer, as determined by Buyer in Buyer’s sole and absolute discretion;
(J)Buyer shall have satisfactorily completed its “know your customer” and OFAC diligence (as to the related Mortgagor, guarantor and all other related parties, as determined by Buyer); and
(K)Buyer shall have (1) determined, in its sole and absolute discretion, that the assets proposed to be sold to Buyer by Seller in such Transaction are Eligible Assets (or agreed in writing to waive any particular eligibility requirements) and (2) obtained satisfactory results of its underwriting review of such Eligible Asset and the related Mortgaged Property (or Mortgaged Properties) performed by Buyer and any third party reviewers engaged by Buyer for such review.
(c)    On the Repurchase Date with respect to a Transaction, termination of such Transaction will be effected by transfer to Seller or its agent of the Purchased Assets relating to such Transaction and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 5 of this Agreement) against the simultaneous transfer of the Repurchase Price with respect to such

Transaction to an account of Buyer. In connection with any such termination of a Transaction pursuant to the preceding sentence, upon its receipt of the Repurchase Price as confirmed by Buyer, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset and the related Collateral, shall authorize Custodian to release to Seller the Purchased Asset Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset by name, Seller may file an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein, and, if requested by Seller, Buyer shall deliver a Buyer’s Release to Seller (or Seller’s designee) releasing, its right, title and interest in such Purchase Asset and the related Collateral. Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer. Any Income with respect to such Purchased Asset received by Buyer after payment in full of the Repurchase Price therefor and any other amounts due hereunder with respect to such Purchased Asset, and the release of such Purchased Asset in accordance with the terms of this Agreement, shall be promptly transferred to Seller. Notwithstanding the foregoing, on or before the Repurchase Date for each Purchased Asset, Seller shall repurchase such Purchased Asset by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations. In addition to the other rights and remedies of Buyer under this Agreement and the other Program Documents, Seller shall repurchase, within five (5) Business Days of its receipt of written notice from Buyer requiring such repurchase, any Purchased Asset that no longer qualifies as an Eligible Asset (unless such Purchased Asset no longer qualifies as an Eligible Asset due to the failure to satisfy clause (iii) of the definition of “Eligible Asset”, in which case Seller shall have ten (10) Business Days to repurchase such Purchased Asset) or cure the condition causing the applicable Purchased Asset to not be an Eligible Asset, by not later than the end of such five (5) Business Day or ten (10) Business Day period, as applicable.
(ii)Except as expressly provided herein, including, without limitation, upon the occurrence and during the continuance of an Event of Default by Seller, no Transaction shall be terminable on demand by Buyer. So long as no Default or Event of Default has occurred and is continuing and no Purchase Price Margin Call is outstanding, Seller shall be entitled to terminate a Transaction on demand, in whole only, and repurchase any or all Purchased Assets subject to such Transaction on any Business Day prior to the Repurchase Date (each, an “Early Repurchase Date”); provided, however, that:
(A)Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Assets no later than three (3) Business Days prior to such Early Repurchase Date (except if such Early Repurchase Date is in connection with curing a Purchase Price Margin Deficit, Default, breach of any representation or warranty in the Program Documents, or in connection with any of the events in Sections 3(f), 3(g), 3(i) or 3(j) having occurred, in which case Seller may repurchase any such Purchased Asset upon written notice delivered to Buyer on the same Business Day);
(B)on such Early Repurchase Date, Seller pays to Buyer the Repurchase Price for such Transaction(s) against transfer to Seller or its agent of such Purchased Asset, all in accordance with Section 3(c)(i); and
(C)in the case of the repurchase of a Whole Loan where the Related Purchased Asset is the subject of a Transaction, the Related Purchased Asset shall simultaneously be repurchased by Seller.
(d)No new Transactions shall be consummated after the end of the Availability Period. Notwithstanding anything contained in this Agreement to the contrary, provided all of the Availability Period Extension Conditions shall have been satisfied in connection with such extension, Buyer may, in its sole and absolute discretion, extend the Availability Period, each for a one (1) year period ending on the one-year anniversary date of the end of the then-current Availability Period (or if such day is not a Business Day, the immediately succeeding Business Day). For purposes of the preceding sentence, the “Availability Period Extension Conditions” shall be deemed to have been satisfied if:
(i)Seller shall have given Buyer written notice, not less than sixty (60) days prior to the applicable Availability Period, of Seller’s desire to extend the Availability Period;
(ii)no Default or Event of Default under this Agreement shall have occurred and be continuing as of the end of the applicable Availability Period;
(iii)Seller, Pledgor, and Guarantor are in compliance in all material respects with all covenants and conditions in the Program Documents as of the end of the applicable Availability Period;
(iv)Excluding any representations and warranties set forth in Exhibit G the representations and warranties made by Seller, Guarantor and Pledgor in the Program Documents, shall be true and correct in all material respects as of the end of the applicable Availability Period;
(v)no Purchase Price Margin Deficit is outstanding; and
(vi)solely with respect to any such extension of the Availability Period to any date occurring on or after February 11, 2026, Seller, at Buyer’s written request in connection with such extension of the Availability Period, executes and delivers (A) any supplements, modifications, addendums, opinions or other documents as Buyer reasonably requests consistent with then-prevailing market custom, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code, including, without limitation, (i) an opinion from counsel to Seller with respect to the applicability of safe harbor treatment under the Bankruptcy Code in a form substantially similar to the opinion delivered by Seller’s counsel on the Closing Date with respect to safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code, with such updates to reflect any changes in the Bankruptcy Code and such other updates as are then customary for such opinions or (ii) a “bring down” of the opinion delivered by Seller’s counsel on the Closing Date with respect to safe harbor treatment for “securities contracts” and “master netting agreements” under the Bankruptcy Code (or in each case, such other form as is reasonably acceptable to Buyer) and (B) such updated information required by Buyer in order to deliver to Seller an amended and restated Confirmation in the form of Exhibit B.
(e)Future Funding Advance Draws; Margin Excess.
(i)Future Funding Advance Draws. In the event that (i) Seller is contractually obligated to make a Future Funding of loan proceeds to the Mortgagor under a Purchased Asset pursuant to the related Purchased Asset Documents and (ii) Buyer has agreed, in its sole discretion as of the Purchase Date for such Purchased Asset or at any time thereafter, to make an additional advance with respect to the Purchase Price of such Purchased Asset, as reflected in the Confirmation, then in connection with making such future funding advance to such Mortgagor, Seller may submit to Buyer a written request (a “Future Funding Advance Draw Request”) requesting that Buyer transfer to Seller cash in an amount that is not less than $250,000 (with respect to one or more future funding advances to the applicable Mortgagor, in the aggregate), and Buyer shall (x) transfer to Seller the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset and the increased principal amount outstanding under the Purchased Asset and accordingly, the increase in Market Value and such other consequential revisions as may be reasonably necessary to reflect the provisions of this Agreement applicable as of such date, in each case, by no later than 2:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Buyer determines in its reasonable discretion that the conditions precedent set forth below are satisfied or will be satisfied contemporaneously with such Future Funding Advance Draw (or, in Buyer’s sole discretion, waived):
(A)no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;
(B)the Future Funding Advance Draw shall not cause the sum of the (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Future Funding Advance Draw), in the aggregate, to exceed the Facility Amount;
(C)the Effective Purchase Price Percentage after giving effect to such Future Funding Advance Draw and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;
(D)there is no Purchase Price Margin Deficit immediately after the Future Funding Advance Draw;
(E)if the Confirmation of the Transaction relating to the applicable Purchased Asset as of the related Purchase Date specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to-value ratio tests as determined by Buyer and Seller), such additional conditions precedent shall be satisfied as of the date of the Future Funding Advance Draw;
(F)Seller shall have delivered evidence reasonably satisfactory to Buyer that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects;
(G)other than representations and warranties set forth in Exhibit G with respect to Purchased Assets not subject to the Future Funding Advance Draw, the representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the date of such Future Funding Advance Draw with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date, and as modified by any Requested Exceptions Report); and

(H)Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller’s possession or reasonably obtainable to Seller at de minimis cost or expense to Seller.
The failure or delay of Seller, on any one or more occasions, to exercise its rights under this Article 3(e)(i) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller to request a Future Funding Advance Draw Request at a later date.
(ii)Margin Excess. With respect to any Purchased Asset, Seller may submit to Buyer a written request, to be delivered no more frequently than five (5) occasions each calendar quarter during the Availability Period (a “Margin Excess Request”), requesting that Buyer make an additional advance (a “Margin Excess Advance”) with respect to one or more Purchased Assets (it being understood and agreed that Seller shall be permitted to make a Margin Excess Request with respect to more than one Purchased Asset on each such occasion) in the amount requested by Seller in such Margin Excess Request that is not less than $250,000 (but not to exceed the Margin Excess for such Purchased Asset). Buyer shall by no later than 5:00 p.m. (New York City time) on the Business Day following the Business Day of Buyer’s receipt of such Margin Excess Request, (x) transfer to Seller the amount of cash requested by Seller, and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset. Buyer’s disbursement of any Margin Excess Advance (if any) shall be subject to satisfaction of the following conditions precedent, as determined by Buyer in its reasonable discretion (or, in Buyer’s sole discretion, waived):
(A)no Default or Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Margin Excess Advance;
(B)the Margin Excess Advance shall not cause (A) the aggregate Purchase Price for all Purchased Assets, plus (B) the requested Purchase Price for any pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (D) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount;
(C)the Effective Purchase Price Percentage after giving effect to such Margin Excess Advance shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;
(D)there is no Purchase Price Margin Deficit immediately prior to and immediately after the Margin Excess Advance;
(E)other than representations and warranties set forth in Exhibit G with respect to Purchased Assets not subject to the Margin Excess Advance, the representations and warranties made by Seller in Article 9 shall be true and correct in all material respects on and as of the date of such Margin Excess Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date, and as modified by an Requested Exceptions Report); and

(F)No Tier Two Step Down Condition is continuing.
(f)Benchmark Replacement.
(i)Notwithstanding anything to the contrary in this Agreement or in any other Program Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred with respect to any Benchmark prior to the Reference Time for any Pricing Rate Determination Date for such Benchmark, the applicable Benchmark Replacement will replace such Benchmark for all purposes under this Agreement or under any other Program Document in respect of such setting and all settings on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Agreement or any other Program Document). Notwithstanding the foregoing, Buyer and Seller may at any time agree to amend and restate any Confirmation with respect to any Transaction to replace the related Benchmark with respect to such Transaction with the applicable Benchmark Replacement.
(ii)In connection with the implementation or administration of any Benchmark or Benchmark Replacement, in connection with any Benchmark Replacement Date or as a result of a Benchmark Unavailability Period, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Seller.
(iii)During a Benchmark Unavailability Period, the component of the Pricing Rate based on the applicable Benchmark shall, during the continuance of such Benchmark Unavailability Period, be replaced with a Benchmark Replacement reasonably determined by Buyer.
(iv)Buyer will promptly notify Seller of (a) any Benchmark Replacement Date, (b) the effectiveness of any Benchmark Replacement Conforming Changes and (c) the effectiveness of any changes to the calculation of the Pricing Rate described in Article 3(f)(iii). For the avoidance of doubt, any notice required to be delivered by Buyer as set forth in this Article 3(f) may be provided, at the option of Buyer (in its sole discretion), in one or more notices and may be delivered together with, or as a part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Buyer pursuant to this Article 3(f), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in Buyer’s sole discretion and without consent from Seller.
(v)Buyer does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the administration, submission or any other matter related to SOFR or Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (b) the composition or characteristics of any such Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to SOFR or Term SOFR (or any other Benchmark) or have the same volume or liquidity as SOFR or Term SOFR (or any other Benchmark), (c) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by Article 3(f) or Article 3(i) including, without limitation, whether or not a Benchmark Transition Event has occurred, whether to declare a Benchmark Transition Event, the removal or lack thereof of unavailable or non-representative tenors of SOFR or Term SOFR (or any other Benchmark), the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required by Article 3(f)(iv) or otherwise in accordance herewith, and (d) the effect of any of the foregoing provisions of Article 3(f) or Article 3(i).
(vi)Other than with respect to Buyer’s obligations and determination standard expressly set forth herein with respect to Benchmark Replacement, Buyer does not warrant or accept responsibility for, and shall not have any liability to Seller hereunder or otherwise for, any loss, damage or claim arising from or relating to (i) the administration of, submission of, calculation of or any other matter related to the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the then-current Benchmark, (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or (iii) any mismatch between the Benchmark or the Benchmark Replacement and any of Seller’s other financing instruments (including those that are intended as hedges).
Buyer agrees to exercise its rights and remedies under this Section 3(f) in a manner substantially similar to Buyer’s exercise of similar remedies in repurchase facility agreements with similarly situated customers where Buyer has a comparable contractual right.
(g)Notwithstanding any other provision herein, if after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Program Documents, (i) the ability of Buyer to enter into new Transactions hereunder and the commitment of Buyer hereunder to continue Transactions shall be canceled, and (ii) the Transactions then outstanding shall be converted automatically to Alternative Rate Transactions on the last day of the then-current Pricing Rate Period or within such earlier period as may be required by law. If any such conversion of a Transaction occurs on a day which is not the last day of the then-current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Section 3(h) of this Agreement. Buyer agrees to exercise its rights and remedies under this Section 3(g) in a manner substantially similar to Buyer’s exercise of similar remedies in repurchase facility agreements with similarly situated customers where Buyer has a comparable contractual right.

(h)Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual, out-of-pocket loss or expense (not to include any indirect or consequential damages or any lost profit or opportunity) (including, without limitation, reasonable actual attorneys’ fees and disbursements of outside counsel) which Buyer sustains or incurs as a consequence of (i) default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(c)(ii) of a termination of a Transaction, (ii) any payment of the Repurchase Price with respect to a Purchased Asset on any day other than a Remittance Date or the Repurchase Date (or the Early Repurchase Date) with respect to such Purchased Asset (including, without limitation, any such actual, out-of-pocket loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from customary and reasonable fees payable to terminate the deposits from which such funds were obtained), (iii) conversion of any Transaction to an Alternative Rate Transaction pursuant to Section 3(g) of this Agreement on a day which is not the last day of the then-current Pricing Rate Period or (iv) any conversion of the Pricing Rate to the Alternative Rate because the Benchmark is not available for any reason on a day that is not the last day of the then-current Pricing Rate Period. A certificate as to such actual costs, losses, damages and expenses, setting forth the calculations therefor shall be prima facie evidence of the information set forth therein in the absence of manifest error.
(i)If after the date of this Agreement the adoption or taking effect of or any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or compliance by Buyer with any request, rule, guideline or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof (each of the foregoing a “Change in Law”):
(i)shall subject Buyer to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to the Program Documents, any Purchased Asset or any Transaction, or on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
(ii)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer which is not otherwise included in the determination of the Benchmark hereunder; or
(iii)shall impose on Buyer (other than Taxes) any other condition;
and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems, in its sole and absolute discretion, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Program Documents in respect thereof; then, in any such case, Seller shall, within five (5) Business Days after written notice from Buyer, pay Buyer any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable. If Buyer becomes entitled to claim any additional amounts pursuant to this Section 3(i), it shall notify Seller in writing of the event by reason of which it has become so entitled. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error. Failure or delay on the part of Buyer to demand compensation under this Section 3(i) shall not constitute a waiver of Buyer’s right to demand such compensation. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all Purchased Assets.

(j)If Buyer shall have determined that the adoption of or any change after the date of this Agreement in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any entity controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital to be held by Buyer in respect of any Transaction hereunder or reducing the rate of return on Buyer’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such entity could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such entity’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall, within five (5) Business Days after written notice from Buyer, pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. In determining any additional amounts due under this Section 3(j), Buyer shall treat Seller in the same manner it treats other similarly situated sellers in facilities with substantially similar assets. A certificate as to the calculation of any additional amounts payable pursuant to this subsection shall be prima facie evidence of such additional amounts in the absence of manifest error. Failure or delay on the part of Buyer to demand compensation under this Section 3(j) shall not constitute a waiver of Buyer’s right to demand such compensation. This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Asset.
(k)On any Business Day during the Availability Period, upon one (1) Business Day’s prior written notice to Buyer, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty; provided, that (x) no such advance notice shall be required with respect to any payment made by Seller to cure a Purchase Price Margin Deficit, Default or Event of Default, (y) each such transfer of cash shall be in a minimum amount equal to $250,000 and (z) Seller shall not be permitted to elect to transfer cash more often than five times in any calendar quarter (it being understood and agreed that Seller shall be permitted to reduce the Purchase Price with respect to more than one Purchased Asset on each such occasion).
4.MARGIN MAINTENANCE
(a)If, on any Business Day with respect to a Non-Performing Asset or a Significantly Impaired Asset, a Purchase Price Margin Deficit is continuing, then Seller shall, within two (2) Business Days after written notice from Buyer (or, if such written notice is received by Seller after 12:00 p.m. New York City time on any Business Day, within three (3) Business Days after written notice from Buyer) (a “Purchase Price Margin Call”), transfer to Buyer immediately available funds in an amount sufficient to cure such Purchase Price Margin Deficit. Any additional cash transferred to Buyer pursuant to this Section 4(a) with respect to the Purchased Assets shall be applied by Buyer, as determined by Buyer in its sole and absolute discretion, to reduce such Purchase Price Margin Deficit.
(b)The failure of Buyer, on any one or more occasions, to exercise its rights under this Section 4, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights under this Section 4 shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. In the event that a Purchase Price Margin Deficit exists, Buyer may retain any funds received by it to which Seller would otherwise be entitled hereunder, which funds shall be applied by Buyer against the Purchase Price of any Purchased Asset(s) for which the related Purchase Price Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing,

Buyer retains the right, in its sole and absolute discretion, to make a Purchase Price Margin Call in accordance with, and subject to, the provisions of this Section 4.
5.INCOME PAYMENTS AND PRINCIPAL PAYMENTS
(a)The Repo Collection Account shall be established by Seller at Account Bank. Buyer shall have sole dominion and control over the Repo Collection Account. All Income (other than Servicer Income) in respect of the Purchased Assets shall be deposited directly into the Repo Collection Account within two (2) Business Days of receipt thereof. All such amounts shall be remitted by Account Bank in accordance with the applicable provisions of Sections 5(c) and 5(d) of this Agreement.
(b)If a Mortgagor, servicer, borrower or other obligor forwards any Income (other than Servicer Income) with respect to a Purchased Asset to Seller or any of its Affiliates rather than directly to the Repo Collection Account, Seller shall (i) make commercially reasonable efforts to cause such Mortgagor, servicer, borrower or other obligor to forward such amounts directly to the Repo Collection Account, (ii) hold such amounts in trust for the benefit of Buyer and (iii) immediately deposit in the Repo Collection Account any such amounts.
(c)Income other than Principal Payments. From the Closing Date, so long as no Tier Two Step Down Condition or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets (other than Principal Payments) received by Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:
(i)first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;
(ii)second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;
(iii)third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;
(iv)fourth, to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit; and
(v)fifth, to remit to Seller the remainder, if any.
(d)Principal Payments. From the Closing Date, so long as no Tier One Step Down Condition, Tier Two Step Down Condition or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets constituting Principal Payments received by Servicer shall be applied by Account Bank on the first (1st) Business Day immediately following the date such Principal Payment was deposited in the Repo Collection Account in the following order of priority:
(i)first, to the extent not paid in full pursuant to clause first of Section 5(c), to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid

Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such date;
(ii)second, to the extent not paid in full pursuant to clause second of Section 5(c), to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding as of such date in respect of the applicable Purchased Asset for which a Principal Payment was received;
(iii)third, to the extent not paid in full pursuant to clause third of Section 5(c), to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;
(iv)fourth, to the extent not paid in full pursuant to clause fourth of Section 5(c), to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit;
(v)fifth, to remit to Buyer, with respect to the applicable Purchased Asset for which a Principal Payment was received, an amount equal to the product of (A) the amount of such Principal Payment multiplied by (B) a percentage equal to the quotient of the outstanding Purchase Price of such Purchased Asset divided by the outstanding principal amount of such Purchased Asset, to be applied to reduce the outstanding Purchase Price of such Purchased Asset;
(vi)sixth, at any time a Diversity Threshold Condition has occurred and is continuing, to remit to Buyer the remainder, such amount to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the Purchased Assets then subject to Transactions as determined by Buyer in its sole and absolute discretion, until the Effective Purchase Price Percentage of the Purchased Assets then subject to Transactions (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Asset) is equal to seventy percent (70%); and
(vii)seventh, to remit to Seller the remainder, if any.
(e)Tier One Step Down Condition and Tier Two Step Down Condition.
(A)    Tier One Step Down Condition. From the Closing Date, so long as no Tier Two Step Down Condition or Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets constituting Principal Payments received by Servicer during the continuance of a Tier One Step Down Condition shall be applied by Account Bank on the first (1st) Business Day immediately following the date such Principal Payment was deposited in the Repo Collection Account in the following order of priority:
(i)first, to the extent not paid in full pursuant to clause first of Section 5(c), to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such date;
(ii)second, to the extent not paid in full pursuant to clause second of Section 5(c), to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of the Purchase Price being reduced as of such date pursuant to clause (v) below;

(iii)third, to the extent not paid in full pursuant to clause third of Section 5(c), to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;
(iv)fourth, to the extent not paid in full pursuant to clause fourth of Section 5(c), to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit;
(v)fifth, to remit to Buyer, with respect to the applicable Purchased Asset for which a Principal Payment was received, an amount equal to the product of (A) the amount of such Principal Payment multiplied by (B) a percentage equal to the quotient of the outstanding Purchase Price of such Purchased Asset divided by the outstanding principal amount of such Purchased Asset, to be applied to reduce the outstanding Purchase Price of such Purchased Asset;
(vi)sixth, to remit to Buyer the remainder, such amount to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the Credit Risk Assets then subject to Transactions until the Effective Purchase Price Percentage of the Purchased Assets then subject to Transactions (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Asset) is equal to seventy percent (70%); and
(vii)seventh, to remit to Seller the remainder, if any.
(B)    Tier Two Step Down Condition. From the Closing Date, so long as no Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Pricing Rate Period occurring during the continuance of a Tier Two Step Down Condition and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:
(i)first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by Servicer), if any, respectively, due and payable on such Remittance Date;
(ii)second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;
(iii)third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;
(iv)fourth, to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit;
(v)fifth, to remit to Buyer, with respect to the applicable Purchased Asset for which a Principal Payment was received, an amount equal to the product of (A) the amount of such Principal Payment multiplied by (B) a percentage equal to the quotient of the outstanding Purchase Price of such Purchased Asset divided by the outstanding principal amount of such Purchased Asset, to be applied to reduce the outstanding Purchase Price of such Purchased Asset;
(vi)sixth, to remit to Buyer the remainder, such amount to be applied on a pari passu and pro rata basis to reduce the outstanding Purchase Price of the Credit Risk Assets then subject to Transactions, until the Effective Purchase Price Percentage of the Purchased Assets then subject to Transactions (calculated on a weighted average basis based upon the outstanding Purchase Price of each individual Purchased Asset) is equal to sixty five percent (65%); and

(vii)seventh, to remit to Seller the remainder, if any.
(f)At any time that an Event of Default shall have occurred and be continuing, all Income in respect of the Purchased Assets received by Servicer during each Pricing Rate Period and on deposit in the Repo Collection Account on the Remittance Date shall be applied by Account Bank on the related Remittance Date in the following order of priority:
(i)first, to remit to (a) Custodian an amount equal to any accrued and unpaid custodial fees and expenses and (b) Account Bank and Servicer an amount equal to the depository fee and any unpaid Qualified Servicing Expenses (to the extent not retained by such Servicer), if any, respectively, due and payable as of such Remittance Date;
(ii)second, to remit to Buyer an amount equal to the Price Differential which has accrued and is outstanding in respect of all Purchased Assets as of such Remittance Date;
(iii)third, to remit to Buyer an amount equal to any unpaid fees, expenses and indemnity amounts due from Seller under the Program Documents;
(iv)fourth, to make a payment to Buyer on account of any uncured Purchase Price Margin Deficit;
(v)fifth, to make a payment to Buyer on account of the Repurchase Price of the Purchased Assets until the Repurchase Price for all Purchased Assets has been reduced to zero; and
(vi)sixth, to remit to Seller the remainder, if any.
(g)All Underlying Purchased Asset Reserves must be held and applied by Servicer in accordance with Section 29 hereof, the Servicing Agreement and the applicable Purchased Asset Documents.
6.SECURITY INTEREST
(a)Other than for U.S. tax purposes, Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets. However, in the event any such Transaction is deemed to be a loan, Seller hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title, and interest in the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located to Buyer to secure the payment and performance of all amounts or obligations owing by Seller to Buyer pursuant to this Agreement and the other Program Documents:
(i)the Purchased Assets, Servicing Agreements, Servicing Records, Servicing Rights, all insurance relating to the Purchased Assets, Underlying Purchased Asset Reserves, any interest rate protection agreements entered into by a Mortgagor in connection with any Purchased Asset, and collection and escrow accounts relating to the Purchased Assets;
(ii)all “general intangibles,” “accounts,” “instruments” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing; and
(iii)all replacements, substitutions or distributions on or proceeds, payments, Income (other than Servicer Income) and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

(b)For purposes of the grant of the security interest pursuant to Section 6 of this Agreement, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements, and (b) Seller shall from time to time take such further actions as may be requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby. Seller hereby irrevocably authorizes Buyer at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto naming Seller as debtor and Buyer as secured party that (1) indicate the Collateral (i) as “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof”, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether Seller is an organization, the type of organization and any organization identification number issued to Seller.
(c)Buyer’s security interest in a Purchased Asset, or the Collateral as a whole, shall terminate only upon (i) in the case of an individual Purchased Asset, the repurchase thereof in accordance with the terms of this Agreement and (ii) in the case of the Collateral as a whole, the repayment in full of all Repurchase Obligations (other than any obligations that expressly survive termination of this Agreement and that are not then due and payable) and the termination of this Agreement and the other Program Documents. Upon any such termination, Buyer shall release its security interest in the Collateral, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return the Purchased Assets and all Purchased Asset Documents (or approve the return by the Custodian, as applicable) to Seller or Seller’s designee.
(d)Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Program Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to the Repo Collection Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to the Repo Collection Account.
7.PAYMENT, TRANSFER AND CUSTODY
(a)On the Purchase Date for each Transaction, ownership of the related Purchased Assets shall be transferred to Buyer or its designee (including Custodian) against the simultaneous transfer of the Purchase Price to an account of Seller specified in the Confirmation relating to such Transaction. If, in any Confirmation or other written instruction to Buyer, Seller requests that funds be sent to an account or recipient other than pursuant to the wire instructions of Seller set forth on Annex II hereto, such Confirmation or other written instruction must be signed by two (2) authorized officers of Seller; provided, however, Buyer shall be under no obligation to determine whether Seller requires more than one (1) signatory for any Confirmation, and Buyer shall have no liability to Seller or any Person arising from a Confirmation that has only one (1) Seller signatory, and Buyer may fully rely on any Confirmation executed and delivered by Seller, regardless of the number of Seller signatories thereto.

(b)On or before such Purchase Date, Seller shall deliver or cause to be delivered to Buyer or its designee the Purchased Asset Schedule. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, on or prior to each Purchase Date with respect to such Purchased Asset, Seller shall deliver or cause to be delivered and released to Custodian the documents consisting of the Purchased Asset File and pertaining to each of the Purchased Assets identified in the Purchased Asset Schedule delivered therewith; provided, however, that Seller shall be permitted to cause a Bailee to execute and deliver to Buyer a Bailee Letter and Bailee Trust Receipt in connection with such Purchased Asset, and Seller shall deliver such Bailee Letter and Bailee Trust Receipt to Buyer on or before such Purchase Date and deliver (or cause to be delivered) such Purchased Asset File to Custodian by the fifth (5th) Business Day after the related Purchase Date; provided, further, that Seller shall deliver a certificate of an Authorized Representative of Seller certifying that any copies of documents delivered represent true and correct copies of the originals of such documents and, if applicable, that the originals of such documents have been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located). The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is for the sole purpose of servicing the related Purchased Asset in accordance with the Program Documents, and such retention and possession by Seller or its designee is in trust only for the benefit of Buyer as the owner thereof. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with the Custodial Agreement. In addition, Seller shall deliver an instruction letter from Seller to Servicer with respect to each Purchased Asset, instructing Servicer to remit all Income to the Repo Collection Account as set forth in Section 5 hereof or as otherwise directed in a written notice signed by Seller and Buyer. Notwithstanding the foregoing, if the Mortgagor under each Purchased Asset or Servicer with respect to each Purchased Asset, as applicable, remits any sums required to be remitted to the holder of each Purchased Asset under the loan documents to Seller or any of its Affiliates, Seller or its Affiliate shall hold such sums in trust for the benefit of Buyer and remit such sums, within two (2) Business Days of receipt, to Servicer for transfer to the Account Bank for deposit in the Repo Collection Account as set forth in Section 5 or as otherwise directed in the written notice signed by Seller and Buyer.
(c)From time to time, Seller shall forward or cause Servicer to forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Custodian shall request pursuant to the Custodial Agreement. For the avoidance of doubt, with respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Custodian a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to Custodian promptly when they are received. With respect to all Purchased Assets delivered by Seller to Custodian on behalf of Buyer, Seller shall execute an omnibus power of attorney substantially in the form of Exhibit F attached hereto irrevocably appointing Buyer its attorney-in-fact with full power following the occurrence and during the continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, to (i) record the Assignment of Mortgage and assignment of assignment of leases and rents and (ii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against such Purchased Assets and the related Purchased Asset Files and the Servicing Records. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) hereof (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer (or its designee) may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) hereof. Buyer shall deposit the Purchased Asset Files representing the Purchased Assets, or direct that the Purchased Asset Files be deposited directly, with Custodian. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. During the continuance of an Event of Default, Buyer may at any time in its sole and absolute discretion record any Assignment of Mortgage and assignment of assignment of leases and rents. Any Purchased Asset Files not delivered to Buyer or its designee (including Custodian) are and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File. The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including Custodian) shall release its custody of the Purchased Asset Files only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets, is in connection with a repurchase of any Purchased Asset by Seller or as otherwise required by law.
8.SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS
Other than for U.S. tax purposes, title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Program Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee, subject, however, to the terms of this Agreement and the Purchased Asset Documents. Buyer or its designee may engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets, all on terms that Buyer may determine; provided, that (i) no such transaction shall affect the obligations of Buyer to transfer the Purchased Assets to Seller on each applicable Repurchase Date; (ii) that Seller shall not be liable for any costs incurred by Buyer in connection with such hypothecation, and (iii) if no Event of Default has occurred and is continuing (x) Buyer may only engage in repurchase transactions with the Purchased Assets with, or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets to, an Eligible Assignee, and (y) Seller shall only be required to interface with MUFG Bank, Ltd. or an Affiliate thereof with respect to this Agreement and the Transactions hereunder and MUFG Bank, Ltd. or an Affiliate thereof shall retain all authority to enforce remedies and provide consents, waivers or approvals (including, without limitation, approving any Eligible Asset as a Purchased Asset or any extension of the Availability Period) under this Agreement and to determine the Market Value for any Purchased Asset under this Agreement. In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets as permitted hereunder, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.
9.RECOURSE
The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, and all other amounts due and obligations owing under this Agreement are full recourse obligations of Seller.
10.REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that as of the Closing Date, as of each Purchase Date for the purchase of any Purchased Assets by Buyer from Seller and as of each date any Transaction is outstanding hereunder:
(a)Organization. Seller is duly formed, validly existing and in good standing under the laws and regulations of the state of Seller’s formation and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted. Seller is duly authorized and has the power to execute and deliver this Agreement, to enter into the Transactions contemplated hereunder and to perform its obligations under this Agreement and the other Program Documents, and it has taken all necessary action to authorize such execution, delivery and performance.
(b)Due Execution; Enforceability; Transactions.
(i)The Program Documents have been duly executed and delivered by Seller for good and valuable consideration. The Program Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.
(ii)Seller will engage in the Transactions contemplated hereunder as principal (or, if agreed in writing, in the form of an annex, exhibit or schedule hereto or otherwise, in advance of any Transactions by the other party hereto, as agent for a disclosed principal), and the person signing this Agreement on its behalf is duly authorized to do so on its behalf (or on behalf of any such disclosed principal).
(c)Non-Contravention; Consents. None of the execution, delivery and performance of the Program Documents, the consummation by Seller of the transactions contemplated by the Program Documents, including the Transactions contemplated hereunder (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Program Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation by which Seller is bound or the rights related to which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Program Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (iv) any applicable Requirement of Law, in the case of the foregoing clauses (ii)-(iv), to the extent that such conflict or breach would have a material adverse effect on Seller’s ability to perform its obligations hereunder. Seller has obtained all necessary authorizations, licenses, permits and other consents from Governmental Authorities required in connection with this Agreement and the Transactions contemplated hereunder, to acquire, own and sell the Purchased Assets and for the performance of its obligations under the Program Documents, and such authorizations, licenses, permits and other consents are in full force and effect.
(d)Litigation; Requirements of Law. Except as otherwise disclosed by Seller to Buyer in writing from time to time, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, Guarantor, Pledgor or any of their respective assets which could reasonably be expected to result in any Material Adverse Change or have an adverse effect on the validity of the Program Documents or the Purchased Assets. Seller is in compliance in all material respects with all Requirements of Law. None of Seller, Guarantor or Pledgor is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.
(e)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Program Documents.
(f)Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Asset by Buyer from Seller, Seller owned such Purchased Asset free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC) other than any Permitted Lien, and Seller is the record and beneficial owner of and has good and marketable title to and the right to sell and transfer such Purchased Asset to Buyer and, upon transfer of such Purchased Asset to Buyer, Buyer shall be the owner of such Purchased Asset free of any adverse claim, subject to the rights of Seller pursuant to the terms of this Agreement. If contrary to the intention of the parties hereto, any Transaction is characterized as a secured financing of the related Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all rights, title and interest of Seller in, to and under the Collateral related to such Purchased Assets to the extent such security interest can be perfected by filing or by delivery to and possession by Custodian, and Buyer shall have a valid, perfected first priority security interest in such Purchased Assets.
(g)No Default. No Event of Default or, to Seller’s Knowledge, Default has occurred and is continuing under or with respect to the Program Documents.
(h)Representations and Warranties Regarding the Purchased Assets; Delivery of Purchased Asset File. With respect to any Purchased Asset, as of the related Purchase Date, date of any Future Funding Advance Draw with respect to such Purchased Asset and date of any Margin Excess Advance with respect to such Purchased Asset, Seller represents and warrants to Buyer that such Purchased Asset conforms to the applicable representations and warranties set forth in Exhibit G, except as disclosed to Buyer in a Requested Exceptions Report. It is understood and agreed that the representations and warranties set forth in Exhibit G as modified by such Requested Exceptions Report, if any, shall survive delivery of the respective Purchased Asset File to Buyer or its designee (including Custodian) to the extent permitted by applicable law. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered under this Agreement and the

Custodial Agreement for such Purchased Asset have been delivered to Buyer or Custodian or Bailee on its behalf. Seller or its designee is in possession of a complete, true and accurate Purchased Asset File with respect to each Purchased Asset, except for such documents the originals of which have been delivered to Custodian and except as disclosed to and approved by Buyer in writing.
(i)Adequate Capitalization; No Fraudulent Transfer. Seller has, as of the Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller is not insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Program Documents within the meaning of the bankruptcy laws or the insolvency laws of any jurisdiction relevant to any such determination in respect of Seller. Seller has not entered into any Program Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor.
(j)Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Program Documents (other than consents, approvals, filings and other actions that have been obtained or made, as applicable).
(k)Ownership. The direct, and to the extent depicted, the indirect, ownership interests in Seller and Pledgor are as set forth on the organizational chart attached hereto as Exhibit H.
(l)Organizational Documents. Seller has delivered to Buyer certified copies of its organizational documents, together with all amendments thereto, if any.
(m)No Encumbrances. Subject to the terms of this Agreement and except for Permitted Liens and Title Exceptions, there are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Assets, and (ii) no agreements on the part of Seller to issue, sell or distribute the Purchased Assets.
(n)Investment Company. None of Seller, Guarantor or Pledgor is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Seller is relying on the exclusion contained in Section 3(c)(5)(C) thereof although there may be additional exclusions or exemptions available to Seller. Seller is not a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(o)Taxes. Seller has filed or caused to be filed all required U.S. federal, state and other material Tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority, except for any such Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Seller’s assets and, to Seller’s Knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges, except for liens with respect to Taxes not yet due and payable or for liens or claims with respect to Taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.
(p)ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.
(q)Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller or, to Seller’s Knowledge, Guarantor or Pledgor unsatisfied of record or docketed in any court located in the United States of America and no Insolvency Event has ever occurred with respect to Seller, Guarantor or Pledgor.
(r)Full and Accurate Disclosure. No information contained in the Program Documents executed and delivered by Seller, Guarantor or Pledgor, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Program Documents, contains any untrue statement of a material fact or, to Seller’s Knowledge, omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
(s)Financial Information. All financial data concerning Seller and Guarantor that has been delivered by or on behalf of Seller and Guarantor to Buyer is true, complete and correct in all material respects and has been prepared in accordance with GAAP to the extent applicable. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller and Guarantor, or in the results of operations of Seller and Guarantor, which change is reasonably likely to result in a Material Adverse Change.
(t)Payment Instructions. On or before the Purchase Date for each Purchased Asset, Seller has instructed the related Mortgagor, borrower or other obligor, as applicable, in writing to pay all amounts due under such Purchased Asset to Servicer.
(u)Notice Address; Jurisdiction of Organization. On the date of this Agreement, Seller’s address for notices is specified in Annex I hereto. Seller’s jurisdiction of formation is Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is Seller’s address for notices specified in Annex I hereto; provided, however, Seller may change the location of its books and records in accordance with Section 12(l).
(v)[intentionally omitted].
(w)Sanctions Policies and Procedures. Policies and procedures have been implemented and maintained that are designed to achieve compliance by Seller, Guarantor, Guarantor’s Subsidiaries, and, to Seller’s Knowledge, its and their Affiliates, and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and Seller, Guarantor, Guarantor’s Subsidiaries and, to Seller’s Knowledge, its and their Affiliates and their respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(x)Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. (i) None of Seller, Guarantor or any of its Subsidiaries, nor, to Seller’s Knowledge, its and their Affiliates, directors, officers, employees or agents that will act in any capacity in connection with or directly benefit from the facility established hereby is a Sanctioned Person, (ii) none of Seller or any of its Subsidiaries is organized or resident in a Sanctioned Country, and (iii) Seller has not violated, been found in violation of or, to Seller’s Knowledge, is under investigation by any

Governmental Authority for possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Each of Seller, Guarantor, Guarantor’s Subsidiaries and, to Seller’s Knowledge, its and their Affiliates and respective directors, managers (including any managing member), officers and employees and agents are in compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.
(y)Sanctions. None of Seller, Guarantor, Guarantor’s Subsidiaries, nor, to Seller’s Knowledge, its and their respective directors, managers (including any managing member), officers, employees, agents, or Affiliates of Guarantor, is an individual or entity that is, or is owned or Controlled by, or acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind for Persons that are: (i) the subject/target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority of any jurisdiction in which Seller, Pledgor or Guarantor are located or doing business (collectively, “Sanctions”), or (ii) located, organized or resident in a Sanctioned Country.
(z)Government Lists. Neither Seller nor, to Seller’s Knowledge, any Person who (together with, in the case of a natural person, such person’s family members or trusts) holds any legal or beneficial interest in Seller, whether directly or indirectly:
(i)appears on any Government List;
(ii)to Seller’s Knowledge, has conducted business with or engaged in any transaction with any Person named on any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in contravention of applicable Laws;
(iii)is a Person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof;
(iv)with respect to Seller, Pledgor and Guarantor only, has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or a Patriot Act Offense; or
(v)with respect to Seller, Pledgor and Guarantor only, is currently under investigation by any Governmental Authority for alleged criminal activity.
(aa)Proceeds. No proceeds received by Seller or, to Seller’s Knowledge, any of its Affiliates in connection with any Program Document will be used in any manner that will violate Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.
(ab)Beneficial Ownership Rule. Seller is an entity that is organized under the laws of the United States or of any State and at least 51 percent of whose common stock or analogous equity interest is owned by a Person whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.

(cc)    Tax Status. For U.S. federal income tax purposes, Seller is a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) of Guarantor or is a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) as to Guarantor.
(dd)    Tax Status of Guarantor. For U.S. federal income tax purposes, Guarantor is a “real estate investment trust” under Sections 856 through 860 of the Code.
11.NEGATIVE COVENANTS OF SELLER
On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not, without the prior written consent of Buyer (to be withheld in Buyer’s sole and absolute discretion, except as provided in Section 11(g)):
(a)engage in any action or inaction which would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;
(b)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Asset to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Asset with any Person other than Buyer;
(c)change its name or its jurisdiction of organization from the jurisdiction referred to in Section 10(u) unless it shall have provided Buyer thirty (30) days’ prior written notice of such change;
(d)create, incur or permit to exist any Lien in or on any Purchased Asset, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;
(e)create, incur or permit to exist any Lien in or on any of the other Collateral subject to the security interest granted by Seller pursuant to Section 6 of this Agreement, except for any (i) Liens created in favor of Buyer under this Agreement, (ii) Permitted Liens and (iii) Title Exceptions;
(f)modify in any material respect or terminate any of the organizational documents of Seller;
(g)consent or assent to or otherwise allow any Material Modification to any Purchased Asset; provided, that (x) Buyer shall not unreasonably withhold, delay or condition its consent to any proposed Material Modification, (y) Buyer shall use commercially reasonable efforts to respond within five (5) Business Days of receipt from Seller of a written request for consent to a proposed Material Modification and (z) to the extent Buyer does not respond within ten (10) Business Days of receipt from Seller of a written request for consent to a proposed Material Modification, then Buyer’s consent shall be deemed to have been given to Seller;
(h)admit any additional members in Seller, or permit the sole member of Seller to assign or transfer all or any portion of its membership interests in Seller;
(i)after the occurrence and during the continuation of Event of Default, monetary Default or material non-monetary Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;
(j)send a Redirection Letter or otherwise instruct any Mortgagor or servicer, as applicable, to make any payment due on such Purchased Asset to any account other than the Repo Collection Account;
(k)use, or permit Guarantor, Guarantor’s Subsidiaries, Pledgor or its or their respective directors, officers, employees or agents to use, any Purchase Price paid by Buyer (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions;
(l)engage in, or permit Guarantor, Guarantor’s Subsidiaries, Pledgor or, to Seller’s Knowledge, any of its or their directors, officers, employees or agent in connection with or directly benefitting from this Agreement to engage in, or to conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;
(m)acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property relating to any Purchased Asset that is senior to or pari passu with the rights and interests of Buyer therein under the Program Documents other than in connection with the addition of such other rights or interests as Collateral hereunder;
(n)use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System; or
(o)directly, or through a Subsidiary, acquire or hold title to any real property.
12.AFFIRMATIVE COVENANTS OF SELLER
(a)Seller shall promptly (and in any event within two (2) Business Days of obtaining Knowledge thereof) notify Buyer of any Material Adverse Change that has occurred in Seller’s commercially reasonable judgment; provided, however, that such notice shall not relieve Seller of its other obligations under this Agreement.
(b)Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10.
(c)Seller (i) shall defend the right, title and interest of Buyer in and to the Collateral against, and take such other action as is necessary to remove, all Liens, security interests, claims and demands of all Persons (other than security interests by or through Buyer, Permitted Liens and Title Exceptions) against the Purchased Assets or Collateral and (ii) shall, at Buyer’s request, take all action necessary to ensure that Buyer will have a first priority security interest in the Purchased Assets in the event such Transactions are recharacterized as secured financings.

(d)Seller shall notify Buyer of the occurrence of any Default or Event of Default in each case of which Seller has Knowledge (and the steps, if any, being taken to remedy it) within two (2) Business Days after obtaining Knowledge of such event. Promptly upon a request by Buyer, if Buyer believes (acting in good faith) that a Default or Event of Default may have occurred and is continuing, Seller shall supply to Buyer a certificate signed by a director or a manager on its behalf certifying that to the best of Seller’s Knowledge no Default or Event of Default is continuing (or if a Default or Event of Default is continuing, specifying the Default or Event of Default, as applicable, and the steps, if any, being taken to remedy it). In determining whether a Default or Event of Default is continuing, Buyer may, without any further investigation or enquiry, rely on a certificate issued by Seller as determinative, in the absence of express knowledge to the contrary, of the absence of any Default or Event of Default, as applicable.
(e)Seller shall promptly (and in any event not later than three (3) Business Days following receipt) deliver or cause Servicer to deliver to Buyer (i) any notice of the occurrence of an event of default under any Purchased Asset Document (it being understood that Seller shall consult with Buyer with respect to any remedies Seller intends to pursue in connection with any such event of default prior to or concurrently with pursuing such remedies), (ii) notice of the occurrence of any event that results in a Purchased Asset becoming a Non-Performing Asset, (iii) notice of the occurrence of any event that results in a Purchased Asset no longer being an Eligible Asset, (iv) notice of any Purchased Asset as to which a Due Diligence Representation is not true and correct as of any Future Funding Advance or Margin Excess Advance with respect to such Purchased Asset, and (iv) any other information with respect to any Purchased Asset as may be reasonably requested by Buyer from time to time and within Seller’s possession or control.
(f)Seller will permit Buyer or its designated representative to inspect Seller’s records with respect to the Collateral and the conduct and operation of its business related thereto upon reasonable prior written notice from Buyer or its designated representative, at such reasonable times and with reasonable frequency (not to exceed twice per calendar year absent the continuance of an Event of Default), and to make copies of extracts of any and all thereof, subject to the terms of Section 16, any confidentiality agreement between Buyer and Seller and Requirements of Law, and if no such confidentiality agreement then exists between Buyer and Seller, Buyer and Seller shall act in accordance with customary market standards regarding confidentiality and Requirements of Law. Buyer shall act in a commercially reasonable manner in requesting and conducting any inspection relating to the conduct and operation of Seller’s business.
(g)At any time upon the reasonable request of Buyer, at the sole expense of Seller, Seller will promptly and duly execute and deliver to Buyer such further instruments and documents and take such further actions as Buyer may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest granted hereunder and of the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request). If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be held as Collateral pursuant to this Agreement, and the documents delivered in connection herewith.
(h)Seller (or Servicer on its behalf) shall provide Buyer with the following financial and reporting information:

(i)Within forty-five (45) days after the last day of each of the first three (3) calendar quarters in any fiscal year, Guarantor’s consolidated and unaudited statements of operations for such quarter and statements of assets, liabilities and net assets as of the end of such quarter, in each case presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto; provided, however, that such quarterly reports shall be deemed to have been delivered on the date such items are made publicly available on the Securities and Exchange Commission website;
(ii)Within one hundred and twenty (120) days after the last day of its fiscal year, Guarantor’s consolidated and audited statements of operations, statements of cash flows and statements of changes in net assets for such year and statements of assets, liabilities and net assets as of the end of such year, in each case, audited by an independent certified public accountant of recognized national standing, presented fairly in accordance with GAAP and accompanied by a compliance certificate in the form of Exhibit E hereto; provided, however, that such annual reports shall be deemed to have been delivered on the date such items are made publicly available on the Securities and Exchange Commission website;
(iii)With respect to the Purchased Assets and related Mortgaged Properties, no later than thirty (30) days after the last day of each calendar quarter in any fiscal year, any and all property level financial information that is in the possession of Seller or any Affiliate of Seller (including without limitation operating statements, occupancy reports, sponsor’s business plan, any waiver request and any capex plan), together with a cover sheet by Seller or Servicer summarizing the property performance made available to Seller with respect to each Purchased Asset (or, with respect to a portfolio of Purchased Assets, a consolidated summary of performance of the entire portfolio), which cover sheet shall set forth the valuation of such Purchased Asset (to be updated annually upon Buyer’s request), and, to the extent applicable and provided to Seller by the related Mortgagor, net operating income, debt yield calculation, debt service coverage ratio, occupancy, revenue per available room (for Hotel Purchased Assets) and sales/square footage (for retail properties) with respect to each Purchased Asset, and a loan status report containing a summary of all material changes to the property (including without limitation lease renewals/lapses, property improvements and reserve balances); provided, however, that if any such property-level financial information is not delivered to Seller within thirty (30) days after the last day of any calendar quarter, Seller shall deliver such information to Buyer within seven (7) Business Days following Seller’s receipt thereof;
(iv) [intentionally omitted];
(v)(A)Within thirty (30) days after the last day of each calendar month, Seller’s monthly operations report covering occupancy, collections, delinquencies, losses, recoveries, cash flows and such other property level information as may reasonably be requested by Buyer and (B) within thirty (30) days after the last day of each calendar quarter in any fiscal year, an asset management report prepared by Seller or Guarantor;
(vi)No later than three (3) Business Days prior to each Remittance Date, written instructions proposed by Seller in writing (which may be in the form of e-mail) for Buyer’s approval regarding the distributions to be made by Account Bank in accordance with Sections 5(c) and 5(d) of this Agreement; and
(vii)Any other report reasonably requested by Buyer to the extent such information is reasonably available to Seller (excluding, for the avoidance of doubt, any information which Seller is not permitted to obtain from the obligors under the Purchased Asset Documents without cost or expense to Seller (other than de minimis cost or expense)).

(i)Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.
(j)Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(k)Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all out-of-pocket costs, fees and expenses required to be paid by it, under the Program Documents. Seller shall timely file all income, franchise and other Tax returns required to be filed by it and shall timely pay and discharge all Taxes, levies, liens and other charges imposed on its, on its income or profits, on any of its assets or on the Collateral, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP and excluding other Permitted Liens and Title Exceptions.
(l)Seller shall advise Buyer in writing of any change in Seller’s name or organizational structure or the places where the books and records pertaining to the Purchased Assets are held not less than fifteen (15) Business Days prior to taking any such action.
(m)Seller will maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and will furnish Buyer, upon reasonable request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Collateral and the conduct and operation of its business.
(n)Seller shall provide Buyer with reasonable access to any operating statements, any occupancy status and any other property level information, with respect to the Mortgaged Properties, plus any such additional reports, in each case in Seller’s possession or control as Buyer may reasonably request with respect to the Mortgaged Properties (excluding, for the avoidance of doubt, any information which Seller is not permitted to obtain from the obligors under the Purchased Asset Documents without cost or expense to Seller (other than de minimis cost or expense)).
(o)Seller shall ensure that policies and procedures are maintained and enforced by or on behalf of Seller to promote and achieve compliance by Seller, Guarantor, Guarantor’s Subsidiaries, Pledgor and each of their respective directors, officers, employees, and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Seller further covenants and agrees to deliver (from time to time) to Buyer any such certification or other evidence as may be reasonably requested by Buyer, confirming that none of Seller, Guarantor or Pledgor has to its knowledge engaged in any business, transaction or dealings with a Sanctioned Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Sanctioned Person.
(p)Seller shall:
(i)comply at all times with the requirements of all Anti-Money Laundering Laws;

(ii)promptly upon the request of Buyer, provide Buyer with any information regarding Seller, Guarantor and Guarantor’s Subsidiaries, reasonably necessary for Buyer to comply with all Anti-Money Laundering Laws;
(iii)comply at all times with the requirements of all OFAC Laws in all material respects;
(iv)as to itself and Guarantor, Pledgor and any Subsidiaries of Guarantor, not conduct business with or engage in any transaction with any Person named in any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List in material violation of applicable Laws;
(v)if it obtains Knowledge or receives any written notice that Seller, Guarantor, Pledgor or any Subsidiary of Guarantor or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on any Government List (such occurrence, an “OFAC Violation”), Seller shall promptly (i) give written notice to Buyer of such OFAC Violation and (ii) comply in all material respects with all applicable Laws with respect to such OFAC Violation (regardless of whether the party included on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC is located within the jurisdiction of the United States of America), including the OFAC Laws; and
(vi)upon Buyer’s request from time to time (to be made not more frequently than once in any twelve (12) calendar month period), deliver a certification confirming its compliance with the covenants set forth in this clause (p).
(q)Seller shall promptly notify Buyer upon obtaining Knowledge of the commencement of any action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller, Guarantor, Pledgor or any of their respective assets which could reasonably be expected to result in any Material Adverse Change, or which could reasonably be expected to have an adverse effect on the validity of the Program Documents or the Purchased Assets or any action taken or to be taken in connection with the obligations of Seller under any Program Documents.
(r)Promptly following a request by Buyer therefore (but not more frequently than quarterly), Seller shall execute and deliver to Buyer a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to Buyer.
(s)Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller be deemed to (x) have made any representation or warranty pursuant to this Agreement or any other Program Document with respect to, (y) have any obligation under this Agreement or any other Program Document to deliver to or notify Buyer of, or (z) possess Knowledge of, any Manager Affiliate Information (or event dependent on Manager Affiliate Information), in each case unless and until such time as such Manager Affiliate Information (or applicable event) is provided to the lenders under the related Purchased Asset Documents in accordance with the terms thereof.
(t)For U.S. federal income tax purposes, Seller shall at all times remain a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) of Guarantor or a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) as to Guarantor.

(u)For U.S. federal income tax purposes, Guarantor shall remain a “real estate investment trust” under Sections 856 through 860 of the Code.
(v)If there is a change in facts or circumstances occurring following the Purchase Date for any Purchased Asset that would render any Due Diligence Representation to be incorrect or untrue in any material respect if such Due Diligence Representation were to be remade at such time (except to the extent disclosed in a Requested Exceptions Report approved by Buyer in writing in accordance with the terms hereof), then Seller shall pursue a reasonable remedy or cure for such Due Diligence Representation in a manner consistent with that of a prudent commercial real estate lender under the circumstances.

13.SPECIAL PURPOSE ENTITY
Seller hereby represents and warrants to Buyer, and covenants with Buyer, that as of the date hereof and so long as any of the Program Documents shall remain in effect:
(a)It was formed solely for the purpose of (i) originating, acquiring, holding, administering, financing, servicing, managing, enforcing and disposing, directly and subject to this Agreement, the Purchased Assets, assets being offered as Eligible Assets pursuant to this Agreement, assets that are Eligible Assets other than with respect to clause (i) of the definition thereof due to Buyer’s failure to approve such Eligible Asset as a Purchased Asset in its sole and absolute discretion and notwithstanding any criteria that are tested solely as of the related Purchase Date (any such asset, an “Eligible Held Asset”) and any incidental property relating to the foregoing, (ii) engaging in the Transactions and (iii) performing its obligations under the Program Documents.
(b)It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses) from its own assets as the same shall become due.
(c)It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement.
(d)It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence.
(e)It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, which are required by law (except to the extent consolidation is required or permitted under GAAP (in the case of financial statements) or has been elected or is mandatory under the Code or the Tax law of any State (in the case of Tax returns) or is required as a matter of law), provided, however, that Seller’s assets may be included in a consolidated financial statements and Tax returns of Guarantor; provided, further, that, (i) an appropriate notation shall be made on such consolidated financial statement to indicate the separateness of Seller from Guarantor and to indicate that Seller’s assets and liabilities are not available to satisfy the debts and other obligations of Guarantor or any other Person and (ii) such assets shall also be listed on Seller’s own separate balance sheet.
(f) (i) It has been, is and will be and at all times will hold itself out to the public as a legal entity separate and distinct from any other Person (including any Affiliate), (ii) shall correct any known misunderstanding regarding its status as a separate entity, (iii) shall conduct business (A) in a reasonable and prudent manner and in accordance with its organizational documents and in a manner which is in compliance with the Program Documents, (B) in its own name, (iv) shall not identify itself as a division or part of any of its Affiliates, (v) shall maintain and utilize separate stationery, invoices and checks, and (vi) shall pay to any Affiliate that incurs costs for office space and administrative services that it uses, the amount of such costs allocable to its use of such office space and administrative services.
(g)It has not owned and will not own any property or any other assets other than the Collateral and cash and interests in hedges and Eligible Assets that are to be offered as Purchased Assets or which have been repurchased and Eligible Held Assets.
(h)It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement and disposition of the Collateral and any asset being offered as an Eligible Asset and any Eligible Held Asset, all in accordance with the applicable provisions of the Program Documents and Seller’s organizational documents.
(i)It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than an Affiliate.
(j)It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (i) obligations under the Program Documents; (ii) obligations under the Purchased Asset Documents; and (iii) unsecured trade payables and other liabilities, contingent or otherwise, which are normal and incidental to the origination, acquisition, ownership, hedging, administering, financing, servicing, management, enforcement and disposition of the Purchased Assets (including, without limitation, unsecured trade payables in the ordinary course of its business which are either (x) no more than ninety (90) days past due or (y) to the extent that any trade payables are more than ninety (90) days past due, such trade payables do not exceed $250,000 and are being contested in good faith and for which adequate reserves are maintained).
(k)It has not made and will not make any loans or advances (other than Eligible Assets) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member or any other Person (other than in connection with the acquisition of the Eligible Assets) or expressly permitted by the Program Documents.
(l)It will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, that the foregoing shall not require any member, partner or shareholder of Seller to make any additional capital contributions to Seller.
(m)It shall not seek its dissolution, liquidation or winding up, in whole or in part, or suffer any Change of Control, consolidation or merger with respect to itself, or enter into (or agree to enter into) any Division/Series Transaction.
(n)It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.
(o)It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(p)It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.
(q)It shall not take any of the following actions without the affirmative vote of the Independent Manager: (i) permit its members to dissolve or liquidate Seller, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Seller or of any substantial part of its property, or order the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.
(r)It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Purchased Assets, except as contemplated by the Program Documents.
(s)It has not maintained and shall not maintain any employees but shall be permitted to utilize employees of its Affiliates pursuant to arm’s length terms.
(t)It shall at all times maintain at least one Independent Manager whose identity has been made known to Buyer and shall give prior written notice to Buyer of any resignation, withdrawal, discharge or replacement of such Independent Manager. For so long as any of Seller’s Repurchase Obligations under this Agreement and the other Program Documents are outstanding, Seller shall not take any of the actions contemplated by Section 13(q) above without the affirmative vote of such Independent Manager. Seller shall not terminate, replace or otherwise remove any Independent Manager without the written consent of Buyer.
(u)It shall at all times discharge all obligations and liabilities due and owing by it from its own funds.
14.EVENTS OF DEFAULT; REMEDIES
(a)The occurrence of any of the following events shall be an Event of Default hereunder (each, an “Event of Default”):
(i)failure of Buyer to receive within one (1) Business Day of any Remittance Date the accrued and unpaid Price Differential (including, without limitation, in the event the Income paid or distributed on or in respect of the Purchased Assets is insufficient to make such payment and Seller does not make such payment or cause such payment to be made);
(ii)Seller fails to repurchase any Purchased Asset upon the related Repurchase Date;
(iii)Seller fails to comply with Section 4 hereof;
(iv)an Insolvency Event occurs with respect to Seller, Guarantor or Pledgor;

(v)a Person described in the definition of Knowledge admits, in writing (other than to Buyer), that Seller or Guarantor is not solvent or is generally not able or not willing to perform any of its obligations pursuant to any of the Program Documents;
(vi)either (A) the Program Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim (other than the rights of Seller pursuant to this Agreement) of any of the Purchased Assets, or (B) if a Transaction is recharacterized as a secured financing, the Program Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in any of the Purchased Assets, and in any case, such condition is not cured within three (3) Business Days following notice thereof to Seller;
(vii)failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise under the terms of this Agreement which failure is not remedied within the applicable period (in the case of a failure pursuant to Section 4) or three (3) Business Days (in the case of any other such failure);
(viii)any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller, which suspension results in a Material Adverse Change;
(ix)a Change of Control shall have occurred;
(x)any representation (other than any Due Diligence Representation, unless such Due Diligence Representation was Knowingly and intentionally false or misleading when made by Seller) made by Seller, Guarantor or Pledgor shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within ten (10) Business Days (including by Seller repurchasing the applicable Purchased Asset) of the earlier of (i) the receipt of notice by Seller and (ii) Knowledge of Seller;
(xi)(i) Guarantor breaches any of the payment obligations set forth in the Guaranty or (ii) Guarantor shall fail to observe any of the financial covenants set forth in the Guaranty or (iii) Guarantor shall have defaulted or failed to perform any of the other obligations under the Guaranty in any material respect and such default or failure referred to in this clause (iii) remains uncured for a period of seven (7) Business Days after the earlier of receipt of notice thereof from Buyer or Seller’s acquiring Knowledge of such default or failure by Guarantor;
(xii)a final non-appealable judgment (other than a judgment to the extent covered by insurance or for which adequate reserves are held) by any competent court in the United States of America for the payment of money in an amount greater than (x) $100,000 (in the case of Seller), (y) $1,000,000 (in the case of Pledgor), or (z) $50,000,000 (in the case of Guarantor) shall have been rendered against Seller, Guarantor or Pledgor, and remained undischarged or unpaid for a period of forty-five (45) days after the date on which payment is due and payable, during which period execution of such judgment is not effectively stayed by bonding over or other means acceptable to Buyer;
(xiii)Guarantor or Pledgor shall have defaulted or failed to perform (after the expiration of any applicable notice and grace period) under any note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or any other contract, agreement or transaction to which it is a party, which default (A) involves the failure to pay a monetary obligation in excess of $100,000 (in the case of Pledgor) or $50,000,000 (in the case of Guarantor), or (B) permits the acceleration of the maturity of obligations in excess of $100,000 (in the case of

Pledgor) or $50,000,000 (in the case of Guarantor), by any other party to or beneficiary of such note, indenture, loan agreement, guaranty, repurchase agreement, swap agreement or other contract agreement or transaction due to the failure to observe the financial covenant, if any, set forth therein;
(xiv)if Seller, Guarantor or Pledgor shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Program Document, other than as specifically otherwise referred to in this definition of “Event of Default,” and such breach or failure to perform is not remedied within fifteen (15) Business Days after notice thereof to Seller by Buyer (including by Seller repurchasing the applicable Purchased Asset); or
(xv)Seller consents or assents to or otherwise allows any Material Modification without the prior written consent of Buyer in accordance with Section 11(g); provided that Seller’s failure to comply with Section 11(g) of this Agreement with respect to any Purchased Asset shall not be considered an Event of Default if Seller repurchases the related Purchased Asset within ten (10) Business Days.
(b)If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:
(i)At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event with respect to Seller, Guarantor or Pledgor), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”).
(ii)If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) of this Agreement:
(A)Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date;
(B)to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to but excluding the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction times (y) the Repurchase Price for such Transaction; and
(C)Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Assets.
(iii)Buyer may in accordance with Requirements of Law (A) immediately sell, at a public or private sale in a commercially reasonable manner and at such price or prices as Buyer may reasonably deem satisfactory any or all Purchased Assets or (B) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the market value of such Purchased Assets as determined by Buyer in good faith consistent with its and its Affiliates’ methods for determining the market value for similar commercial real estate portfolios against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Program Documents. The proceeds of any disposition of Purchased Assets effected pursuant to this Section 14(b)(iii) shall be applied in accordance with Section 5(d), with any amounts remaining after the payment of all Repurchase Obligations in full and the termination of this Agreement to be paid to Seller.
(iv)The parties acknowledge and agree that (A) the Purchased Assets subject to the Transactions hereunder are not instruments traded in a recognized market, and, in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Assets, Buyer may establish the source therefor in its sole and good faith discretion and (B) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid at such time. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall (1) obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or (2) constitute a waiver of any right or remedy of Buyer under the Program Documents.
(v)Seller shall be liable to Buyer for (A) the amount of all expenses, including legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all costs incurred in connection with covering transactions of the type described in Section 3(i), and (C) any other actual out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.
(vi)Buyer shall have, in addition to its rights and remedies under the Program Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are characterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any of the Program Documents. Without limiting the generality of the foregoing, Buyer shall be entitled to set-off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.
(vii)Subject to the notice and grace periods set forth herein, Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Program Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which Buyer may have.
(viii)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(ix)Buyer may, without prior notice to Seller, set off any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or any Affiliate of Buyer to Seller. Buyer will give notice to the other party of any set-off effected under this Section 14(b)(ix). If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Section 14(b)(ix) shall be effective to create a charge or other security interest. This Section 14(b)(ix) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
(x)Seller shall, within two (2) Business Days following Buyer’s written request, execute and deliver to Buyer such documents, instruments, certificates, assignments and other writings, and do such other acts as Buyer may reasonably request for the purposes of assuring, perfecting and evidencing Buyer’s ownership of the Purchased Assets, including, without limitation: (A) forwarding to buyer or Buyer’s designee (including, if applicable, Custodian), any payments Seller or any of its Affiliates receives on account of the Purchased Assets, in each case promptly upon receipt thereof; (B) to the extent not already contained in the Purchased Asset File, delivering to Buyer or such designee any certificates, instruments, documents, notices or files evidencing or relating to the Purchased Assets which are in Seller’s possession or under its control; (C) to the extent not already contained in the Purchased Asset File, delivering to Buyer underwriting summaries, credit memos, asset summaries, status reports or similar documents relating to the Purchased Assets and in Seller’s possession or under its control.
(xi)Seller hereby appoints Buyer as attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest and shall terminate upon payment and satisfaction in full of the Repurchase Obligations and the termination of this Agreement.
15.SINGLE AGREEMENT
Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.
16.CONFIDENTIALITY

All information regarding the terms set forth in any of the Program Documents and/or the Transactions, provided pursuant to any Underwriting/Due Diligence Package and/or Supplemental Due Diligence List or otherwise provided in connection with, or related to, any proposed Eligible Asset, Purchased Asset and/or Transaction or proposed Transaction shall be used by Buyer solely for purposes of evaluating Transactions hereunder, shall be kept confidential and shall not be disclosed by either party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants, insurance providers and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent ordinarily disclosed by Seller and/or Guarantor by virtue of Guarantor being a publicly traded company, or to the extent requested by any regulatory authority or required by Requirements of Law, (c) to the extent required to be included in the financial statements or reporting of either party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Program Documents, Purchased Assets, the Purchased Asset Documents or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) to any actual or prospective participant or assignee which agrees to comply with this Section 16, (g) to the extent required in connection with any litigation between the parties in connection with any Program Document or (h) by Seller or Guarantor to potential or existing investors in or financing parties to Guarantor or its Affiliates and Subsidiaries who are informed of the confidential nature of such information and instructed to keep it confidential; provided, that no such disclosure made with respect to any Program Documents shall include a copy of such Program Document to the extent that a summary would suffice, but if it is necessary for a copy of any Program Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure to the extent such disclosure can be satisfied by a redacted copy of such Program Document. Notwithstanding anything contained herein to the contrary, any press communication or other media announcement relating to the Program Documents and/or the Transactions (other than such communications or announcements required by law as a result of Guarantor being a publicly traded company) must be mutually consented to in advance by Buyer and Seller in writing.
17.NOTICES AND OTHER COMMUNICATIONS
Unless otherwise expressly provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, or (e) by email with confirmation of delivery, in each case, to the address specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 17. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 17 or (z) in the case of email, upon receipt by the recipient thereof. A party receiving a notice which does not comply with the technical requirements for notice under this Section 17 may elect to waive any deficiencies and treat the notice as having been properly given.
18.ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
19.SUCCESSORS AND ASSIGNS/VOTING AND CONTROL RIGHTS
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that none of Seller, Pledgor or Guarantor may assign or otherwise transfer any of its rights or obligations under this Agreement or the other Program Documents and under any Transaction without the prior written consent of Buyer.
(b) Buyer may at any time grant to one or more Persons (each, a “Participant”) participating interests in the Program Documents and/or any or all of the Transactions without the consent of, or prior notice to, Seller; provided, that so long as an Event of Default has not occurred and is not continuing, any such grant of Buyer of a participation interest to a Participant shall require the prior consent of Seller. In the event of any such grant by Buyer of a participation interest to a Participant, Buyer shall remain responsible for the performance of its obligations under this Agreement, and Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement. Any agreement pursuant to which Buyer may grant such a participation interest shall provide that Buyer shall retain the sole right and responsibility to enforce the obligations of Seller hereunder and to approve any amendment, modification or waiver of any provision of this Agreement.
(ii)    Seller agrees that each Participant shall be entitled to the benefits of Section 3(i) and Section 30 (subject to the requirements and limitations therein, including the requirements under Section 30(e) (it being understood that the documentation required under Section 30(e) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to paragraph (c) of this Section 19; provided that such Participant shall not be entitled to receive any greater payment under Section 3(i) and Section 30 with respect to any participation than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Requirement of Law or other Change in Law that occurs after the Participant acquired the applicable participation. In the event that Buyer grants participations in the Program Documents or any or all of the Transactions hereunder, Buyer shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the names and addresses of all Participants in the Program Documents and/or Transactions held by it and the principal amount (and stated interest thereon) of the portion thereof which is the subject of the participation (the “Participant Register”). Any participation of the Program Documents or Transactions may be effected only by the registration of such participation on the Participant Register. Buyer shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Program Documents or the Transactions) to any Person except to the extent that such disclosure is necessary to establish that the Program Documents or the Transactions are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Program Documents notwithstanding any notice to the contrary.
(c)Buyer may at any time assign to one or more banks or other financial institutions (each, an “Assignee”) all or any portion of its rights and obligations under this Agreement, the Transactions and the other Program Documents and such Assignee shall assume such rights and obligations, pursuant to an assignment and assumption agreement executed by such Assignee and Buyer; provided, that so long as an Event of Default has not occurred and is not continuing, any such assignment by Buyer to an Assignee shall require the prior consent of Seller. Upon execution and delivery of such instrument and payment by such Assignee to such Buyer of an amount equal to the purchase price agreed between such Buyer and such Assignee, such Assignee shall be a party to this Agreement and shall have all the rights, protections and obligations of Buyer, and Buyer shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.
(d)Buyer may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release Buyer from its obligations hereunder.
(e)Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of the Assignees and the amount of each Assignee’s interest in the Program Documents and/or Transactions held by it and the principal amount (and stated interest thereon) of the portion thereof which is the subject of the assignment (the “Register”). Any assignment of the Program Documents or Transactions may be effected only by the registration of such assignment on the Register. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register as the owner of such assignment for all purposes of the Program Documents notwithstanding any notice to the contrary. The Register shall be available for inspection by Seller at any reasonable time and from time to time upon reasonable prior request.
20.GOVERNING LAW
This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York.
21.NO WAIVERS, ETC.
No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by Buyer shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such modification, waiver or consent shall be in writing and duly executed by both of the parties hereto and accompanied by (i) a duly executed and delivered reaffirmation by Guarantor of the Guaranty and (ii) a duly executed and delivered reaffirmation by Pledgor of the Pledge Agreement.
22.USE OF EMPLOYEE PLAN ASSETS
If assets of an employee benefit plan subject to Title I of ERISA or Section 4975 of the Code are intended to be used by either party hereto (the “Plan Party”) in the Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.
23.INTENT
(a)The parties intend (i) for this Agreement and each Transaction hereunder to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code, and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (ii) that payments made under this Agreement are deemed “margin payments” or “settlement payments,” as defined in Sections 101 and 741(5) of the Bankruptcy Code, (iii) for the grant of a security interest set forth in Section 6 to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, (iv) for the grant of a security interest/pledges of collateral in the Pledge Agreement to also be a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code, a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code and a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code; (v) for the Guaranty to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code; and (vi) that Buyer (as a “financial institution,” “financial participant” or other entity listed in Sections 555, 561, 362(b)(6) or 362(b)(27) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “repurchase agreement” and a “master netting agreement” including (x) the rights, set forth in Section 14 and in Sections 555 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, (y) the right to offset or net out as set forth in Section 23 and in Sections 362(b)(6) or 362(b)(27) of the Bankruptcy Code and (z) the non-avoidability of transfers made in connection with this Agreement as set forth in Sections 546(e) and 546(j) of the Bankruptcy Code. Each Party further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “securities contract” and/or “master netting agreement” within the meaning of the Bankruptcy Code.
(b)It is understood that (i) Buyer’s right to liquidate the Purchased Assets and other Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 14 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 33 hereof is a contractual right as described in Bankruptcy Code Section 561; and (iii) any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Purchase Price Margin Deficit shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 101(38), (51A), 741(5) and 741(8).
(c)The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”),

then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).
(d)It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(e)In light of the intent set forth above in this Section 23, Seller agrees that, from time to time upon the written request of Buyer, Seller will execute and deliver any supplements, modifications, addendums or other documents as may be necessary or desirable, in Buyer’s reasonable discretion, in order to cause this Agreement and the Transactions contemplated hereby to qualify for, comply with the provisions of, or otherwise satisfy, maintain or preserve the criteria for safe harbor treatment under the Bankruptcy Code for “securities contracts” and “master netting agreements”; provided, however, that Buyer’s failure to request, or Buyer’s or Seller’s failure to execute, such supplements, modifications, addendums or other documents does not in any way alter or otherwise change the intention of the parties hereto that this Agreement and the Transactions hereunder constitute “securities contracts” and/or a “master netting agreement” as such terms are defined in the Bankruptcy Code.
(f)The parties agree and acknowledge that (i) the security interests granted to Buyer in the Pledge Agreement are each granted to Buyer to induce Buyer to enter into this Agreement and (ii) such security interests and the Guaranty relate to the Transactions as part of an integrated, simultaneously-closing suite of secured financial contracts.
(g)Each party agrees that this Agreement and each Transaction hereunder is intended to create a mutuality of obligations among the parties, and as such, the Agreement and each Transaction constitutes a contract that (i) is between all of the parties and (ii) places each party in the same right and capacity.
24.DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;
(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and
(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

25.CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)The parties hereby irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 25 shall affect the right of Buyer to serve legal process in any other manner permitted by law or affect the right of Buyer to bring any action or proceeding against Seller or its property in the courts of other jurisdictions.
(d)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
26.NO RELIANCE
Each of Buyer and Seller hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into and the performance under the Program Documents and each Transaction thereunder:
(a)It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Program Documents, other than the representations expressly set forth in the Program Documents;
(b)It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party;
(c)It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Program Documents and each

Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)It is entering into the Program Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation; and
(e)It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Program Documents or any Transaction thereunder.
27.INDEMNITY
(a)Seller hereby agrees to indemnify Buyer, Buyer’s Affiliates and each of its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual out-of-pocket liabilities, obligations, actual out-of-pocket losses, actual out-of-pocket damages, actual out-of-pocket penalties, actions, judgments, suits, actual out-of-pocket fees, actual out-of-pocket costs, actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and disbursements of outside counsel) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) which may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions hereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence, willful misconduct, bad faith or fraud of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law unless resulting from any Indemnified Party’s gross negligence, willful misconduct, bad faith or fraud. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller will save, indemnify and hold Buyer harmless from and against all actual out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees of outside counsel), damage suffered by any Indemnified Party by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller agrees to reimburse Buyer as and when billed by Buyer for all of Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement or any Transaction contemplated hereby, including, without limitation, the reasonable out-of-pocket fees and disbursements of its outside counsel. This Section 27 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(b)Seller hereby agrees to save, indemnify and hold each Indemnified Party harmless from and against any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof, by any Indemnified Party in connection with the

Program Documents as a result of any action of Seller, Guarantor, Pledgor or any of Guarantor’s Subsidiaries.
28.DUE DILIGENCE
Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Seller agrees that upon reasonable prior written notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of Seller, Servicer or subservicer and/or Custodian. Seller also shall make available to Buyer upon reasonable advance notice a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Asset Files and the Purchased Assets, and at least once annually, Buyer shall be permitted to visit Guarantor and/or Seller’s offices at a mutually agreeable time to meet with the investment and management teams regarding their investment and management strategies. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third-party underwriter to perform such underwriting. Seller agrees to reasonably cooperate with Buyer and any third-party underwriter reasonably acceptable to Seller in connection with such underwriting, including, but not limited to, providing Buyer and any third-party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller (excluding, for the avoidance of doubt, any information which Seller is not permitted to obtain from the obligors under the Purchased Asset Documents without cost or expense to Seller (other than de minimis cost or expense)). Seller shall reimburse Buyer for all actual out-of-pocket due diligence costs reasonably incurred by Buyer relating to Buyer’s review of any Purchased Asset (including, without limitation, reasonable and actual out-of-pocket outside legal costs, custodial fees and third-party due diligence costs and fees). Seller shall pay for all of Buyer’s actual out-of-pocket costs and expenses reasonably incurred in connection with on-site diligence visits. Upon the request of Buyer, upon the occurrence and during the continuance of an Event of Default, at Seller’s sole cost and expense, with respect to any individual Purchased Asset, Seller shall obtain updated Appraisals of the Mortgaged Properties relating to such Purchased Asset.
29.SERVICING
(a)Seller and Buyer agree that all Servicing Rights with respect to the Purchased Assets are being transferred hereunder to Buyer on the applicable Purchase Date and such Servicing Rights shall be transferred by Buyer to Seller upon Seller’s payment of the Repurchase Price for the Purchased Assets, and any servicing provisions of this Agreement or any other Program Document constitute (i) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (ii) a security agreement or other arrangement or other credit enhancement related to the Program Documents. Notwithstanding the transfer of Servicing Rights to Buyer, Buyer hereby agrees that Servicer may continue to service the Purchased Assets (excluding the Servicing Rights) for the benefit of Buyer and Buyer’s successors or assigns; provided, however, that such Servicer shall have entered into documentation satisfactory to Buyer acknowledging Buyer’s interest in the related Purchased Assets and its rights to sell such Purchased Assets on a servicing-released basis and to terminate the term of such Servicer with respect to any Purchased Assets sold by Buyer upon the occurrence and during the continuance of an Event of Default. Seller shall cause the Purchased Assets to be serviced in accordance with Accepted Servicing Practices.
(b)Seller agrees that Buyer is the owner of all servicing records, including but not limited to the Servicing Agreement any and all other servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (collectively, the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to safeguard such Servicing Records (if any are in Seller’s possession) and to deliver them promptly to Buyer or its designee (including Custodian) at Buyer’s request.
(c)Upon the occurrence and during the continuance of an Event of Default, Buyer may, in its sole and absolute discretion, (i) subject to Sections 14 and 19, sell its rights to the Purchased Assets on a servicing-released basis and/or (ii) terminate any Servicer or any sub-servicer of the Purchased Assets with or without cause, in each case without payment of any termination fee. Seller shall cause Servicer to cooperate with Buyer in effecting such termination and transferring all authority to service such Purchased Asset to the successor servicer, including requiring Servicer to (i) promptly transfer all data in its possession relating to the Purchased Assets to the successor servicer in such electronic format as the successor servicer may reasonably request, (ii) promptly transfer to the successor servicer, Buyer or Buyer’s designee, the Purchased Asset File and all other files, records, correspondence and documents in its possession relating to the Purchased Assets and (iii) use commercially reasonable efforts to cooperate and coordinate with the successor servicer and/or Buyer to comply with any legal or regulatory requirement associated with the transfer of the servicing of the applicable Purchased Assets. Seller agrees that if Seller or any Servicer fails to cooperate with Buyer or any successor servicer in effecting the termination of such Servicer as servicer of any Purchased Asset or the transfer of all authority to service such Purchased Asset to such successor servicer in accordance with the terms hereof and the Servicing Agreement, Buyer will be irreparably harmed and entitled to injunctive relief.
(d)Seller shall not employ any Servicer rated below “above average” by S&P, unless such Servicer is otherwise approved by Buyer, in its sole and absolute discretion, to service the Purchased Assets (excluding the Servicing Rights).
(e)If Servicer is an Affiliate of Seller, Pledgor or Guarantor, the payment of servicing fees shall be subordinate to payment of amounts outstanding under any Transaction and this Agreement.
30.TAXES
(a)Any and all payments by or on account of any obligation of Seller under this Agreement or any other Program Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 30) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Without duplication of other amounts payable by Seller under this Section 30, Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Seller shall indemnify Buyer, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 30) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 30, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.
(e)(i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Program Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 30(e)(ii)(A), Section 30(e)(ii)(B) and Section 30(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.
(ii)Without limiting the generality of the foregoing, in the event that Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code,
(A)if Buyer is a U.S. Buyer, it shall deliver to Seller on or about the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), an executed copy of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;
(B)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller on or about the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:
(I)in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Program Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(IV)to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a Party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and
(D)if a payment made to Buyer under any Program Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.
(f)If any Party determines, in its sole and absolute discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 30 (including by the payment of additional amounts pursuant to this Section 30), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 30 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 30(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 30(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 30(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 30(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(g)Each party’s obligations under this Section 30 shall survive any assignment of rights by Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Program Document.
31.U.S. TAX TREATMENT
Notwithstanding anything to the contrary in the Program Documents, it is the intention of the parties that under current law, for U.S. federal and state income tax purposes, (i) the Transactions constitute a debt financing and (ii) Seller (or Seller’s regarded owner if Seller is a disregarded entity for U.S. federal income tax purposes) will be treated as the beneficial owner of the Purchased Assets so long as no Event of Default shall have occurred and be continuing. Seller (or Seller’s regarded owner if Seller is a disregarded entity for U.S. federal income tax purposes) and Buyer agree to treat and report the Transactions as described in the preceding sentence on and in any and all filings with any U.S. federal or state income taxing authority and agree not to take any action inconsistent with such treatment, unless, in each case, prohibited by applicable law or required pursuant to a final determination as set forth in Code Section 1313.
32.USA PATRIOT ACT
Buyer hereby notifies Seller that pursuant to the requirements of the PATRIOT Act, Buyer may be required to obtain, verify and record information that identifies Seller, Pledgor and Guarantor, which information includes the name, address, tax identification number and other information regarding Seller, Pledgor and Guarantor that will allow Buyer to identify Seller, Pledgor and Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Seller agrees to provide Buyer, from time to time and upon the reasonable request of Buyer, all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
33.SET OFF
In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right at any time following the occurrence and during the continuance of an Event of Default or when any amount is not paid when due and payable, without prior notice to Seller, any such notice being expressly waived by Seller to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Seller to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from a Buyer or any Affiliate thereof to or for the credit or the account of Seller. All such set-offs shall be subject to the priorities set forth in Section 5. Buyer agrees promptly to notify Seller after any such set off and application made; provided, that neither the inability (upon Seller’s intervening bankruptcy or insolvency) nor failure of Buyer to give such notice shall not affect the validity of such set off and application.
34.RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES
(a)In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement and any other Program Document (and any interest and obligation in or under, and any property securing, this Agreement or any other Program Document) from Buyer will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime (and such provisions shall be applicable notwithstanding that this Agreement and each other Program Document is in fact governed by the laws of the United States or a state of the United States).
(b)In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, any rights under this Agreement or any other Program Document that may be exercised against Buyer from and after a default by Buyer beyond all applicable notice and cure periods (“Default Rights”) are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime (and such provisions shall be applicable notwithstanding that this Agreement and each other Program Document is in fact governed by the laws of the United States or a state of the United States).
35.MISCELLANEOUS
(a)All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC.
(b)The Program Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.
(c)The headings in the Program Documents are for convenience of reference only and shall not affect the interpretation or construction of the Program Documents.
(d)Without limiting the rights and remedies of Buyer under the Program Documents, Seller shall pay Buyer’s reasonable actual out-of-pocket costs and expenses, including reasonable fees and expenses of outside accountants, attorneys and advisors, incurred in connection with the preparation, negotiation, execution and consummation of and any amendment, supplement or modification to, the Program Documents and the Transactions thereunder. Seller agrees to pay Buyer within ten (10) Business Days of demand all costs and expenses (including reasonable attorney’s fees of outside counsel) of any subsequent enforcement of any of the provisions hereof, or of the performance by Buyer of any obligations of Seller in respect of the Purchased Assets, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of the Collateral and for the custody, care or preservation of the Collateral (including insurance costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise. In addition, Seller agrees to pay Buyer on demand all reasonable costs and expenses (including reasonable expenses of outside counsel) incurred in connection with the maintenance of the Repo Collection Account and registering the Collateral in the name of Buyer or its nominee. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement.
(e)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(f)Seller hereby covenants to file all UCC financing statements required by Buyer in order to perfect its security interest created hereby in such rights and obligations granted above, it being agreed that Seller shall pay any and all fees required to file such financing statements.
(g)This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(h)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(i)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(j)Buyer and Seller agree that neither party shall assert any claims against the other or against any of their respective Affiliates for special, indirect, consequential or punitive damages under this Agreement, any Program Document or any Transaction, all such damages and claims being hereby irrevocably waived.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.
SELLER:
PARLEX 18 FINCO, LLC
By:    /s/ Douglas N. Armer
    Name: Douglas N. Armer
    Title: Executive Vice President, Capital
Markets and Treasurer

S-1

BUYER:
MUFG BANK, LTD., NEW YORK BRANCH
By:    /s/ John Feeney                                                      Name: John Feeney
    Title: Director

S-2

ANNEXES AND EXHIBITS
ANNEX I    Names and Addresses for Communications between Parties
ANNEX II    Wire Instructions
EXHIBIT A     Form of Transaction Request
EXHIBIT B    Form of Confirmation
EXHIBIT C    Authorized Representatives of Seller
EXHIBIT D    Underwriting/Due Diligence Checklist
EXHIBIT E    Form of Compliance Certificate
EXHIBIT F    Form of Power of Attorney
EXHIBIT G(A)    Representations and Warranties Regarding Individual Purchased Assets                 Consisting of a Whole Loan
EXHIBIT G(B)    Representations and Warranties Regarding Individual Purchased Assets                 Consisting of a Senior Interest
EXHIBIT G(C)    Representations and Warranties Regarding Individual Purchased Assets         Consisting of a Mezzanine Loan
EXHIBIT H    Organizational Chart
EXHIBIT I    Form of Redirection Letter

ANNEX I
Names and Addresses for Communications Between Parties
Buyer:
MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention: Bernard Fernandez
Telephone: [Redacted]
Email: [Redacted]

With a copy to:
Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Telephone: [Redacted]
Email:     [Redacted]
Seller:
Parlex 18 Finco, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Douglas Armer
Tel: [Redacted]
Email: [Redacted]
With a copy to:
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: [Redacted]
Email: [Redacted]

Annex I-1

ANNEX II

Wire Instructions of Buyer and Seller

Buyer:
Bank:
Bank ABA:
SWIFT ID:
Account Number:
Account Name:
Contact:

Seller:
Bank:                                     Bank of America
Bank ABA:                          [Redacted]
SWIFT ID:                            [Redacted]
Account Number:             [Redacted]
Account Name:                  Blackstone Mortgage Trust, Inc.
Contact:                               [Redacted]
Annex II-1

EXHIBIT A
TRANSACTION REQUEST
Ladies and Gentlemen:
Pursuant to Section 3(a) of that certain Master Repurchase Agreement and Securities Contract, dated as of February 11, 2022 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”), by and between MUFG Bank, Ltd., New York Branch (“Buyer”) and Parlex 18 Finco, LLC (“Seller”), Seller hereby requests that Buyer enter into a Transaction with respect to the Eligible Assets set forth on Schedule 1 attached hereto, upon the proposed terms set forth below. Capitalized terms used herein without definition have the meanings given in the Agreement.

Proposed Purchase Date:	[___________________]
Proposed Eligible Assets:	As identified on attached Schedule 1
Principal Amount of Proposed Eligible Assets	As identified on attached Schedule 1
Proposed Purchase Price Percentage:	[_____]%
Proposed Purchase Price:	[___________________]
Future Funding Eligible Asset:	[Y/N]
Pricing Rate:	For [_____] Transactions: [________] plus [___]% For Transactions during the continuation of an Event of Default: the Pricing Rate otherwise in effect plus [____]%
Seller’s Account:	[___________________]
Name and address for communications:
Buyer:

MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention: Bernard Fernandez
Telephone: [Redacted]
Email: [Redacted]

With a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Telephone: [Redacted]
Email: [Redacted]

Seller:

Parlex 18 Finco, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Douglas Armer
Tel: [Redacted]
Email: [Redacted]

With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: [Redacted]
Email: [Redacted]

Exhibit A-1

Exhibit A-2

SELLER:
PARLEX 18 FINCO, LLC,
a Delaware limited liability company
By:
    Name:
    Title:

Exhibit A-3

Schedule 1 to Transaction Request

Eligible Assets:
Principal Amount of Eligible Assets: $[______________]
Future Funding Availability of Eligible Assets: $[______________]

Exhibit A-4

EXHIBIT B
CONFIRMATION
Ladies and Gentlemen:
MUFG Bank, Ltd., New York Branch (“Buyer”), is pleased to deliver our written CONFIRMATION of our agreement to enter into the Transaction pursuant to which Buyer shall purchase from you the Purchased Assets identified on Schedule 1 attached hereto, upon satisfaction of all Transaction Conditions Precedent and pursuant to the terms of that certain Master Repurchase Agreement and Securities Contract, dated as of February 11, 2022 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”), by and between Buyer and Parlex 18 Finco, LLC (“Seller”). Capitalized terms used herein without definition have the meanings given in the Agreement.

Purchase Date:	[___________________]
Purchased Assets:	As identified on attached Schedule 1
Principal Amount of Purchased Assets	As identified on attached Schedule 1
Repurchase Date:	[___________________]
Purchase Price Percentage:	[______]%
Purchase Price:	[___________________]
Future Funding Eligible Asset:	[Y/N]
Purchased Asset Appraised Value:	As identified on attached Schedule 2
Pass-Through LTV:	As identified on attached Schedule 2
Property Value:	As identified on attached Schedule 2
Pricing Rate:	For [_____] Transactions: [_______] plus [___]% For Transactions during the continuation of an Event of Default: the Pricing Rate otherwise in effect plus [___]%
Seller’s Account:	[____________________]
Name and address for communications:
Buyer:

MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention: Bernard Fernandez
Telephone: [Redacted]
Email: [Redacted]
With a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Brian Krisberg, Esq.
Telephone: [Redacted]
Email:     [Redacted]

Seller:
Parlex 18 Finco, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue
New York, NY 10154
Attention: Douglas Armer
Tel: [Redacted]
Email: [Redacted]
With a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention: Daniel L. Stanco
Tel: [Redacted]
Email: [Redacted]

Exhibit B-1

MUFG BANK, LTD., NEW YORK BRANCH
By:
    Name:
    Title:
AGREED AND ACKNOWLEDGED:
SELLER:
PARLEX 18 FINCO, LLC,
a Delaware limited liability company
By:
    Name:
    Title:

Exhibit B-2

Schedule 1 to Confirmation

Purchased Assets:    [______________]
Principal Amount:    $[______________]
Future Funding Availability: $[______________]
Exhibit B-3

Schedule 2 to Confirmation

Purchased Asset Acquisition Cost: [______________]
Purchased Asset Appraised Value: [______________]
Purchased Asset Principal Balance: [______________]
Purchased Asset Future Funding Availability: $[______________]
Exhibit B-4

EXHIBIT C
AUTHORIZED REPRESENTATIVES OF SELLER

Name	Office	Specimen Signature
Katharine A. Keenan	Chief Executive Officer and President
Douglas N. Armer	Executive Vice President, Capital Markets, and Treasurer
Anthony F. Marone, Jr.	Chief Financial Officer, Principal Accounting Officer and Assistant Secretary
Leon Volchyok	Chief Legal Officer and Secretary
Robert Sitman	Managing Director, Head of Asset Management
Weston Tucker	Senior Managing Director, Head of Investor Relations
Paul Kolodziej	Head of Accounting

Exhibit C-1

EXHIBIT D
UNDERWRITING/DUE DILIGENCE CHECKLIST
General Information
Asset Summary Report, including without limitation, material issues summary (credit and/or underwriting) and market analysis
Site Inspection Report
Maps and Photos
Summary of Qualified Transferee Requirements

Borrower/Sponsor Information
Credit Reports
Financial Statements
Tax Returns (to the extent obtained by the Seller or required by the loan documents)
Borrower Structure or Org Chart
Bankruptcy and Foreclosure History

Property Information
Historical Operating Statements Prior three years, most recent TTM
Reimbursement Reconciliation
Major contracts and service agreements
Capital Improvement (Historical and Planned)
Rent Rolls
Operating Budget
Retail Sales Figures (to the extent obtained by the applicable Seller or required by the loan documents)
Argus files if available for Office, Industrial and Retail properties

Leasing Information
Stacking Plan
Major Leases and Abstracts (to the extent abstracts are prepared or available)
Tenant Estoppels
Standard Lease Forms
SNDA’s

Third Party Reports1 and Internal Reviews
Appraisals
Engineering Reports
Environmental Reports (Phase I and, if recommended, Phase II)
Insurance Review (including Evidence of Insurance if not otherwise included in Legal Binder)
Seismic Reports
Title Policy or final Pro Forma or binding “marked commitment”
Survey
Zoning Report
Flood Zone Certificates

For Hotel Assets
Hotel Franchise Compliance Reports
Hotel Franchise Agreement and Abstract (to the extent abstracts are prepared or available)
Hotel Franchise Comfort Letters
1 All third party reports must be (1) satisfactory to Buyer in accordance with its underwriting policies then in effect and (2) sufficient to cause Buyer to be in compliance with all applicable regulatory requirements.
Exhibit D-1

Documentation
Purchase and Sale Agreement
Closing Statement
Complete Legal Binder
Ground Lease and Abstract (to the extent abstracts are prepared or available)
Management Contract and Abstract (to the extent abstracts are prepared or available)
2

EXHIBIT E
FORM OF COMPLIANCE CERTIFICATE
MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention:    Bernard Fernandez
Re:    Master Repurchase Agreement and Securities Contract (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Agreement”), dated as of February 11, 2022, by and between Parlex 18 Finco, LLC (“Seller”) and MUFG Bank, Ltd., New York Branch (“Buyer”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement.
Ladies and Gentlemen:
In accordance with the Agreement, the undersigned authorized officer of Guarantor (in his capacity as such and not in any personal capacity) hereby certifies to Buyer as follows as of the date hereof:
(a)    The undersigned is a [ TITLE ] of Blackstone Mortgage Trust, Inc. (“Guarantor”).
(b)    The information and calculations furnished in the attached Schedule 1 are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements.
(c)    Guarantor is in full compliance with the financial covenants set forth in Section 9 of the Guaranty as evidenced by the calculations attached hereto as Schedule 2, which calculations and schedule are true, correct and complete with respect to such fiscal period in all material respects.
(d)    The financial statements, updates, reports and other materials referred to in Section 12(h)(i)-(ii) of the Agreement, as applicable which are delivered concurrently with the delivery of this Compliance Certificate, if any, and otherwise those most recently delivered pursuant to Section 12(h)(i)-(ii) of the Agreement, if any, to my knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of Guarantor and the consolidated results of their operations as of the date or with respect to the period therein specified, in accordance with GAAP applied consistently throughout such period and with prior periods (subject to absence of footnotes and normal year-end adjustments in the case of unaudited statements).
(e)    I have reviewed the terms of the Agreement and have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller, Guarantor and Pledgor during the accounting period covered by the financial statements delivered concurrently with the delivery of this Compliance Certificate as set forth in paragraph (d) (or most recently delivered to Buyer if none are delivered concurrently herewith).
(f)    To my knowledge, all representations and warranties contained in the Agreement are true and correct in all material respects on and as of the date of this Compliance Certificate as though made on and as of such day and shall be deemed to be made on such day (or, if any such representation or warranty is expressly stated to have been made only as of a specific date, as of such specific date).
Exhibit E-1

(g)    To my knowledge, after due inquiry, Seller and Guarantor have observed or performed all of their respective covenants, duties and other agreements in all material respects, and satisfied every condition, contained in the Agreement and the Program Documents to be observed, performed or satisfied by them in all material respects during the period since the delivery of the immediately preceding Compliance Certificate, and I have no knowledge of the occurrence during such period, or present existence, of any Default or Event of Default, except as follows:

Exhibit E-2

Executed the ___ day of _____________, 20__ in the undersigned’s capacity as an officer of Seller and not in an individual capacity.
Very truly yours,
BLACKSTONE MORTGAGE TRUST, INC.
By:
    Name:
    Title:

Exhibit E-3

SCHEDULE 1 TO COMPLIANCE CERTIFICATE2
[TO BE ATTACHED BY SELLER]

2 Include as many calculations as there are Purchased Assets.
Exhibit E-4

SCHEDULE 2 TO COMPLIANCE CERTIFICATE
[TO BE ATTACHED BY SELLER]

Exhibit E-5

EXHIBIT F
FORM OF POWER OF ATTORNEY
Know All Men by These Presents, that Parlex 18 Finco, LLC (“Seller”), does hereby appoint MUFG Bank, Ltd., New York Branch (“Buyer”) its attorney-in-fact upon the occurrence and continuance of an Event of Default and, subject to the following sentence, during the occurrence and continuance of a monetary Default or material non-monetary Default, to act in Seller’s name, place and stead in any way that Seller could do with respect to the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase Agreement and Securities Contract dated as of February 11, 2022 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Repurchase Agreement”), between Buyer and Seller, and to take such other actions as may be necessary or desirable to enforce Buyer’s rights in such Purchased Assets, the related Purchased Asset Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. If a monetary Default or a material non-monetary Default has occurred and is continuing and Buyer has requested in writing that Seller take or cause to be taken any action that Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) of the Repurchase Agreement (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer (or its designee) may exercise its power of attorney during the existence and continuation of any such monetary Default or material non-monetary Default, as the case may be, as Buyer deems reasonably necessary to preserve Buyer’s or its designee’s ability to enforce upon the Purchased Assets as and when permitted pursuant to Section 14(b) of the Repurchase Agreement. This Power of Attorney is a power coupled with an interest and shall be irrevocable except as expressly set forth below. The Power of Attorney shall terminate upon the payment and satisfaction in full of the Repurchase Obligations. Capitalized terms used herein without definition shall have the meanings given in the Repurchase Agreement.
TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY FROM BUYER, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT EXCEPT TO THE EXTENT THAT ANY SUCH CLAIMS ARISE AS A RESULT OF SUCH THIRD PARTY’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as of this ___ day of [____________], 2022.
PARLEX 18 FINCO, LLC,
as Seller
Exhibit F-1

By:
    Name:
    Title:

2

EXHIBIT G
REPRESENTATIONS AND WARRANTIES REGARDING INDIVIDUAL PURCHASED ASSETS
Capitalized terms used but not defined in this Exhibit G shall have the respective meanings given them in the Master Repurchase Agreement and Securities Contract (the “Agreement”) to which this Exhibit G is attached.
REPRESENTATIONS AND WARRANTIES
A.    Whole Loans. With respect to each Whole Loan that is a Purchased Asset:
(1)Type of Purchased Asset; Ownership of Purchased Assets. At the time of the sale, transfer and assignment to Buyer, no Purchased Asset was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Purchased Asset free and clear of any and all liens, charges, pledges, encumbrances, participations and any other ownership interests on, in or to such Purchased Asset other than (a) any servicing rights appointment or similar agreement and (b) the rights of the holder of a related Junior Interest. Seller has full right and authority to sell, assign and transfer each Purchased Asset, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Asset except as described in the immediately preceding sentence.
(2)Whole Loans. Such Purchased Asset is a Whole Loan and not a Senior Interest or other partial interest in a Whole Loan.
(3)Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Purchased Asset is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (a) as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (b) that certain provisions in such Purchased Asset Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance or prepayment fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (a) above) such limitations or unenforceability will not render such Purchased Asset Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (a) and (b) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Purchased Asset Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Asset, that would deny the Mortgagee
Exhibit G-1

the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents.
(4)Mortgage Provisions. Subject to the Standard Qualifications, the Purchased Asset Documents for each Purchased Asset contain enforceable provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.
(5)Hotel Provisions. The Purchased Asset Documents for each Purchased Asset that is secured by a hotel property operated pursuant to a franchise agreement or license agreement include an executed copy of such franchise agreement or license agreement as well as a comfort letter or similar agreement signed by the Mortgagor and franchisor or licensor of such property enforceable by Buyer or any subsequent holder of such Purchased Asset (including a securitization trustee) following Buyer or such holder acquiring record title to the Purchased Asset against such franchisor, either directly or as an assignee of the originator, or pursuant to a replacement comfort letter or similar agreement with Buyer. Subject to the Standard Qualifications, the Mortgage or related security agreement for each Purchased Asset secured by a hospitality property creates a valid and enforceable security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(6)Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Purchased Asset Documents, (a) the material terms of each Mortgage, Mortgage Note, guaranty and related Purchased Asset Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Purchased Asset; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the related guarantor has been released from its material obligations under the related Purchased Asset Documents.
(7)Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller is in recordable form (but for the insertion of the name of the assignee and any related recording information) and constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage and Assignment of Leases is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the related Underwriting/Due Diligence Package, leasehold) interest in the Mortgaged Property in the principal amount of such Purchased Asset or, in the case of a Purchased Asset secured by multiple Mortgaged Properties, allocated loan amount (subject only to (i) Permitted Encumbrances (as defined below) or (ii) any exceptions to Paragraph 8 below identified to Buyer in a Requested Exceptions Report (each such exception in the foregoing clauses (i) and (ii), “Title Exceptions”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions), to Seller’s Knowledge, as of origination was, and as of the related Purchase Date, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy, and, subject to
Exhibit G-2

the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and Title Exceptions) no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances and Title Exceptions, except as such enforcement may be limited by Standard Qualifications subject to the limitations described in Paragraph (8) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.
(8)Permitted Liens; Title Insurance. Each Mortgaged Property securing a Purchased Asset is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Purchased Asset (or with respect to a Purchased Asset secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Purchased Asset is cross-collateralized with any other Purchased Asset (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Purchased Asset contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made thereunder and no claims have been paid thereunder. Neither Seller, nor to Seller’s Knowledge, any other holder of the Purchased Asset, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. The originating lender, Seller and its successors and assigns are the sole named insureds under the Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available), (a) access to a public road, (b) that there are no encroachments of any part of the buildings thereon over easements, (c) that the area shown on the survey is the same as the property legally described in the Mortgage, (d) that the Mortgaged Property constitutes a single tax parcel containing no other real property, (e) the lien of the Mortgage is superior to a lien created by any applicable statute relating to environmental remediation, and (f) to the extent that the Mortgaged Property consists of
Exhibit G-3

two or more adjoining parcels, such parcels are contiguous. Immediately following the transfer and assignment of the related Purchased Asset to Seller, the Title Policy (or, if it has yet to be issued, the coverage to be provided by such Title Policy) will inure to the benefit of Seller without the consent of or notice to the insurer of the Title Policy.
(9)Junior Liens. It being understood that B notes secured by the same Mortgage as a Purchased Asset are not subordinate mortgages or junior liens, except for any Junior Interests and Purchased Assets that are cross-collateralized and/or cross defaulted with a Purchased Asset, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (7) above) and equipment and other personal property financing). Except as set forth on the related Underwriting/Due Diligence Package, to Seller’s Knowledge there is no mezzanine debt secured directly by interests in the related Mortgagor.
(10)Assignment of Leases. There exists as part of the related Purchased Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to Permitted Encumbrances and Title Exceptions, each related Assignment of Leases is in recordable form and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. No Person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Purchased Asset, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.
(11)UCC Filings. Subject to the Standard Qualifications, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Purchased Asset Documents or any other personal property leases applicable to such personal property), to the extent a security interest may be perfected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
(12)Condition of Property. Seller or the originator of the Purchased Asset inspected or caused to be inspected each related Mortgaged Property no more than six (6)
Exhibit G-4

months prior to the origination of such Purchased Asset and no more than twelve (12) months prior to the related Purchase Date. An engineering report or property condition assessment was prepared in connection with the origination of such Purchased Asset no more than twelve (12) months prior to the related Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, and except as disclosed on any engineering report or property condition assessment delivered to Buyer, as of the Purchase Date, the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the use, operation or value of such Mortgaged Property as security for the related Purchased Asset, (ii) is fully covered by insurance or (iii) has not yet been repaired but escrows of funds have been established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account, which escrows will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(13)Taxes and Assessments. All real estate taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which is or could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that have become delinquent in respect of each related Mortgaged Property and that became due and owing prior to the Purchase Date have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes, governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(14)Condemnation. As of the date of origination and as of the related Purchase Date, Seller has not received written notice from any governmental agency or body of any proceeding pending, and, to Seller’s Knowledge as of the date of origination and as of the related Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(15)Actions Concerning Purchased Asset. As of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, there was no pending or filed action, suit, proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property or the validity or enforceability of the Mortgage, (b) such Mortgagor’s ability to pay its obligations under or perform under the related Purchased Asset Documents, (c) such guarantor’s ability to perform under the related guaranty, (d) the principal benefit of the security intended to be provided by the Purchased Asset Documents or (e) the current principal use of the Mortgaged Property.
(16)Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Purchased Asset Documents are in the possession,
Exhibit G-5

or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and the right to all such escrows and deposits that are required to be escrowed with lender under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Purchased Asset Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the Purchased Asset Documents.
(17)No Holdbacks. The principal amount of the Purchased Asset stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for Future Fundings thereunder (except in the case of any Future Funding Eligible Asset and in those cases where the full amount of the Purchased Asset has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback). Any requirements or conditions to disbursements of any loan proceeds held in escrow have been or are being satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.
(18)Insurance. Each related Mortgaged Property is, and is required pursuant to the related Purchased Asset Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Asset Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, Inc., “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively, the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the “Required Insurance Amount” which is defined as the lesser of (x) the original principal balance of the Purchased Asset and (y) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Purchased Asset Documents, by business interruption or rental loss insurance which (subject to customary deductibles) covers a period of not less than twelve (12) months (or with respect to each Purchased Asset with a maximum principal balance of $50 million or more, eighteen (18) months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.
If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, such
Exhibit G-6

Mortgaged Property is insured by windstorm insurance issued by an insurer meeting the Insurance Rating Requirements covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than such amount required by law.
The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.
The related Purchased Asset Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Asset, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Asset together with any accrued interest thereon.
All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Purchased Asset and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Purchased Asset obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.
(19)Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy and current surveys obtained in connection with origination, each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or
Exhibit G-7

well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Asset Documents require the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(20)No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of such Purchased Asset, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Purchased Asset are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and violations of building restriction lines that are covered by law and ordinance coverage in amounts customarily required by prudent commercial mortgage lenders. No material improvements encroach upon any easements except for encroachments that do not violate the terms of the easement or the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.
(21)No Contingent Interest or Equity Participation. No Purchased Asset has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.
(22)REMIC. In respect of each Purchased Asset, to the extent such Purchased Asset is identified as being REMIC eligible, the Purchased Asset is a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly either: (a) such Purchased Asset is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date such Purchased Asset was originated at least equal to 80% of the adjusted issue price of such Purchased Asset on such date or (ii) at the related Purchase Date at least equal to 80% of the adjusted issue price of such Purchased Asset on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to such Purchased Asset and (B) a proportionate amount of any lien that is in parity with such Purchased Asset; or (b) substantially all of the proceeds of such Purchased Asset were used to acquire, improve or protect the real property which served as the only security for such Purchased Asset (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If any Purchased Asset was “significantly modified” prior to the related Purchase Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Purchased Asset or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date such Purchased Asset was originated) or sub-clause (B)(a)(ii), including the proviso thereto. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.
Exhibit G-8

(23)Compliance with Usury Laws. The interest rate of such Purchased Asset (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) complied in all material respects as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(24)Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, except where the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Asset by any holder thereof.
(25)Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Purchased Asset, no fees are payable to such trustee except for de minimis fees paid.
(26)Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property securing a Purchased Asset, there are no material violations of applicable zoning ordinances, rules or covenants, building codes or restrictions and land laws (collectively, “Zoning Regulations”) as of the date of origination of such Purchased Asset and as of the Purchase Date, other than those which (i) constitute a legal non-conforming use or structure, as to which, in the event of casualty or destruction, the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for similar mortgage loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property, or (v) are adequately reserved for in accordance with the related Purchased Asset Documents. The terms of the Purchased Asset Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(27)Licenses and Permits. Each Mortgagor covenants in the Purchased Asset Documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and, to Seller’s Knowledge based upon any of a letter from any Government Authorities, a zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans, all such
Exhibit G-9

material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the Purchase Date or the rights of a holder of the Purchased Asset. The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.
(28)Recourse Obligations. The Purchased Asset Documents for each Purchased Asset provide that such Purchased Asset (a) becomes full recourse to the related Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively as of the date of origination have assets other than equity in the related Mortgaged Property that are not de minimis) upon any of the following events (or events of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to or acquiesced in by the Mortgagor; (ii) Mortgagor and/or guarantor shall have colluded with (or alternatively solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Purchased Asset Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively as of the date of origination have assets other than equity in the related Mortgaged Property that are not de minimis), for losses, liabilities, costs and damages sustained by reason of (or of provisions of substantially similar effect) Mortgagor’s and/or its principals’ (i) misappropriation of rents after the occurrence of an event of default under the Purchased Asset, (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud, willful misconduct or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.
(29)Mortgage Releases. The terms of the related Mortgage or related Purchased Asset Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Purchased Asset, (b) upon payment in full of such Purchased Asset, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Asset and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clause (a) or (c), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Purchased Asset within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Purchased Asset to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or Servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect
Exhibit G-10

specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Purchased Asset outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the provisions governing a “real estate mortgage investment conduit” within the meaning of the REMIC Provisions.
With respect to any Purchased Asset that is identified as REMIC eligible, with respect to any partial release under the preceding clause (d), the Mortgagor can be required to pay down the principal balance of the Purchased Asset in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds are not required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Purchased Asset.
With respect to any Purchased Asset that is identified as REMIC eligible, no such Purchased Asset that is secured by more than one Mortgaged Property or that is cross-collateralized with another Purchased Asset permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.
(30)Financial Reporting and Rent Rolls. The Purchased Asset Documents for each Purchased Asset require the Mortgagor to provide the Mortgagee or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have any individual leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Purchased Asset with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(31)Acts of Terrorism Exclusion. With respect to each Purchased Asset with a maximum principal balance over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Purchased Asset, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) as of origination, did not and to Seller’s Knowledge as of the Purchase Date, does not specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Asset, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially
Exhibit G-11

available, the Mortgagor under each Purchased Asset is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism, flood, windstorm and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Purchased Asset, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(32)Due-on-Sale or Encumbrance. Subject to certain exceptions set forth below, each Purchased Asset contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Asset if, without the consent of the Mortgagee or holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Purchased Asset Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Purchased Asset Documents or a Person satisfying specific criteria identified in the related Purchased Asset Documents (such as a qualified equityholder), (v) transfers of stock or similar equity units in publicly traded companies, (vi) release of collateral within the parameters of paragraph 29 (“Mortgage Releases”) herein or (vii) any mezzanine debt that existed at the origination of the related Purchased Asset, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion loan or any subordinate debt that existed at origination and is permitted under the related Purchased Asset Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) any Permitted Encumbrances. The Mortgage or other Purchased Asset Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.
(33)Single-Purpose Entity. Each Purchased Asset requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Purchased Asset is outstanding. Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Purchased Asset with a maximum principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Purchased Asset with a maximum principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For purposes of this paragraph (33), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Purchased Asset has a maximum principal balance equal to $5 million or less as of the related Purchase Date, its organizational documents
Exhibit G-12

or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Purchased Asset and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any significant assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity and, with respect to each Purchased Asset with a maximum principal balance of $50 million or more, that it (or its general partner) has at least one independent director.
(34)Interest Rates. Each Purchased Asset bears interest at a floating rate of interest plus a margin (which interest rate may be subject to a minimum or “floor” rate).
(35)Ground Leases. With respect to any Purchased Asset where the Purchased Asset is secured by a ground leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Seller, its successors and assigns, Seller represents and warrants that:
(a)The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recording in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by a written instrument which has been included in the Purchased Asset File.
(b)The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that the Ground Lease may not be amended, modified, cancelled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease and no such consent has been granted since the origination of the Purchased Asset, except as reflected in any written instruments included in the related Purchased Asset File.
(c)The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Purchased Asset, or 10 years past the stated maturity if such Purchased Asset fully amortizes by the stated maturity (or with respect to a Purchased Asset that accrues on an actual 360 basis, substantially amortizes).
Exhibit G-13

(d)The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.
(e)The Ground Lease does not place, in Seller’s reasonable judgment, commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Purchased Asset and its successors and assigns without the consent of the lessor thereunder provided that proper notice is delivered to the extent required in accordance with the Ground Lease (or if such consent is necessary it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of (but with proper notice to) the lessor.
(f)Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect.
(g)The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender.
(h)A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease.
(i)The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a prudent commercial lender.
(j)Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Purchased Asset Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest.
(k)In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related
Exhibit G-14

Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Purchased Asset, together with any accrued interest.
(l)Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(36)Servicing. The servicing and collection practices used by Seller and, to Seller’s Knowledge, any prior holder with respect to the Purchased Asset complied in all material respects with all applicable laws and regulations and have been, in all material respects, legal and have met Accepted Servicing Practices.
(37)Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller was not the originator), with respect to each Purchased Asset have been, in all material respects, legal and as of the date of its origination, such Purchased Asset and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Asset; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit G. At the time of origination of such Purchased Asset, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with each Purchased Asset complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence and underwriting procedures, guidelines and standards for similar commercial and multifamily loans.
(38)Rent Rolls; Operating Histories. Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties certified by the Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Purchased Asset. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous 3-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than 3 years then for such shorter period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Purchased Asset, Certified Operating Histories may not have been available.
(39)No Material Default; Payment Record. No Purchased Asset has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of its Purchase Date, no Purchased Asset is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration,
Exhibit G-15

which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Purchased Asset or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Requested Exceptions Report. No person other than the holder of such Purchased Asset may declare any event of default under the Purchased Asset or accelerate any indebtedness under the Purchased Asset Documents.
(40)Bankruptcy. As of the date of origination of such Purchased Asset and, to Seller’s Knowledge, as of the Purchase Date, neither the Mortgaged Property, nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.
(41)Organization of Mortgagor. Seller has as of the date of the origination of the Purchased Asset, obtained an organizational chart or other description of the Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e. managing members, general partners or similar controlling person for the Mortgagor) (the “Controlling Owner”). Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies or any felony convictions in accordance with the standards utilized by Seller in connection with the origination of similar commercial and multifamily loans, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies or any felony convictions, in accordance with the standards utilized by Seller in connection with the origination of similar commercial and multifamily loans. ((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence dated as of the date of origination of the Purchased Asset , to the Knowledge of Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony. With respect to each Purchased Asset, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the related Mortgagor in connection with the origination of such Purchased Asset, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Purchased Asset has a Mortgagor that is an Affiliate of another Mortgagor under another Purchased Asset.
(42)Environmental Conditions. At origination of such Purchased Asset, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the Purchased Asset or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property.
Exhibit G-16

A Phase I environmental site assessment and, with respect to certain Purchased Assets, a Phase II environmental site assessment (or an update of a previous Phase I and or Phase II site assessment) (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Purchased Asset within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.
(43)Lease Estoppels. With respect to each Purchased Asset secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from Seller’s underwriting). With respect to each Purchased Asset predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Purchased Asset (or such longer period as Seller may deem reasonable and appropriate based on Seller’s practices in connection with the origination of similar commercial and multifamily loans), and to Seller’s Knowledge, based solely on the related estoppel as of the date of such estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (CAM) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(44)Appraisal. The Purchased Asset File contains an Appraisal of the related Mortgaged Property with an appraisal date within six (6) months of the Purchased Asset origination date and within twelve (12) months of the Purchase Date. The Appraisal is
Exhibit G-17

signed by an appraiser who is a Member of the Appraisal Institute and who, to Seller’s Knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Purchased Asset. Each appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each Appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the Appraisal was performed in accordance with the requirements of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Purchased Asset was originated.
(45)Transaction Request. To Seller’s Knowledge, as of the related Purchase Date, the information pertaining to each Purchased Asset which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.
(46)Cross-Collateralization. No Purchased Asset is cross-collateralized or cross-defaulted with any other mortgage loan, except as set forth in the Requested Exception Report.
(47)Advance of Funds by Seller. After origination of such Purchased Asset, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Purchased Asset Documents, and, to Seller’s Knowledge, no funds have been received from any Person other than the related Mortgagor or an Affiliate for, or on account of, payments due on the Purchased Asset (other than as contemplated by the Purchased Asset Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Purchased Asset Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Purchased Asset, other than contributions made on or prior to the Purchase Date.
(48)Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Purchased Asset.
(49)Affiliates. The related Mortgagor is not an Affiliate of Seller.
(50)OFAC. (a) No Purchased Asset is (i) subject to nullification pursuant to Executive Order 13224 or the regulations promulgated by OFAC (the “OFAC Regulations”) or (ii) in violation of Executive Order 13224 or the OFAC Regulations, and (b) no Mortgagor is (i) subject to the provisions of Executive Order 13224 or the OFAC Regulations or (ii) listed as a “blocked person” for purposes of the OFAC Regulations.
B.    Senior Interests.

(I)With respect to each Purchased Asset that is a Senior Interest (other than a senior or pari passu participation interest in a Whole Loan):
Exhibit G-18

(1)    Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit G(A) to the Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).
(II)With respect to each Purchased Asset that is a Senior Interest in the form of a senior or pari passu participation interest in a Whole Loan (a “Participation Interest”):
(1)Whole Loan. The related Whole Loan complies with all of the representations set forth in Exhibit G(A) to the Agreement (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).
(2)Participation. Such Participation Interest is evidenced by a physical participation certificate.
(3)Lead Participant; Status of Participation Agreement. Such Participation Interest is a senior or pari passu participation interest (in each case, with no existing more senior participation interest) in a Whole Loan. Seller is the record mortgagee of the related Whole Loan (“Lead Participant”) pursuant to a participation agreement (a “Participation Agreement”) that is legal, valid and enforceable as between its parties. If such Participation Interest is (i) a pari passu participation interest or (ii) a senior participation interest with respect to which no related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the related participation agreement provides that the Lead Participant has full power, authority and discretion to service the related Whole Loan, modify and amend the terms thereof and pursue remedies and enforcement actions, including foreclosure or other legal action, without consent or approval of any participant (each, a “Third Party Participant”) holding any related participation (the “Other Participation Interests”). If such Participation Interest is a senior participation interest with respect to which the related junior participation interest accounts for more than ten (10) percent of the maximum principal balance of the related Whole Loan, the control rights granted to the holder of such junior participation pursuant to the related participation agreement are customary for holders of junior participations in commercial mortgage loans.
(4)Costs and Expenses. If the Participation Interest is pari passu with any Other Participation Interests, the holder of such Other Participation Interest is required to pay its pro rata share of any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan upon request therefor by the Lead Participant. If the Participation Interest is senior to any Other Participation Interests, the holder of such Other Participation Interest is required to bear any expenses, costs and fees associated with servicing and enforcing rights and remedies under the related Whole Loan prior to the holder of such Participation Interest.
(5)Third Party Participants. Each Participation Agreement is effective to convey the related Other Participation Interests to the related Third Party Participants and is not intended to be or effective as a loan or other financing secured by the related Mortgaged Property. The Lead Participant owes no fiduciary duty or obligation to any Third Party Participant pursuant to the Participation Agreement.
(6)Purchased Asset File. The terms of the documents in the Purchased Asset File with respect to such Participation Interest have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect except as set forth in the documents contained in the Purchased Asset File.
Exhibit G-19

(7)No Defaults or Waivers Under Participation Documents. All amounts due and owing to any Third Party Participant pursuant to the related Participation Agreement or related documents have been duly and timely paid. (a) There is (i) no material default, breach or violation existing under any Participation Agreement or related document, and (ii) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation under any Participation Agreement or related document, and (b) no material default, breach or violation under any Participation Agreement or related document has been waived, that, in the case of either (a) or (b), materially and adversely affects the value of the Participation Interest; provided, however, that this representation and warranty does not cover any default, breach or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Exhibit G. No person other than the holder of such Participation Interest or the related Other Participation Interests (or, in each case, a pledgee of any such Participation Interests) may declare any default, breach or violation under the applicable Participation Agreement or related documents.
(8)Bankruptcy. To Seller’s Knowledge, if Seller or an Affiliate was not the originator, no issuer of such Participation Interest or Third Party Participant is a debtor in any outstanding state or federal bankruptcy or insolvency proceeding.
(9)No Known Liabilities. Except as disclosed to Buyer, Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interest is or may become obligated.
(10)Transfer. The Lead Participant’s role, rights and responsibilities are assignable by Seller without consent or approval other than those that have been obtained.
(11)No Repurchase. The terms of the Participation Agreement do not require or obligate the Lead Participant or its successor or assigns to repurchase any Other Participation Interest under any circumstances.
(12)No Misrepresentations. To Seller’s Knowledge, Seller, in selling any Other Participation Interest to a Third Party Participant made no misrepresentation, fraud or omission of information which was in Seller’s possession and required to be delivered to such Third Party Participant.

C.Mezzanine Loans. With respect to each Purchased Asset that is a Mezzanine Loan:
(1)Type of Mezzanine Loan. The Mezzanine Loan is a senior mezzanine whole loan secured by a first priority pledge of one hundred percent (100%) of the Capital Stock of the Mortgagor of the related Whole Loan or Senior Interest that is a Purchased Asset. At the time of the pledge and grant of the security interest in the Mezzanine Loan to Buyer, the Mezzanine Loan was not subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, such Mezzanine Loan free and clear of any and all liens, charges, pledges, encumbrances, participations and any other ownership interests on, in or to such Mezzanine Loan. Seller has full right and authority to pledge and grant a security interest in and to each Mezzanine Loan, and such pledge and grant of a security interest to Buyer constitutes a legal, valid and binding pledge of such Mezzanine Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such
Exhibit G-20

Mezzanine Loan but subject to the rights of the holder of the related Whole Loan or Senior Interest that is a Purchased Asset pursuant to an intercreditor agreement.
(2)Purchased Asset. The related Whole Loan or Senior Interest that is a Purchased Asset complies with all of the representations set forth in Section A (except to the extent disclosed in a Requested Exceptions Report and/or approved by Buyer in writing).
(3)Mezzanine Loan Document Status. Each related Mezzanine Note and other agreement executed by or on behalf of the related Mezzanine Borrower, guarantor or other obligor in connection with such Mezzanine Loan is the legal, valid and binding obligation of the related Mezzanine Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one-action or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, subject to the Standard Qualifications.
Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mezzanine Borrower with respect to any of the related Mezzanine Notes or other Mezzanine Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of such Mezzanine Loan, that would deny the lender the principal benefits intended to be provided by the Mezzanine Note or other Mezzanine Loan Documents.
(4)Mezzanine Note Provisions. Subject to the Standard Qualifications, the Mezzanine Loan Documents for each Mezzanine Loan contain enforceable provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Capital Stock of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure.
(5)Waivers and Modifications; Lien. Since origination and except by written instruments set forth in the related Purchased Asset File or as otherwise provided in the related Mezzanine Loan Documents, (a) the material terms of the related pledge agreement, Mezzanine Note, guaranty, and related Mezzanine Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could have a material adverse effect on the Mezzanine Loan; (b) no related Capital Stock or any portion thereof has been released from the lien of the related pledge or other security agreement in any manner which materially interferes with the security intended to be provided by such agreement; and (c) neither the Mezzanine Borrower nor the related guarantor has been released from its material obligations under the related Mezzanine Loan Documents. Any security agreement, pledge agreement or equivalent document related to and delivered in connection with the Purchased Asset establishes and creates a valid and enforceable lien on property described therein, except as such enforcement may be limited by Standard Qualifications.
(6)Title Insurance. Seller’s security interest in the Capital Stock of the Mortgagor is covered by a UCC 9 insurance policy and (i) such policy is in full force and effect, (ii) all premiums thereunder have been paid, (iii) no claims have been made by or on behalf of Seller thereunder, and (iv) no claims have been paid thereunder. Seller obtained a mezzanine endorsement to the Mortgagor’s “owner’s” title policy and an assignment of title proceeds in connection therewith.
Exhibit G-21

(7)Junior Liens. Except as set forth in the related Transaction Request, there are no subordinate junior liens securing the payment of money encumbering the related pledged Capital Stock. Except as set forth in the related Transaction Request, to Seller’s Knowledge, there is no subordinate mezzanine debt secured directly or indirectly by interests in the related Mezzanine Borrower.
(8)Condition of Property. Seller or the originator of the Mezzanine Loan inspected or caused to be inspected each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest that is a Purchased Asset) no more than six (6) months prior to the origination of such Mezzanine Loan and no more than twelve (12) months prior to the related Purchase Date.
An engineering report or property condition assessment was prepared in connection with the origination of such Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) no more than twelve (12) months prior to the related Purchase Date. To Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mezzanine loans, and except as disclosed on any engineering report or property condition assessment delivered to Buyer, as of the Purchase Date, the related Mortgaged Property is free of any material damage, except to the extent that such material damage (i) would not have a material adverse effect on the use, operation or value of such Mortgaged Property as security for the related Whole Loan or Senior Interest, (ii) is fully covered by insurance or (iii) has not yet been repaired but escrows of funds have been established in an aggregate amount consistent with the standards utilized by Seller with respect to similar loans it holds for its own account, which escrows will in all events be in an aggregate amount not less than the estimated cost of the necessary repairs. Seller has no Knowledge of any material issues with the physical condition of the Mortgaged Property that Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report or property condition assessment and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.
(9)Taxes and Assessments. All real estate taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which is or could be a lien on the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) that would be of equal or superior priority to the lien of the related Mortgage and that have become delinquent in respect of each related Mortgaged Property and that became due and owing prior to the Purchase Date have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes, governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(10)Condemnation. As of the date of origination and as of the related Purchase Date, Seller has not received written notice from any governmental agency or body of any proceeding pending and, to Seller’s Knowledge, as of the date of origination and as of the related Purchase Date, there is no proceeding threatened, for the total or partial condemnation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) that would have a material adverse effect on the value, use or operation of such Mortgaged Property.
Exhibit G-22

(11)Actions Concerning Mezzanine Loan. As of the date of origination and, to Seller’s Knowledge, as of the related Purchase Date, there was no pending or filed action, suit, proceeding, arbitration or governmental investigation involving any Mezzanine Borrower or guarantor, the related Capital Stock, the related Mortgagor (under the related Whole Loan or Senior Interest) or the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mezzanine Borrower’s title to such Capital Stock, (b) the related Mortgagor’s title to the related Mortgaged Property or the validity or enforceability of the related Mezzanine Loan Documents, (c) such Mezzanine Borrower’s ability to pay its obligations under or perform under the related Mezzanine Loan Documents, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mezzanine Loan Documents or (f) the current principal use of such related Mortgaged Property.
(12)Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to the Mezzanine Loan Documents are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all of Seller’s rights under the Mezzanine Loan Documents in and to all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mezzanine Loan Documents are being conveyed by Seller to Buyer or its servicer. Any and all requirements under the Mezzanine Loan Documents as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with Seller’s practices with respect to escrow releases or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the Mezzanine Loan Documents.
(13)No Holdbacks. The principal amount of the Mezzanine Loan stated on the related Transaction Request has been fully disbursed as of the Purchase Date and there is no requirement for Future Fundings thereunder (except in the case of any Future Funding Eligible Asset and in those cases where the full amount of the Mezzanine Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to matters with respect to the related Capital Stock or underlying Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest)). Any requirements or conditions to disbursements of any loan proceeds held in escrow have been or are being satisfied with respect to any disbursements of any such escrow fund made on or prior to the date hereof.
(14)Insurance. Each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is, and is required pursuant to the related Mezzanine Loan Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mezzanine Loan Documents and meeting the Insurance Rating Requirements, in an amount (subject to customary deductibles) not less than the Required Insurance Amount.
Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mezzanine Loan Documents, by business interruption or rental loss insurance which (subject to customary deductibles) covers a period of not less than twelve (12) months (or with respect to each Mezzanine Loan and its related Purchased
Exhibit G-23

Asset with an aggregate maximum principal balance of $50 million or more, eighteen (18) months).
If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mezzanine Borrower is required to be covered pursuant to the related Mezzanine Loan Documents, by flood insurance in the maximum amount available under the National Flood Insurance Program.
If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, such Mortgaged Property is insured by windstorm insurance issued by an insurer meeting the Insurance Rating Requirements covering damage from windstorm and/or windstorm related perils and/or named storms in an amount not less than such amount required by law.
Each related Mortgaged Property is covered, and required to be covered pursuant to the related Mezzanine Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage and mezzanine lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.
An architectural or engineering consultant has performed an analysis of the related Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property for the sole purpose of assessing either the SEL or the PML for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.
The related Mezzanine Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of such related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Whole Loan, the lender (or the related mortgage lender or trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of the related Whole Loan together with any accrued interest thereon, with any excess applied to the existing outstanding principal balance of the Mezzanine Loan.
All premiums on all insurance policies referred to in this section required to be paid as of the related Purchase Date have been paid, and such insurance policies name the lender under the Mezzanine Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Mezzanine Loan obligates the related underlying Mortgagor to maintain all such insurance and, at such underlying Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mezzanine Borrower’s cost and expense and to charge
Exhibit G-24

such Mezzanine Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days’ prior notice to the lender of termination or cancellation (or such lesser period, but not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.
Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Purchased Asset Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.
(15)Access; Utilities; Separate Tax Lots. To Seller’s Knowledge, based solely upon Seller’s review of the related Title Policy for the Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) and current surveys obtained in connection with origination, such Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of such Mortgaged Property or is subject to an endorsement under the related Title Policy insuring such Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mezzanine Loan requires the Mezzanine Borrower to (or cause the related Mortgagor to) escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.
(16)No Encroachments. To Seller’s Knowledge based solely on surveys obtained in connection with the origination of the Mezzanine Loan (or related Whole Loan or Senior Interest), all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) at the time of the origination of such Mezzanine Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the applicable owner’s title policy and violations of building restriction lines that are covered by law and ordinance coverage in amounts customarily required by prudent commercial mortgage lenders. No material improvements encroach upon any easements except for encroachments that do not violate the terms of the easement or the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements under the applicable owner’s title policy.
(17)No Contingent Interest or Equity Participation. No Mezzanine Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.
(18)Compliance with Usury Laws. The interest rate of the Mezzanine Loan (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) complied in all material respects as of the date of origination with, or was
Exhibit G-25

exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(19)Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of the date that such entity held the related Mezzanine Note, each holder of the Mezzanine Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is located, except where the failure to be so authorized does not materially and adversely affect the enforceability of the related Mezzanine Loan by Buyer.
(20)Local Law Compliance. To Seller’s Knowledge, based solely upon any of a letter from any Governmental Authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy (for the related Whole Loan or Senior Interest), a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar related commercial and multifamily mortgage loans, with respect to the improvements located on or forming part of each Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) there are no material violations of applicable Zoning Regulations as of the date of origination of such Mezzanine Loan and as of the Purchase Date, other than those which (i) constitute a legal non-conforming use or structure, as to which, in the event of casualty or destruction, such Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for similar mortgage loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property, or (v) are adequately reserved for in accordance with the related Purchased Asset Documents. The Mezzanine Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan. The terms of the related Mezzanine Loan Documents require the related Mezzanine Borrower to cause the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.
(21)Licenses and Permits. Each related Mezzanine Borrower covenants in the related Mezzanine Loan Documents that it shall keep (and shall cause the related Mortgagor to keep) all material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals necessary for the operation of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) in full force and effect, and to Seller’s Knowledge based upon any of a letter from any Government Authorities, a zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar related commercial and multifamily mortgage loans, all such material licenses, permits, franchises, certificates of occupancy, consents and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the Purchase Date or the rights of a holder of the Mezzanine Loan. The Mezzanine Loan Documents for each Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) require the
Exhibit G-26

related Mortgagor to be qualified to do business in each jurisdiction in which such related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.
(22)Recourse Obligations. The Mezzanine Loan Documents for each Mezzanine Loan provide that such Mezzanine Loan (a) becomes full recourse to the related Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that collectively as of the date of origination have assets other than the Capital Stock in the underlying Mortgagor that are not de minimis) upon any of the following events (or events of substantially similar effect): (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by consented to or acquiesced in by the related Mortgagor or Mezzanine Borrower; (ii) if the related Mortgagor or Mezzanine Borrower and/or guarantor shall have colluded with (or alternatively solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or the Mezzanine Borrower; or (iii) voluntary transfers of either the related Mortgaged Property, Capital Stock, or controlling equity interests in the related Mezzanine Borrower made in violation of the related Mezzanine Loan Documents; and (b) contains provisions providing for recourse against the Mezzanine Borrower and guarantor (which is a natural person or persons, or an entity or entities distinct from the related Mezzanine Borrower (but may be affiliated with such Mezzanine Borrower) that collectively as of the date of origination have assets other than the Capital Stock in the underlying Mortgagor that are not de minimis), for losses, liabilities, costs and damages sustained by reason of the related (or of provisions of substantially similar effect) Mortgagor’s or Mezzanine Borrower’s and/or its principals’ (i) misappropriation of rents after the occurrence of an event of default under the related Mezzanine Loan; (ii) misappropriation of security deposits, insurance proceeds, or condemnation awards; (iii) fraud, willful misconduct or intentional material misrepresentation; (iv) breach of the environmental covenants in the related Mezzanine Loan Documents; or (v) commission of intentional material physical waste at the related Mortgaged Property.
(23)Financial Reporting and Rent Rolls. The Mezzanine Loan Documents require the related Mezzanine Borrower to provide Seller with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have any individual leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mezzanine Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.
(24)Acts of Terrorism Exclusion. With respect to each Mezzanine Loan with a maximum principal balance of over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is covered by a separate terrorism insurance policy. With respect to each other Mezzanine Loan, the related special form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) as of origination did not and to Seller’s Knowledge as of the Purchase Date does not
Exhibit G-27

specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) is covered by a separate terrorism insurance policy. With respect to each Mezzanine Loan, the related Mezzanine Loan Documents do not expressly waive or prohibit the lender from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the underlying Mortgagor is required to carry terrorism insurance, but in such event the underlying Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Purchased Asset Documents (without giving effect to the cost of terrorism, flood, windstorm and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the related Whole Loan, and if the cost of terrorism insurance exceeds such amount, the underlying Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
Notwithstanding anything to the contrary contained above, the insurance coverages required above may be maintained by the related Mortgagor under the related Purchased Asset Documents and/or by the Mezzanine Borrower under the Mezzanine Loan Documents.
(25)Due on Sale or Encumbrance. Subject to certain exceptions set forth below, each Mezzanine Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mezzanine Loan if, without the consent of the holder of the Mezzanine Loan (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mezzanine Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent mezzanine lending institutions lending on the security of property comparable to the related Capital Stock, (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor or Mezzanine Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mezzanine Loan Documents, (iii) transfers of less than a controlling interest in the related Mortgagor or Mezzanine Borrower, (iv) transfers to another holder of direct or indirect equity in the related Mortgagor or Mezzanine Borrower, a specific Person designated in the related Mezzanine Loan Documents or a Person satisfying specific criteria identified in the related Mezzanine Loan Documents (such as a qualified equityholder), (v) transfers of stock or similar equity units in publicly traded companies or (vi) a release of collateral within the parameters of the Mezzanine Loan Documents in a manner consistent with paragraph 29 in the foregoing Section A, or (vii) any mezzanine debt that existed at the origination of the related Mezzanine Loan (or related Whole Loan or Senior Interest, as applicable) or that was permitted after origination pursuant to the related Mezzanine Loan Documents or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than any Permitted Encumbrances, or the collateral for the Mezzanine Loan is encumbered with a subordinate lien or security interest against such collateral, other than any liens granted pursuant to the Mezzanine Loan Documents. The related Mezzanine Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related Mezzanine Borrower is
Exhibit G-28

responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.
(26)Single-Purpose Entity. Each Mezzanine Loan requires the related Mezzanine Borrower to be a Single-Purpose Entity (as defined below) for at least as long as such Mezzanine Loan is outstanding. Both the Mezzanine Loan Documents and the organizational documents of the Mezzanine Borrower with respect to each Mezzanine Loan with a maximum principal balance in excess of $5 million provide that the Mezzanine Borrower is a Single-Purpose Entity, and each Mezzanine Loan with a maximum principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mezzanine Borrower. For purposes of this Paragraph (26), a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning the Capital Stock of the underlying Mortgagor securing the related Whole Loan or Senior Interest and prohibit it from engaging in any business unrelated to owning such Capital Stock, and whose organizational documents further provide, or which entity represented in the related Mezzanine Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in the underlying Mortgagor, or any indebtedness other than as permitted by the related pledge agreement or the other related Mezzanine Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity and, with respect to each Mezzanine Loan with a maximum principal balance of $20 million or more, that it (or its general partner) has at least one independent director.
(27)Ground Leases. With respect to any Mezzanine Loan where the related Senior Interest or Whole Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage (for such Senior Interest or Whole Loan) does not also encumber the related lessor’s fee interest in such related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Senior Interest or Whole Loan), based upon the terms of such Ground Lease, the related Senior Interest or Whole Loan, the Mezzanine Loan and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns:
(a)Such Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease has occurred since its recordation, except by a written instrument which has been included in the Purchased Asset File.
(b)The lessor under such Ground Lease has agreed in a writing included in the related Purchased Asset File (or in such Ground Lease) that such Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease and no such consent has
Exhibit G-29

been granted since the origination of the Purchased Asset, except as reflected in any written instruments included in the related Purchased Asset File.
(c)Such Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the underlying Mortgagor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Mezzanine Loan, or 10 years past the stated maturity if such Mezzanine Loan fully amortizes by the stated maturity (or with respect to a Mezzanine Loan that accrues on an actual 360 basis, substantially amortizes).
(d)Such Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.
(e)Such Ground Lease is assignable to the holder of the related Purchased Asset and its successors and assigns without the consent of the lessor thereunder provided that proper notice is delivered to the extent required in accordance with the Ground Lease (or if such consent is necessary, it has been obtained), and in the event it is so assigned, it is further assignable by the holder of the Purchased Asset and its successors and assigns without the consent of (but with proper notice to) the lessor.
(f)Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s Knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s Knowledge, such Ground Lease is in full force and effect.
(g)Such Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender.
(h)A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under such Ground Lease through legal proceedings) to cure any default under such Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate such Ground Lease.
(i)The Ground Lease does not impose any restrictions on subletting that would be viewed, in Seller’s reasonable judgment, as commercially unreasonable by a prudent commercial lender.
(j)Under the terms of such Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k) below) will be applied either to the repair or to
Exhibit G-30

restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mezzanine Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mezzanine Loan, together with any accrued interest.
(k)In the case of a total or substantially total taking or loss, under the terms of such Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the related Whole Loan or Senior Interest and then to the Mezzanine Loan, together with any accrued interest.
(l)Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon early termination of such Ground Lease for any reason, including rejection of such Ground Lease in a bankruptcy proceeding.
If applicable, the ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to mezzanine lender (or, in the alternative, mortgage lender has agreed to send such notices to mezzanine lender pursuant to the related intercreditor agreement) and (iv) it would accept cure from mezzanine lender on behalf of the ground lessee (or, in the alternative, mortgage lender has agreed to tender such cure on behalf of mezzanine lender pursuant to the related intercreditor agreement).
(28)Servicing. The servicing and collection practices used by Seller and, to Seller’s Knowledge, any prior holder with respect to the Mezzanine Loan complied in all material respects with all applicable laws and regulations and have been, in all material respects, legal and have met customary industry standards for servicing of commercial mezzanine loans.
(29)Origination and Underwriting. The origination practices of Seller (or, to Seller’s Knowledge, the related originator if Seller was not the originator) with respect to each Mezzanine Loan have been, in all material respects, legal and as of the date of its origination, such Mezzanine Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mezzanine Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit G. At the time of origination of such Mezzanine Loan, the origination, due diligence and underwriting performed by or on behalf of Seller in connection with such Mezzanine Loan complied in all material respects with the terms, conditions and requirements of Seller’s origination, due diligence and underwriting procedures, guidelines and standards for similar commercial and multifamily loans.
(30)Rent Rolls; Operating Histories. Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality or single tenant properties
Exhibit G-31

certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mezzanine Loan. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mezzanine Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous 3-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the borrower or an affiliate for less than 3 years then for such shorter period of time, it being understood that for Mortgaged Properties acquired with the proceeds of a Mezzanine Loan, Certified Operating Histories may not have been available.
(31)No Material Default; Payment Record. Such Mezzanine Loan has not been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Purchase Date for the related Whole Loan or Senior Interest, no Mezzanine Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments. To Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mezzanine Loan Documents, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or (b), materially and adversely affects the value of the Mezzanine Loan or the value, use or operation of the related Mortgaged Property or Capital Stock, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in any Requested Exceptions Report. No person other than the holder of such Mezzanine Loan may declare any event of default under the Mezzanine Loan or accelerate any indebtedness under the Mezzanine Loan Documents.
(32)Bankruptcy. As of the date of origination of such Mezzanine Loan and, to Seller’s Knowledge, as of the Purchase Date for the related Purchased Asset, neither the related Mortgaged Property nor any portion thereof, nor the Capital Stock, is the subject of, and no related Mortgagor, Mezzanine Borrower, guarantor or tenant occupying a single-tenant property is a debtor in a state or federal bankruptcy, insolvency or similar proceeding.
(33)Organization of Mezzanine Borrower. (i) Seller has as of the date of origination of the Mezzanine Loan, obtained an organizational chart or other description of each borrower which identifies all beneficial controlling owners of the borrower (i.e. managing members, general partners or similar controlling person for such borrower) (the “Controlling Owner”). Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies or any felony convictions in accordance with the standards utilized by Seller in connection with the origination of similar mezzanine loans, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies or other insolvencies or any felony convictions, in accordance with the standards utilized by Seller in connection with the origination of similar mezzanine loans.
Exhibit G-32

((1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence dated as of the date of origination of the Mezzanine Loan, to the Knowledge of Seller, no Controlling Owner or guarantor (i) was in a state or federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state or federal bankruptcy or insolvency, or (iii) had been convicted of a felony. With respect to each Mezzanine Loan, in reliance on certified copies of the organizational documents of the related Mezzanine Borrower delivered by such Mezzanine Borrower in connection with the origination of such Mezzanine Loan, such Mezzanine Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mezzanine Loan that is cross-collateralized or cross-defaulted with another Mezzanine Loan, no Mezzanine Loan has a Mezzanine Borrower that is an affiliate of a Mezzanine Borrower with respect to another Mezzanine Loan.
(34)Environmental Conditions. An ESA meeting ASTM requirements was conducted by a reputable environmental consultant in connection with the origination of such Mezzanine Loan within twelve (12) months prior to its origination date, and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the Mezzanine Borrower (or by the related Mortgagor under the related Whole Loan or Senior Interest) that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting such related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor and Mezzanine Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor and Mezzanine Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at any related Mortgaged Property.
(35)Lease Estoppels. With respect to each Mezzanine Loan secured indirectly by retail, office or industrial properties, Seller requested the related borrower to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll (except for tenants for whom the related lease income was excluded from Seller’s underwriting). With respect to each Mezzanine Loan predominantly secured indirectly by a retail, office
Exhibit G-33

or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mezzanine Loan (or such longer period as Seller may deem reasonable and appropriate based on Seller’s practices in connection with the origination of similar mezzanine loans), and to Seller’s Knowledge, based solely on the related estoppel as of the date of such estoppel, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to common area maintenance (CAM) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.
(36)Appraisal. The Purchased Asset File contains an Appraisal of the related Mortgaged Property (indirectly securing the Mezzanine Loan and securing the related Whole Loan or Senior Interest) with an appraisal date within six (6) months of the Mezzanine Loan origination date and within twelve (12) months of the Purchase Date. The Appraisal is signed by an appraiser who is a member of the Appraisal Institute and who, to Seller’s Knowledge, had no interest, direct or indirect, in the related Mortgaged Property or the Capital Stock or the related Mortgagor or Mezzanine Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mezzanine Loan. Each Appraiser has represented in such Appraisal or in a supplemental letter that the Appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.
(37)Transaction Request. To Seller’s Knowledge, as of the related Purchase Date, the information pertaining to each Mezzanine Loan which is set forth in the related Transaction Request delivered to Buyer is true and correct in all material respects as of the Purchase Date and contains all information required by the Agreement to be contained therein.
(38)Cross-Collateralization. No Mezzanine Loan is cross-collateralized or cross-defaulted with any other loan (other than the related Whole Loan or Senior Interest), except as set forth in the Requested Exception Report.
(39)Advance of Funds by Seller. After origination of each Mezzanine Loan, no advance of funds has been made by Seller to the related Mezzanine Borrower other than in accordance with the related Mezzanine Loan Documents, and, to Seller’s Knowledge, no funds have been received from any Person other than the related Mezzanine Borrower or an Affiliate of the related Mezzanine Borrower for, or on account of, payments due on such Mezzanine Loan (other than as contemplated by the related Mezzanine Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or the related Mezzanine Loan Documents). Neither Seller nor any Affiliate thereof has any obligation to make any capital contribution to any Mezzanine Borrower under a Mezzanine Loan, other than contributions made on or prior to the date hereof.
(40)Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the Patriot Act with respect to the origination of such Mezzanine Loan (or related Whole Loan or Senior Interest that is a Purchased Asset).
(41)Affiliates. The related Mezzanine Borrower is not an Affiliate of Seller.
Exhibit G-34

(42)Mezzanine Loan Provisions. No consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies.
(43)Article 8 Opt-In. The limited liability company certificate of the issuer of the Capital Stock securing the Mezzanine Loan constitutes a “security” within the meaning of Article 8 of the UCC, and no amendment of the issuer’s operating agreement that amends the opt-in may be effected without the consent of the holder of the Mezzanine Loan.

Exhibit G-35

EXHIBIT H
ORGANIZATIONAL CHART

100%
100%

Exhibit H-1

EXHIBIT I
FORM OF REDIRECTION LETTER
PARLEX 18 FINCO, LLC
c/o Blackstone Mortgage Trust, Inc.
345 Park Avenue, 42nd Floor
New York, New York 10154
REDIRECTION LETTER
AS OF [        ], 20[ ]
Ladies and Gentlemen:
Please refer to: (a) that certain [Loan Agreement], dated [_________], 20[ ], by and between [____________] (the “Borrower”), as borrower, and Parlex 18 Finco, LLC, a Delaware limited liability company (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[__________] loan made by the Lender to the Borrower on [___________], 20[ ] (the “Loan”).
You are advised as follows, effective as of the date of this letter.
Assignment of the Loan. The Lender has entered into a Master Repurchase Agreement and Securities Contract, dated as of February 11, 2022 (as the same may have been and may hereafter be amended, restated, supplemented or otherwise modified, the “Repurchase Agreement”), with MUFG Bank, Ltd., New York Branch (“Union Bank”), and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Union Bank subject to the terms of the Repurchase Agreement. This assignment shall remain in effect unless and until Union Bank has notified you otherwise in writing.
Direction of Funds. In connection with Lender’s obligations under the Repurchase Agreement, Lender hereby directs you to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan as and when due and payable to Lender to the following account at PNC Bank, National Association for the benefit of Union Bank:
PNC Bank, National Association
ABA    [_____________]
Account # [___________]
Attn:    [________________]
Attn:    [________________]
This direction shall remain in effect unless and until Union Bank has notified you otherwise in writing.
Modifications, Waivers, Etc. No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, in each case which constitutes a Material Modification (as defined in the Repurchase Agreement), shall be effective without the prior written consent of Union Bank.
Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.
Exhibit I-1

[Signature Page Follows]

Exhibit I-2

Very truly yours,
PARLEX 18 FINCO, LLC,
a Delaware limited liability company
By:
    Name:
    Title:
Agreed and accepted this [____]
day of [____________], 20[__]
[____________________]
By
    Name:
    Title:
Exhibit I-3

EXHIBIT J
FORM OF BAILEE LETTER
BAILEE LETTER

PARLEX 18 FINCO, LLC
345 Park Avenue
New York, NY 10154

[_______], 20[__]

MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention: Bernard Fernandez
Telephone: [Redacted]
Email: [Redacted]

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036-8704
Attn: Daniel L. Stanco, Esq.
Ladies and Gentlemen:

Reference is made to that certain Master Repurchase and Securities Agreement, dated as of [], 2022 (as the same may have been, and may hereafter be, amended, restated, extended, or otherwise modified from time to time, the “Repurchase Agreement”) between Parlex 18 Finco, LLC (“Seller”) and MUFG Bank, Ltd., New York Branch (“Buyer”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and Ropes & Gray LLP (the “Bailee”) hereby agree as follows:
(a)Seller shall deliver to the Bailee in connection with any Purchased Assets delivered to the Bailee hereunder, the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1.
(b)On or prior to the date indicated on the Custodial Delivery Certificate delivered by Seller (the “Funding Date”), Seller shall have delivered to the Bailee, as bailee for hire, the documents set forth on Exhibit B to Attachment 1 attached thereto (collectively, the “Purchased Asset File”) for each of the Purchased Assets (each a “Purchased Asset” and collectively, the “Purchased Assets”) listed in Exhibit A to Attachment 1 attached thereto. Bailee is not obligated to review and has not reviewed the accuracy of the Purchased Asset File, other than to take an inventory of such Purchased Asset File.
(c)The Bailee shall issue and deliver to Buyer and U.S. Bank National Association (the “Custodian”) on or prior to the Funding Date by electronic mail (a) in the name of Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Bailee’s Trust Receipt and Certification”) which Bailee’s Trust Receipt and Certification shall state that the Bailee has
Exhibit I-1

received the documents comprising the Purchased Asset File as set forth in the Custodial Delivery Certificate.
(d)On the applicable Funding Date, in the event that Buyer fails to purchase from Seller the Purchased Assets identified in the related Custodial Delivery Certificate, Buyer shall deliver by electronic mail to the Bailee to the attention of Daniel L. Stanco at [Redacted], an authorization (the “Electronic Authorization”) to release the Purchased Asset Files with respect to the Purchased Assets identified therein to Seller. Upon receipt of such Electronic Authorization, the Bailee shall release the Purchased Asset Files to Seller in accordance with Seller’s instructions.
(e)Following the Funding Date and the funding of the Purchase Price, the Bailee shall forward the Purchased Asset Files to the Custodian at 1133 Rankin Street, Suite 100, St. Paul, Minnesota 55116, Attention: Commercial Review Team, by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the fifth (5th) Business Day following the applicable Funding Date (the “Delivery Date”).
(f)From and after the applicable Funding Date until the time of receipt of the Electronic Authorization or the Delivery Date, as applicable, the Bailee (a) shall maintain continuous custody (and will forward in accordance with clause (e) above) and control of the related Purchased Asset Files as bailee for Buyer (excluding any period when the same are under the delivery process described in clause (e) above) and (b) is holding the related Purchased Assets as sole and exclusive bailee for Buyer unless and until otherwise instructed in writing by Buyer.
(g)Seller agrees to indemnify and hold the Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Letter or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the Bailee) were imposed on, incurred by or asserted against the Bailee because of the breach by the Bailee of its obligations hereunder, which breach was caused by gross negligence or willful misconduct on the part of the Bailee or any of its partners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of the Bailee or the termination or assignment of this Bailee Letter.
(h)Seller agrees to indemnify and hold Buyer and its respective affiliates and designees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of any breach by Bailee of its obligations under this Bailee Letter or the Bailee’s negligence, lack of good faith or willful misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Letter.
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(i)Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to Seller in connection with a proposed transaction and Ropes & Gray LLP, has represented Seller in connection with negotiation, execution and delivery of the Repurchase Agreement.
(j)The agreement set forth in this Bailee Letter may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.
(k)This Bailee Letter may not be assigned by Seller or the Bailee without the prior written consent of Buyer.
(l)For the purpose of facilitating the execution of this Bailee Letter as herein provided and for other purposes, this Bailee Letter may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.
(m)This Bailee Letter shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.
(n)Capitalized terms used herein and defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

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Very truly yours,
PARLEX 18 FINCO, LLC, Seller
By:    _________________________________
Name:
Title:

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ACCEPTED AND AGREED:

ROPES & GRAY LLP, as Bailee
By:    _____________________________
Name: Daniel L. Stanco
Title:     Partner

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ACCEPTED AND AGREED:
MUFG BANK, LTD., NEW YORK BRANCH
By:
Name:
Title:

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Attachment 1
CUSTODIAL DELIVERY CERTIFICATE

[See attached]

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Attachment 2
FORM OF BAILEE’S TRUST RECEIPT AND CERTIFICATION
[●], 20[●]

MUFG Bank, Ltd., New York Branch
1221 Avenue of the Americas, 8th Floor
New York, New York 10020
Attention: Bernard Fernandez
Telephone: [Redacted]
Email: [Redacted]

Re:    Bailee Letter, dated as of [●], 20[●] (the “Bailee Letter”) among Parlex 18 Finco, LLC (“Seller”), MUFG Bank, Ltd., New York Branch (“Buyer”) and Ropes & Gray LLP ( “Bailee”)
Ladies and Gentlemen:
In accordance with the provisions of Paragraph (c) of the Bailee Letter, the undersigned, as Bailee, hereby certifies that as to each Purchased Asset described in the Purchased Asset Schedule (Exhibit A to Attachment 1 to the Bailee Letter), a copy of which is attached hereto, it has reviewed the Purchased Asset File (Exhibit B to Attachment 1 to the Bailee Letter), and has determined that all documents listed in the Purchased Asset File are in its possession.
Bailee hereby confirms that it is holding each such Purchased Asset File as agent and bailee for the exclusive use and benefit of Buyer pursuant to the terms of the Bailee Letter.
All initially capitalized terms used herein shall have the meanings ascribed to them in the Bailee Letter.
ROPES & GRAY LLP, BAILEE
By:     ______________________________
Name:    Daniel L. Stanco
Title:    Partner

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